Exhibit 4.16

PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BECAUSE THEY ARE BOTH (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. THE OMISSIONS HAVE BEEN INDICATED BY ASTERISKS (“[***]”).

SENIOR FACILITIES AGREEMENT
DATED JULY 4, 2016

NIS 1,006,000,000

SENIOR FACILITIES

for

ADVANCED INTEGRATED ENERGY LTD.

(as Borrower)

Co-Arranged by

ISRAEL DISCOUNT BANK LTD. and HAREL INSURANCE COMPANY LTD

(as Arrangers)

with

ISRAEL DISCOUNT BANK LTD.

(as Senior Agent)

ISRAEL DISCOUNT BANK LTD.

(as Security Agent)

and

OTHERS

ERDINAST, BEN NATHAN, TOLEDANO & CO.

Table of Contents

1	INTERPRETATION	4
2	THE SENIOR FACILITIES	59
3	PURPOSE	59
4	CONDITIONS PRECEDENT	61
5	UTILISATION	67
6	REPAYMENT	70
7	PREPAYMENT AND CANCELLATION	71
8	INTEREST	76
9	INTEREST PERIODS	77
10	LINKAGE	78
11	MARKET DISRUPTION	79
12	TAXES	80
13	INCREASED COSTS	82
14	MITIGATION	83
15	REPRESENTATIONS	83
16	INFORMATION COVENANTS	92
17	GENERAL COVENANTS	103
18	PROJECT COVENANTS	108
19	SHAREHOLDERS RELATED COVENANTS	120
20	DEFAULT	123
21	THE ADMINISTRATIVE PARTIES	136
22	reserved	137
23	EVIDENCE AND CALCULATIONS	137
24	FEES	138
25	INDEMNITIES	139
26	EXPENSES	140
27	AMENDMENTS AND WAIVERS	140
28	CHANGES TO THE PARTIES	141
29	ADVISERS	143
30	DISCLOSURE OF INFORMATION	144
31	PAYMENTS	146
32	PRO RATA SHARING	147
33	SET-OFF	147

34	SEVERABILITY	148
35	COUNTERPARTS	148
36	NOTICES	148
37	SURVIVAL	149
38	GOVERNING LAW AND JURISDICTION	150

This senior facilities agreement (the “Agreement”) is dated July 4, 2016 between:

(1)	ADVANCED INTEGRATED ENERGY LTD., a special purpose limited liability company incorporated under the laws of the State of Israel under certificate of incorporation number 514495852 and having its registered office at Ha’Arbaa Street 19, Tel Aviv 61204, Israel (the “Borrower”);

(2)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (Senior Lenders and Commitments) (in this capacity the “Original Senior Lenders”);

(3)	ISRAEL DISCOUNT BANK LTD. and HAREL INSURANCE COMPANY LTD., as co-arrangers (in this capacity the “Arrangers”);

(4)	ISRAEL DISCOUNT BANK LTD., as agent for the Senior Lenders (in this capacity the “Senior Agent”);

(5)	ISRAEL DISCOUNT BANK LTD., as security agent (in this capacity the “Security Agent”);

(6)	ISRAEL DISCOUNT BANK LTD., as account bank (in this capacity the “Account Bank”);

(7)	ISRAEL DISCOUNT BANK LTD., as the issuing bank (in this capacity the “Issuing Bank”); and

(8)	ISRAEL DISCOUNT BANK LTD., as the hedging bank (in this capacity the “Hedging Bank”).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1.	Definitions

In this Agreement, the terms appearing in this Clause 1.1 (Definitions) of this Agreement shall have the meanings set opposite them as follows:

Acceptable Bank

means:

(a)          any commercial bank which its long-term international rating is at least “A” or its equivalent rating by Standard & Poor’s Rating Services, Moody’s Investors Service Limited or Fitch Ratings Ltd., provided that its long-term international rating in each abovementioned agency rating is not below “A-” or its equivalent rating in each such agency rating, and is incorporated in a state that has diplomatic ties with the State of Israel;

(b)          any commercial bank which is one of the five (5) largest commercial banks in Israel; or

(c)          until the expiry of the Warranty Period, Banco Santander, S.S. or Banco Bilbao Vizcaya Argentaria, S.A., so long as such commercial banks maintain a long-term international rating of at least “BBB-” or its equivalent rating by Standard & Poor’s Rating Services, Moody’s Investors Service Limited or Fitch Ratings Ltd.,

and provided that with respect to paragraphs (a) and (b) above, so long as the Senior Agent has bank lines of credit with such commercial bank.

Account	means each of the bank accounts set out in the Accounts Schedule.

Accounts Schedule	means the accounts schedule attached hereto as Schedule 3 (Accounts).

Actual Completion Date

means the date on which each of the following conditions has been satisfied to the satisfaction of the Senior Agent, as notified by the Senior Agent to the Borrower in writing:

(a)          the Borrower has issued the Actual Project Acceptance Certificate (as defined in the EPC Contract) in accordance with the EPC Contract and there is no impediment on the supply of electricity from the IPP to IEC’s Electricity Network and the supply of steam to the End Users;

(b)          all material Transaction Authorisations (including the Permanent License and the Supply License) have been obtained and are in full force and effect;

(c)          the Borrower has delivered to the Senior Agent a Borrower’s certificate, in a form satisfactory to the Senior Agent, signed by the Borrower’s CEO or the Borrower’s CFO and approved by legal counsel confirming, as of the date of the first request for Distribution, the absence of any outstanding claims made by the EPC Contractor against the Borrower, other than claims which do not exceed in the aggregate an amount of twelve million and five hundred thousands USD (USD 12,500,000) or its equivalent; provided further that such claims are being contested in good faith and by appropriate means and that the Borrower has set aside adequate monetary reserves against such claims in the amount as required by the Auditors;

(d)          the Project, including all materials, services, equipment and other parts of the Project Works and Project Facilities, is free and clear of all Security Interests (encumbrances in the nature of mechanics, labour or material men’s liens, possessory liens and “moral rights”), except as permitted under the Senior Finance Documents;

(e)          the Commercial Operation Date shall have occurred;

(f)           the Borrower has received written confirmation by the Operator: (i) of an absence of any known claims against the Borrower by the Operator regarding the completion of the works under the EPC Contract, and (ii) that there is no impediment on the operation of the Project in accordance with the terms of the O&M Contract, in a form satisfactory to the Senior Agent;

(g)          the Borrower has delivered to the Senior Agent a Borrower’s certificate, in a form satisfactory to the Senior Agent, signed by the Borrower’s CEO or the Borrower’s CFO and approved by legal counsel confirming, as of the date of the first request for Distribution, the absence of any outstanding claims against the Borrower by Hadera Paper regarding the completion of the works under the EPC Contract, (ii) the operation of the Energy Center and (iii) the Short Term Hadera PPA, other than (a) claims with respect to the operation of the Energy Center and which are referred to in Clause 2.3(b) (EPC/Energy Center) of the Equity Subscription Agreement which do not exceed in the aggregate the Guarantee Amount (as defined therein); or (b) other claims not referred to in sub-paragraph (a) above which do not exceed in the aggregate an amount of thirty million NIS (NIS 30,000,000), provided, in each case, that such claims are being contested in good faith and by appropriate means and that the Borrower has set aside an adequate monetary reserve against such claims in the amount as required by the Auditors;

(h)          all the Insurances and Reinsurances are in full force and effect in accordance with the requirements of the Senior Finance Documents;

(i)           the Borrower has received all the Project Guarantees with respect to the Commercial Operation Phase as required in accordance with the Project Documents;

(j)           no Event of Default or Potential Default has occurred and is continuing;

(k)          the Borrower shall have delivered to the Senior Agent a certificate in the form attached hereto as Schedule 6 (Borrower’s Actual Completion Certificate) certifying that the conditions set out in paragraphs (a) – (j) above have been satisfied; and

(l)           the Technical Adviser shall have delivered to the Senior Agent a certificate in the form attached hereto as Schedule 7 (Technical Adviser Certificate with respect to Actual Completion), confirming that the conditions set out in paragraphs (a) and (b) above have been satisfied.

Additional Calculation Date	means the date by which the Senior Agent has requested an additional calculation of the Ratios in accordance with Clause 16.6 (Financial Model and Ratios) of this Agreement.

Administrative Party	means each of the Agents, the Arrangers and the Account Bank.

ADSCR orAnnual Debt Service Cover Ratio	means the Debt Service Cover Ratio, for any twelve (12) months period.

Adviser	means the Technical Adviser, the Environmental Adviser, the Legal Adviser, the Insurance Adviser, the Model Auditor, or any other adviser appointed by the Senior Finance Parties in accordance with this Agreement.

Agent	means the Senior Agent and/or the Security Agent.

Affiliate	means with respect to any Person, another Person directly or indirectly Controlling, Controlled by, or under common Control with that Person.

Applicable Law	means any applicable treaty, statute, code, law, regulation, ordinance, rule, judgement, official order, judicial order, writ, decree, approval, licence, directive, guideline, standard, requirement, or other governmental restriction; and a similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing of any Government Authority whether or not having the force of law (including, the measures taken to implement the proposals made by the Basel Committee on Bank Regulations and Supervisory Practices for the International Convergence of Capital Measurements and Capital Standards; the Bank of Israel Proper Conduct of Banking Business Regulations; and guidelines, directives or regulations of the Commissioner including with respect to Solvency II) and the Electricity Legislation, whether in effect as of the Signature Date or thereafter and in each case as amended, re-enacted or replaced.

Assumptions	means subject to the terms of this Agreement, the assumptions set out in the Assumptions Book.

Assumptions Book	means the financial model data book dated on or about the Signature Date in respect of the Project in the form provided to and approved by the Senior Agent and any revision thereof approved by the Senior Agent.

Auditors	means KPMG Somekh Heikin, any other auditor which is one of the five (5) largest firms of auditors in Israel as may be appointed by the Borrower or any other auditor subject to the prior written approval of the Senior Agent.

Authorised Investment	has the meaning set forth in the Accounts Schedule.

Available Cashflow	means for any period: [***]

Available Funding

means on any date, the aggregate (without double counting) of:

(a)       the Total Long Term Commitments;

(b)       the Total Standby Commitments;

(c)       the Equity Commitments and any additional amounts that the Shareholders have committed to contribute to the Borrower pursuant to Clause 2.6 (Supplemental Contributions in respect of Equity Cure Rights) of the Equity Subscription Agreement;

(d)       the aggregate amount standing to the credit of any Account on that date to the extent that the Borrower is entitled, in accordance with the Accounts Schedule, to utilise such amounts to pay Project  Costs; and

(e)       the amount of any delay liquidated damages or other payments from any third party in connection with Capital Costs which the Borrower has demonstrated to the satisfaction of the Senior Agent to be due and payable to it.

Availability Period

means:

(a)       with respect to the Long Term Facility and the Standby Facility – the period from Financial Close up to and including the date which is the earlier of: (i) thirty nine (39) months after the Signature Date; or (ii) the date upon which the applicable Senior Facility is fully drawn.

(b)       with respect to the VAT Facility – the period from Financial Close up to and including the date which is the earlier of: (i) the Commercial Operation Date; (ii) thirty nine (39) months after the Signature Date; or (iii) the Second Mandatory Drawdown Date.

(c)       with respect to the Guarantees Facility – the period from Financial Close up to and including the Final Maturity Date for Loans under the Guarantees Facility.

(d)       with respect to the DSRA Facility – the period from the last day of the Availability Period of the VAT Facility up to and including the date which is the earlier of: (i) the date falling fifteen (15) days after the Commercial Operation Date; (ii) the date upon which the DSRA Facility is fully drawn; or (iii) the Second Mandatory Drawdown Date.

(e)       with respect to the Working Capital Facility – the period from the Commercial Operation Date up to and including the date falling three (3) months prior to the Final Maturity Date for Loans under the Long Term Facility; and

(f)        with respect to the Hedging Facility – the period from Financial Close up to and including the Final Maturity Date for Loans under the Long Term Facility.

Base Index	means the Index known on the Signature Date.

Bond Rate

means:

(a)       for a Linked Loan, the weighted average of the gross yield to maturity (“YTM”), which shall be calculated according to the following formula, based on two governmental bonds, bearing a fixed interest and linked to the Index (“Linked Reference Bonds”), having a Duration (as defined below) which is the closest to the Duration of the Linked Loan, and which fulfil the following conditions: (i) the daily trade volume of each Linked Reference Bond during at least seven (7) trading days in the ten (10) trading days preceding the Utilisation Date is at least five million NIS (NIS 5,000,000); (ii) the Duration of one Linked Reference Bond is equal or shorter and the Duration of the second Linked Reference Bond is longer than the Duration of the relevant Loan (the “Linked Loan Bond Rate”).

(b)       for a Non Linked Loan, the weighted average of the gross yield to maturity (“YTM”), which shall be calculated according to the following formula, based on two governmental bonds bearing a fixed interest and not linked to the Index (“Non Linked Reference Bonds”), having a Duration which is the closest to the Duration of the Non Linked Loan, and which fulfil the following conditions: (i) the daily trade volume of each Non Linked Reference Bond during at least seven (7) trading days in the ten (10) trading days preceding the Utilisation Date is at least five million NIS (NIS 5,000,000); (ii) the Duration of one Non Linked Reference Bond is equal or shorter and the Duration of the second Non Linked Reference Bond is longer than the Duration of the relevant Loan (the “Non Linked Loan Bond Rate”).

In this definition, the “Determining Average” will be the simple average of the YTM during the five (5) trading days immediately preceding the date of calculation thereof, of each Linked Reference Bond or Non Linked Reference Bond (as applicable) calculated based on its quote as published by the Tel-Aviv Stock Exchange.

The Bond Rate will be calculated according to the following formula:

YTMa + (YTMb - YTMa) / (Db-Da) * (Dd-Da)

Whereas:

a - the Linked Reference Bond or the Non Linked Reference Bond (as applicable) bearing equal or shorter Duration than the Duration of the relevant Loan.

Da - the Duration of a.

YTMa - the Determining Average of the YTM of a as per the Utilisation Date.

b - the Linked Reference Bond or the Non Linked Reference Bond (as applicable) bearing longer Duration than the Duration of the relevant Loan.

Db - the Duration of b.

YTMb - the Determining Average of the YTM of b as per the Utilisation Date.

Dd – the Duration of the relevant Loan.

“Duration” of the Loans shall be calculated in accordance with the following formula:

Where:

PMTt = the entire amount of Debt Service payments to be made for each period (t) (including applicable linkage differentials);

m = the relevant Margin (yearly basis) expressed in percent;

t = the actual number of days until each Repayment Date and thereafter until the Final Maturity Date;

r1 = the Bond Rate prevailing on the Utilisation Date.

Budget	means a Construction Budget, an Energy Center Budget or an Operating Budget.

Business Day	means any day that is neither a Saturday, a day on which banking institutions licensed in the State of Israel are required or authorised to be closed, nor any day which is recognised by the Bank of Israel as not being a business day.

Calculation Date	means: (a) a Scheduled Calculation Date; and (b) an Additional Calculation Date.

Calculation Period	means the period from (and excluding) a Scheduled Calculation Date to (and including) the next Scheduled Calculation Date.

Capital Costs

means each of the following (without double-counting), provided that such costs and expenses are included in the Construction Budget or in the Energy Center Budget, as applicable:

(a)       capital expenditure incurred by the Borrower in carrying out the Project Works;

(b)       the cost of any Transaction Authorisations necessary for the Project Works (other than those costs to be incurred by the EPC Contractor);

(c)       premia payable in respect of Insurances (other than Insurances to be effected and paid for by the EPC Contractor) but excluding premia under Insurances relating to the period after the Commercial Operation Date;

(d)       Financing Costs accrued prior to the Commercial Operation Date;

(e)       Operating Costs accrued prior to the Commercial Operation Date;

(f)       legal, accounting and other professional fees and costs incurred by the Borrower in connection with the negotiation and entry into of the Transaction Documents and any documents referred to in the Transaction Documents, which accrued prior to the Financial Close;

(g)       fees and costs of the Advisers incurred prior to the Commercial Operation Date;

(h)       payments by the Borrower pursuant to the Land Lease Agreement or the Energy Center Land Lease Agreement due prior to the Commercial Operation Date;

(i)       development costs incurred by the Borrower prior to the first Utilisation Date in an aggregate amount which exceeds the Recognised Equity, as approved in advance by the Senior Agent;

(j)       Taxes payable in connection with the period prior to the Commercial Operation Date (except those referred to in paragraph (e) below); and

(k)       any other costs and expenses agreed as such by the Borrower and the Senior Agent.

but excluding:

(a)       Financing Costs (except those referred to in paragraph (d) above);

(b)       Financing Principal;

(c)       Operating Costs (except those referred to in paragraph (e) above);

(d)       Cost Overruns; and

(e)       any value added tax or similar Tax in respect of any of the items listed in paragraph (a) to (k).

Cashflow Insurance Proceeds	means Insurance Proceeds for delay in start-up, business interruption, anticipated loss in revenue, actually received by the Borrower (not including any insurance proceeds that are payable for third party liability or employees’ liability).

Charge	means each of: (a) the Fixed Charge; and (b) the Floating Charge.

Code	means the US Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

Commercial Operation Date	means the date upon which the Permanent License has been issued and the IPP is connected to the IEC’s Electricity Network and is entitled to supply electricity at the tariff set forth in the Tariff Approval.

Commercial Operation Phase	means a period of twenty (20) years commencing on the Commercial Operation Date.

Commercial Operation Phase Insurances	means the Insurances for the Commercial Operation Phase specified in Schedule 8 (Insurance) hereof.

Commissioner	means the Commissioner of Capital Market, Insurance and Savings at the Ministry of Finance.

Commitment	means in respect of a Senior Lender and a Senior Facility, the amount set forth opposite its name in Schedule 1 (Senior Lenders and their Commitments) of this Agreement with respect to such Senior Facility, in each case to the extent not cancelled, transferred, utilised or reduced under this Agreement.

Compensation

means any sum (other than any Insurance Proceeds) payable to or for the account of the Borrower under the Electricity Legislation, the Property Tax and Compensation Fund Law, 5721-1961 or any other Applicable Law:

(a)       in respect of the nationalisation, confiscation or requisition of all or part of the Project;

(b)        in respect of the forfeiture, suspension or other abrogation by any Government Authority of any part of the rights of the Borrower under the Transaction Documents or the Transaction Authorisations;

(c)        in respect of any other disturbance, intervention in the Project by or on behalf of any Government Authority; or

(d)        in respect of a terminating Force Majeure Event or change in law event under the PUA Rules, which has the same effect on the Project as in paragraphs (a)-(c) above.

Construction Account	means the account designated as such under the terms of the Accounts Schedule.

Construction Budget	means the Initial Construction Budget or, if any subsequent construction budget has been delivered by the Borrower in accordance with Clause 16.5 (Budgets) of this Agreement and approved by the Senior Agent, the latest such construction budget.

Construction Completion Date	means the date of issuance of the Taking-Over Certificate (as such term is defined in the EPC Contract) under the EPC Contract.

Construction Phase	means the period from the issuance of the Notice to Commence until the Construction Completion Date.

Construction Phase Insurances	means the Insurances required during the Construction Phase pursuant to the terms of Schedule 8 (Insurance) hereof.

Construction Schedule	means the Borrower’s construction schedule attached to the EPC Contract as schedule 1 (Baseline Project Schedule), and as may be updated from time to time by the Borrower and the EPC Contractor with the prior written approval of the Senior Agent in consultation with the Technical Adviser.

Control	means as defined in section 1 of the Securities Law.

Cost Overrun

means any item of actual or anticipated expenditure that:

(a)        is not included in the Initial Construction Budget; or

(b)        exceeds the budgeted amount in the Initial Construction Budget for such item of expenditure and such excess is not attributed to linkage differentials that is funded through the linkage of the Total Long Term Commitments.

Dangerous Substance	means any natural or artificial substance or emission (whether in solid or liquid form or in the form of a gas or vapour) which is capable of causing harm to man or any other living organism or damaging the environment or public health including but not limited to any controlled, special, hazardous, toxic, radioactive or dangerous waste under Applicable Law or with respect to which any handling, transportation, disposal or release into the environment or any human exposure is prohibited, limited or otherwise regulated by any Government Authority by reason of its hazardous nature.

Debt Service	means in relation to any period, all repayments of Financing Costs due and payable and Financing Principal due and payable, during that period.

Debt Service Cover Ratio

means in relation to any period, the ratio of Available Cashflow to Debt Service for that period, provided that for the purpose of calculating the Debt Service Cover Ratio under this Agreement, the Debt Service for any period means all repayments of:

(a)        Financing Costs, and

(b)        Financing Principal calculated in accordance with the relevant Repayment Schedule, Supplementary Repayment Schedule and/or the Hedging Repayment Schedule (as applicable),

in each case, due and payable for that period, but excluding repayment of Financing Costs and Financing Principal with respect to Loans under the Guarantees Facility and the Working Capital Facility (other than such amounts that are due and payable on the Final Maturity Date with respect to such Loans).

Deductible	means any amount deducted by the PUA under the PUA Rule 130.

Deed of Accession	means a deed of accession substantially in the form of Schedule 2 (Form of Deed of Accession) of the Intercreditor Agreement under which a Person accedes to this Agreement with such amendments as the Senior Agent may approve or reasonably require, provided that any amendments which may adversely affect the Borrower shall be subject to the approval of the Borrower.

Default	means an Event of Default or Potential Default.

Defaulting Lender

means any Lender:

(a)        which has failed to make its share in a Loan available or has given notice to the Senior Agent that it will not make available its share in any Loan by the relevant Utilisation Date; or

(b)        which has otherwise rescinded or repudiated a Senior Finance Document;

unless, in the case of paragraph (a) above:

(i)         its failure to pay is caused by an administrative or technical error and payment is made within five (5) Business Days of its due date; or

(ii)        the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

Direct Agreement

means each of:

 (a)       the EPC Direct Agreement;

 (b)       the Operator Direct Agreement;

 (c)       the LTSA Contractor Direct Agreement;

 (d)       the direct agreement to be entered into between the Borrower, the Gas Supplier, the Security Agent and the Senior Agent;

 (e)       the Lessor Direct Agreement; and

 (f)        any other document designated as such by the Senior Agent and the Borrower.

Distribution

means any payment by the Borrower to any Related Party, including:

 (a)       any dividend or other distribution (in cash or in kind) on or in respect of any of the Borrower’s share capital;

 (b)       any repayment or redemption of any capital notes issued by the Borrower;

 (c)       any payment of or in respect of any liability under any Equity Document, including in respect of any Equity Subordinated Loans; and

 (d)       any Tax in respect of any of the above.

but excluding payment by the Borrower to any Related Party of (i) Capital Costs or Operating Costs, in each case not higher than the amounts set out for such payment(s) in the then current Construction Budget, the Energy Center Budget or the Operating Budget, or (ii) Cost Overruns as approved by the Senior Agent pursuant to the terms of this Agreement.

Distribution Account	means the Account designated as such under the terms of the Accounts Schedule.

Documentary Credit	means any documentary credit issued by the Issuing Bank pursuant to the terms of this Agreement.

Documentary Credit Request	means a request for a Documentary Credit substantially in the form of Schedule 14 (Documentary Credit Request) hereof.

Drawdown Request or Request

means (as applicable):

(a)        in respect of a Loan, a request made by the Borrower for a Loan, substantially in the form of Schedule 4 (Form of Drawdown Request) hereof; and

(b)        in respect of a Documentary Credit, a Documentary Credit Request.

DSRA orDebt Service Reserve Account	means the account designated as such under the terms of the Accounts Schedule.

Electricity Legislation	means the Electricity Sector Law, the PUA Rules and any other Applicable Law regarding the electricity market in Israel.
Electricity Network	means facilities and systems for the conduction, supply, transformation, distribution, sale and measurement of electric energy of any voltage, including electrical poles, underground or overhead conductions, piping used for underground or overhead conductions and any equipment or element installed on or attached to any of the foregoing, electricity wires, transformation station, switch boxes and any connections thereto, as well as underground and overhead connections to homes and other consumption facilities.

Electricity Sector Law	means the Electricity Sector Law, 5756-1996 and all regulations promulgated thereunder.

End Users	means any Person purchasing electricity and/or steam from the Borrower other than IEC.

Energy Center	means the facilities, structures, components, systems, infrastructures, equipment and spare parts (as set out in more detail in exhibit 1.16 to the Share and Facilities Purchase Agreement), which together comprise the energy center at Hadera Paper’s facility.

Energy Center Budget	means the Initial Energy Center Budget or, if any subsequent Energy Center budget has been delivered in accordance with Clause 16.5 (Budgets) of this Agreement and approved by the Senior Agent, the latest such Energy Center budget.

Energy Center Land Lease Agreement	means the land lease agreement dated August 10, 2015 between the Borrower and the Lessor with respect to the Energy Center Site.

Energy Center Licenses	means the licenses for the operation of 17.9 MW and 7 MW steam turbines located in the Energy Center.

Energy Center Site	means the site described in schedule 1.3.7 of the Energy Center Land Lease Agreement.

Enforcement Action	means commencing any action pursuant to Clause 20.28 (Enforcement Action) below or the closing out of any hedging transaction under a Hedging Agreement pursuant to the terms of the Intercreditor Agreement.

Environmental Adviser	means an entity that may be appointed as an environmental adviser on behalf of the Senior Finance Parties.

Environmental Approval	means any authorisation required by an Environmental Law.

Environmental Claim

means any claim by any Person in connection with:

(a)        a breach, or alleged breach, of an Environmental Law;

(b)        any accident, fire, explosion or other event of any type involving an emission or substance which is capable of causing harm to any living organism or the environment; or

(c)        any other environmental contamination.

Environmental Law

means:

(a)         any Applicable Law concerning:

(i)        health and safety;

(ii)       the protection of human health or the environment;

(iii)     any emission or substance which is capable of causing harm to any living organism or the environment;

(iv)      nuisance or noise;

(v)       sewage and recycling of water; or

(vi)      Dangerous Substances.

(b)         international treaties binding in Israel of which a principal objective is the preservation, protection or improvement of the environment.

EPC Contract	means the engineering, procurement and construction contract by and between the Borrower and the EPC Contractor dated January 21, 2016.

EPC Contractor	means SerIDOM Servicios Integrados IDOM, S.A.U.

EPC Contract Bank Guarantee	means the Performance Guarantee (as defined in the EPC Contract).

EPC Contract Corporate Guarantee	means the PCG (as defined in the EPC Contract).

EPC Contract Guarantee	means an EPC Contract Bank Guarantee or an EPC Contract Corporate Guarantee.

EPC Contract Guarantor	means IDOM S.A.U.

EPC Contractor Member	means IDOM S.A.U.

EPC Direct Agreement	means the direct agreement dated on or about the Signature Date between the Borrower, the EPC Contractor, the Senior Agent and the Security Agent.

Equity

means, at any time:

(a)        the aggregate of the amount subscribed for and paid in as share capital or capital notes in the Borrower by the Shareholders and not repaid or otherwise reimbursed to the Shareholders on or before     that time; and

(b)        with respect to any equity in excess of the amount representing the minimum percentage required under the Electricity Legislation of the Project’s “normative cost” – Equity Subordinated Loans (to             the extent the Borrower   has elected to obtain Equity Subordinated Loans);

in each case, the rights in respect of which are subordinated to the Loans in all respects in accordance with the Equity Subscription Agreement.

Equity Commitments	means the remaining obligation, if any, of each Shareholder to invest Equity in accordance with Clauses 2.1 (Equity Commitments) and 2.2 (Equity Contribution with respect to Senior Facilities) of the Equity Subscription Agreement.

Equity Cure Right	means as defined in Clause 20.23 (Ratios) of this Agreement.

Equity Document

means each of:

(a)           the Equity Subscription Agreement;

(b)           any shareholders’ agreement by and among the Shareholders and the Borrower, if applicable;

(c)           the Equity Pledges;

(d)           any Equity Subordinated Loan Agreement; or

(e)           any other document designated as such by the Senior Agent and the Borrower.

Equity Pledge

means each equity pledge dated on or about the Signature Date between the Borrower, the Security Agent and each of the Shareholders in relation to, among other things, all of the shares in the Borrower held by each Shareholder and the rights of the Shareholders under any Equity Subordinated Loan Agreements.

Equity Subordinated Loan	means a loan made under an Equity Subordinated Loan Agreement.

Equity Subordinated Loan Agreement	means an agreement, in the form attached hereto as Schedule 16 (Equity Subordinated Loan Agreement), to the extent entered into between a Shareholder and the Borrower for the provision of an equity subordinated loan.

Equity Subscription Agreement	means the equity subscription agreement dated on the Signature Date between the Shareholders, the Senior Agent, the Security Agent and the Borrower.

Event of Default	means an event specified as such in Clause 20 (Default) of this Agreement.

Event of Loss

means:

(a)          loss of all or substantially all of the Project or the use thereof due to destruction or substantial loss or damage, which is uninsured (including loss of profit and business interruption insurance for the whole period of time to repair and restore the Project to its condition prior to the event other than the Deductible) or which available proceeds of insurance are inadequate to repair or which would otherwise require a material period of time to repair or restore the Project to its condition prior to the event; or

FATCA

(b)         the condemnation, seizure, expropriation, nationalisation or requisition for an indefinite period of the Project or the right of use thereof by any Government Entity.

means

(a)          sections 1471 to 1474 of the Code;

(b)          any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)          any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

FATCA Application Date

means:

(a)          in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US) – July 1, 2014;

(b)          in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US) – January 1, 2017; or

(c)          in relation to a “pass-through payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above – January 1, 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the Signature Date.

FATCA Deduction	means a deduction or withholding from a payment under a Senior Finance Document required by FATCA.

FATCA Exempt Party	means a party that is entitled to receive payments free from any FATCA Deduction.

Fee Letter	means any letter entered into by reference to this Agreement between one or more of the Administrative Parties and the Borrower setting out the amount of certain fees to be paid by the Borrower.

Final Discharge Date	means the date on which each of the Senior Facilities in respect of the Project has been unconditionally and irrevocably paid and discharged in full, as determined by the Senior Agent.

Final Maturity Date

means:

(a)          with respect to Loans under the Long Term Facility, the Standby Facility, the DSRA Facility or the Hedging Facility – the earlier of: (i) the date falling eighteen (18) years following the “Commercial Operation Date” (as defined in the Hadera PPA); (ii) the date falling two (2) years prior to the end of the Commercial Operation Phase; (iii) the date falling two (2) years prior to the expiry of the Permanent License; or (iv) the date falling twenty one (21) years and three (3) months after the Signature Date.

(b)          with respect to Loans under the VAT Facility, the earlier of: (i) two (2) Business Days from the date on which the Borrower receives the repayment or credit for the VAT paid by the Loan; (ii) one hundred and twenty (120) days from the Utilisation Date of the Loan; (iii) the date falling fifteen (15) days after the Commercial Operation Date; or (iv) the Second Mandatory Drawdown Date.

(c)          with respect to Loans under the Guarantees Facility, the earlier of: (i) thirty six (36) months following the date on which a Loan is made by virtue of a drawing of a Third Party Guarantee by the beneficiary thereunder; or (ii) the Final Maturity Date for Loans under the Long Term Facility.

               Provided, however, that in the event that on the date falling six (6) months prior to the Final Maturity Date under the Long Term Facility, neither the Senior Agent nor the Issuing Bank have confirmed to their full satisfaction that the Borrower has complied with the terms set out in Clause 6.7 (Release of Third Party Guarantees Prior to Final Maturity Date) of the Equity Subscription Agreement, then the Final Maturity Date for Loans under the Guarantees Facility shall be the date falling six (6) months prior to the Final Maturity Date for Loans under the Long Term Facility;

(d)          with respect to Loans under the Working Capital Facility – (i) with respect to a Loan drawn for the purpose set out in Clause 3.6(a) below, the Final Maturity Date for such Loans under the VAT Facility; or (ii) with respect to any other Loan, the date for the repayment of such Loan as determined upon the Utilisation Date for such Loan, but in no event later than the Final Maturity Date for Loans under the Long Term Facility; and

(e)          with respect to Loans under the Hedging Facility – the Final Maturity Date for Loans under the Long Term Facility.

Finance Document	means a Senior Finance Document.

Financial Close	means the date on which the conditions precedent set out in Clause 4.1 (Initial Conditions Precedent) and in Clause 4.2 (Further Conditions Precedent) have been fulfilled to the full satisfaction of the Senior Agent or waived.

Finance Support Rules	means the finance support tariff arrangements for independent power producers (‘hesderim tariffiim tomchei mimun leyatzranei hashmal pratiim’) issued by the PUA in decision 268 dated July 19, 2009 and decision 403 dated June 3, 2013 and any PUA Rule associated therewith, including all clarifications thereto and as amended from time to time to the extent such amendments are applicable to the Borrower or the Project.

Financial Indebtedness	means any indebtedness for or in respect of: (a) moneys borrowed; (b) any acceptance credit (including any dematerialised equivalent);

(c)          any bond, note, debenture, loan stock or other similar instrument;

(d)          any redeemable preference share;

(e)          any agreement treated as a finance or capital lease in respect of a Person in accordance with generally accepted accounting principles in the jurisdiction of incorporation of that Person;

(f)          receivables sold or discounted;

(g)          the acquisition cost of any asset to the extent payable after its acquisition or possession by the party liable where the deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

(h)         any hedging or derivative transaction protecting against or benefiting from fluctuations in any rate or price and, when calculating the value of any hedging or derivative transaction, only the marked to market value or, if any actual amount is due as a result of the termination or close-out of that hedging or derivative transaction, that amount shall be taken into account;

(i)           any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing;

(j)           any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank;

(k)          any credit from suppliers except credit under the Project Documents or that is payable within a period that is in the ordinary course of business and in any event within one hundred and eighty (180) days; or

(l)           any guarantee, indemnity or similar assurance against financial loss of any Person in respect of any item referred to in the above paragraphs.

Financial Model

means:

(a)          on or before Financial Close, the Initial Financial Model; and

(b)         at any time thereafter, the Initial Financial Model as updated, revised, amended or replaced from time to time, as approved by the Senior Agent in accordance with the terms of the Finance Documents.

Financing Costs

means any of the following (without double counting):

(a)          interest (including default interest), fees, commissions and any other costs or expenses payable under the Senior Finance Documents;

(b)         any amounts payable by the Borrower representing Increased Costs, Tax Payments, stamp duty, registration or other similar tax or indemnities payable to the Senior Finance Parties under the Senior Finance Documents;

(c)         any Hedging Costs; and

(d)         any Tax in respect of any of the above,

all, including Linkage Differentials, but excluding, for the avoidance of doubt, any payments under the Equity Documents.

Financing Principal	means principal amounts (including capitalized interest) payable by the Borrower under this Agreement, including Linkage Differentials.

First Forecast	means the Forecast derived from running the Financial Model on Financial Close.

First Mandatory Drawdown Bond Rate	[***]

First Mandatory Drawdown Request	means the Drawdown Request referred to in Clause 5.1(d) of this Agreement.

First Mandatory Drawdown Trigger Event	means as defined in Clause 5.1(d) of this Agreement.

First Repayment Date	means the date on which the first Repayment Instalment is paid pursuant to Clause 6.1(b) of this Agreement.

Fixed Charge	means the fixed charge agreement to be entered into between the Borrower and the Security Agent.

Floating Charge	means the floating charge agreement to be entered into between the Borrower and the Security Agent.

Force Majeure Event	means an event of force majeure as defined in the Project Documents and the PUA Rules.

Forecast	means the results of running the Financial Model on the basis of values for the Assumptions determined in accordance with this Agreement.

Forecast Funding Shortfall	means at any time, that the Projected Project Costs, exceed the Available Funding at that time, or (if the context so requires), the amount, if any, by which the Projected Project Costs, exceed the Available Funding as at that time.

GAAP	means in relation to a person and a jurisdiction, the requirements and practices of the law of that jurisdiction relating to the preparation of financial statements for that person including IFRS.

Gas Reserve Account	means the account designated as such under the terms of the Accounts Schedule.

Gas Resale Agreement	means as defined in Clause 17.4(b) of this Agreement.

Gas Supplier	means Noble Energy Mediterranean Ltd., Delek Drilling Limited Partnership, Isramco Negev 2 Limited Partnership, Avner Oil Exploration Limited Partnership and Dor Gas Exploration Limited Partnership and/or any of their assignees or transferees under the Gas Supply Agreement.

Gas Supply Agreement	means the agreement dated January 25, 2012, as amended on October 16, 2012, and as may be further amended from time to time, between the Gas Supplier and the Borrower, for the supply of gas.

Gas Transportation Agreement	means the agreement dated July 11, 2007 and as amended on June 7, 2013 and March 31, 2015 between the Gas Transporter and the Borrower for the transport of gas to the Project.

Gas Transporter	means Israel Natural Gas Lines Company Ltd.

Good Industry Practice	means the exercise of the degree of skill, care and operating practice which would reasonably and ordinarily be expected from a skilled and experienced Person engaged in the same type of undertaking as the Borrower under the same or similar circumstances.

Government	means the Government of Israel.

Government Authority	means any of the Government and/or governmental department, ministry, cabinet, commission, board, bureau, agency, tribunal, regulatory authority, instrumentality, judicial legislative or administrative body or entity, domestic or foreign, regional, provincial or local, having or exercising jurisdiction over the matter or matters in question, including the PUA and the Minister.

Gross Revenues

means in relation to any period (without counting any item more than once), all moneys received by the Borrower in that period:

(a)          under a Project Document, any PPA or the PUA Rules;

(b)         in connection with the sale of gas by the Borrower in accordance with the Senior Finance Documents;

(c)         as Cashflow Insurance Proceeds (but only to the extent that the Borrower is (i) permitted under this Agreement to transfer such proceeds to the Proceeds Account and (ii) entitled to apply such amounts in or towards payment of Financing Costs and Financing Principal);

(d)         as a refund of Tax the payment of which was a Project Cost;

(e)          as interest actually earned on the amounts standing to the credit of any Account (other than the Distribution Account) which has been paid into such Account or amounts in excess of the Required Level which have been paid into the Proceeds Account, at the time of calculation of the Gross Revenues;

(f)           pursuant to hedging transactions entered into in accordance with the Senior Finance Documents;

(g)          with respect to the calculation of the Historic Debt Service Cover Ratio only, proceeds of Loan drawn under the Working Capital Facility; and

(h)          from any other source as shall be agreed by the Borrower and the Senior Agent,

but excluding any Compensation or liquidated damages pursuant to section 11.3 (Buy-Down Amount) of the EPC Contract.

Guarantee Utilisation Amount	means the total amount drawn under the Long Term Facility and/or the Standby Facility for the purpose of funding any costs specified in Clause 2.3(b) (EPC/Energy Center Undertakings) of the Equity Subscription Agreement as shall be approved by the Senior Agent, pursuant to Clause 16.3(g) of this Agreement, upon the expiration of the Warranty Period.

Guarantees Facility	means the facility referred to as such in Clause 2 (The Senior Facilities) of this Agreement.

Guarantees Reserve Account	means the account designated as such under the Accounts Schedule.

Hadera Paper	means Hadera Paper Ltd., a limited liability company incorporated under the laws of the State of Israel under certificate of incorporation number 520018383.

Hadera PPA	means the power and steam purchase agreement dated June 8, 2015, as amended on August 10, 2015 between Hadera Paper and the Borrower for the period commencing on the Commercial Operation Date.

Hedging Agreement

means any currency swap or interest rate swap in respect of foreign currencies and/or interest in form and substance satisfactory to the Senior Agent, including, any agreement in the Hedging Bank’s customary form.

Hedging Cost	means any amount payable to or by the Borrower under a Hedging Agreement other than Hedging Termination Payments.
Hedging Liability	means Hedging Costs and Hedging Termination Payments.
Hedging Termination Payment	means any amount payable by the Borrower or the Hedging Bank under a Hedging Agreement, as a result of a termination or a close out of that Hedging Agreement.
Hedging Facility	means the facility referred to as such in Clause 2 (The Senior Facilities) of this Agreement.

Historic Debt Service Cover Ratio	means on any Calculation Date following twelve (12) months after the Commercial Operation Date, the Debt Service Cover Ratio for the twelve (12) months ending on that Calculation Date.

Historic Statement	means a statement, approved by the Borrower’s CEO, the Borrower’s CFO or any other officer of the Borrower, whose identity is approved by the Senior Agent, in the form of Schedule 12 (Form of Historic Statement) of this Agreement.

IC Power	means I.C. Power Asia Development Ltd., a limited liability company incorporated under the laws of the State of Israel under certificate of incorporation number 514374982.

IEC	means Israel Electric Company Ltd. or any entity appointed to replace IEC as System Manager or an Essential Service Provider pursuant to any Applicable Law.

IEC PPA	means the power purchase agreement to be entered into by and between the Borrower and the IEC in a form acceptable to the Senior Agent.

IFRS	means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

Increased Cost

means:

(a)          an additional or increased cost;

(b)         a reduction in the rate of return from the Senior Facility or on a Senior Finance Party’s (or its Affiliate’s) overall capital; or

(c)          a reduction of an amount due and payable under any Senior Finance Document;

which is incurred or suffered by a Senior Finance Party or any of its Affiliates but only to the extent attributable to that Senior Finance Party having entered into any Senior Finance Document or funding or performing its obligations under any Senior Finance Document.

Index	means the Israeli consumer price index (“CPI”) published from time to time by the Israeli Central Bureau of Statistics. If the CPI ceases to exist or becomes unavailable, the Senior Agent shall determine a substitute index for all of its customers that reasonably measures inflation in Israel. The CPI on any applicable date shall mean the effective CPI on the morning of such date.

Initial Construction Budget

means the construction budget delivered by the Borrower and approved by the Senior Agent pursuant to Schedule 2 (Initial Conditions Precedent) of this Agreement, itemising on a monthly basis for the period from the Signature Date until the Construction Completion Date the following items expected to be incurred or received in that period:

(a)          Capital Costs expected to be incurred; and

(b)          Gross Revenues (other than Gross Revenues included in the Energy Center Budget), proceeds of Loans and any other amounts expected to be received.

Initial Energy Center Budget

means the Energy Center budget delivered by the Borrower and approved by the Senior Agent pursuant to Schedule 2 (Initial Conditions Precedent) of this Agreement, itemising on a monthly basis for the period from the Signature Date until the Commercial Operation Date the following items expected to be incurred or received in that period:

(a)          Operating Costs expected to be incurred with respect to: (i) the Energy Center; and (ii) the take-or-pay obligations under the Gas Supply Agreement; and

(b)          Gross Revenues expected to be received with respect to: (i) the Energy Center and (ii) the sale of gas by the Borrower under the Bazan Agreement or if applicable, a Gas Resale Agreement.

Initial Financial Model	means the financial model in relation to the Project (in electronic form, together with a print out of summary results, initialled on the first page on behalf of the Borrower and the Senior Agent for the purposes of identification) prepared for the purposes of the Senior Finance Documents, agreed by the Borrower and the Senior Agent and audited by the Model Auditor prior to the Signature Date.

Initial Operating Budget

means the operating budget delivered by the Borrower and approved by the Senior Agent pursuant to Schedule 2 (Initial Conditions Precedent) of this Agreement, itemising on a quarterly basis for the period from the Construction Completion Date until the Final Maturity Date of the Long Term Facility the following items expected to be incurred or received in respect of the Project in that period:

(a)          Operating Costs, Financing Costs and Financing Principal expected to be incurred; and

(b) Gross Revenues, proceeds of Loans, Equity and any other amounts expected to be received.

Initial Rating	means as defined in Clause 18.20(b) of this Agreement

Initial Shareholder	means IC Power.

Institutional Lender

means:

(a)         the Senior Lenders specified in Schedule 1 (Senior Lenders and their Commitments) of this Agreement and marked as an “Institutional Lender”; and

(b)         any Senior Lender or New Lender which is listed in sections (1)-(4) of the First Supplement to the Securities Law (excluding a Banking Corporation).

Insurance	means the contracts and policies of insurance taken out by or on behalf of the Borrower in accordance with Schedule 8 (Insurance) hereof or (to the extent of its interest) in which the Borrower has an interest (including, the Construction Phase Insurances and the Commercial Operation Phase Insurances), including all renewals thereof.

Insurance Adviser	means Marsh Israel Insurance Agency Ltd., or any other firm of insurance advisers appointed from time to time under Clause 29 (Advisers) of this Agreement to advise the Senior Finance Parties.

Insurance Proceeds	means all proceeds of Insurance payable to or for the benefit of the Borrower (whether by way of claims, return of premia, ex gratia settlements or otherwise).

Insurer	means any insurer under any Insurance or any reinsurer/insurance broker under the any Reinsurance.

Intellectual Property Rights	means all know how, patents, trade marks, service marks, designs, business names, topographical or similar rights, copyrights and other intellectual and industrial property rights and any interests (including by way of licence) in any of the foregoing (in each case whether registered or not and including all applications for the same).

Intercreditor Agreement	means the intercreditor agreement dated on or about the Signature Date between the Senior Finance Parties and the Issuing Bank.

Interest Due Date	means the date upon which interest on a loan is due and payable in accordance with the terms of this Agreement.

Interest Period	means each period determined hereunder by reference to which interest on a Loan or an overdue amount hereunder is calculated.

IPP	means the power plant with an anticipated net aggregate capacity as set out in the Provisional License or the Permanent License, as the case may be, and in any event, of no less than 120 MW and all associated facilities (including the facilities required for the production of steam and within the power plant), to be located at the Site and to be designed, constructed and operated as part of the Project and in accordance with the provisions of the Transaction Documents whether such IPP is considered as a co-generation power plant or as a conventional power plant in accordance with the Electricity Sector Law.

Issuing Bank	means Israel Discount Bank Ltd.

Land Lease Agreement	means the land lease agreement dated June 8, 2015 between the Borrower and the Lessor with respect to the Site, as was amended on August 10, 2015.

Legal Opinion Qualifications	means the qualifications set forth in the legal opinion provided on behalf of the Borrower referred to in section 16 (Legal Opinions) of Schedule 2 (Initial Conditions Precedent) of this Agreement.
Legal Adviser	means Erdinast, Ben Nathan, Toledano & Co. or any other law firm appointed from time to time under Clause 29 (Advisers) of this Agreement to advise the Senior Finance Parties.

Lessor	means Hadera Paper.

Lessor Direct Agreement	means the direct agreement dated on or about the Signature Date between the Borrower, the Lessor, the Security Agent and the Senior Agent.

Linkage Date	means the date upon which (i) any payment on account of Financing Principal or interest that is expressed to be linked to the Index is to be made; or (ii) any other amount that is expressed to be payable and linked to the Index in accordance with the terms of the Senior Finance Documents or is actually paid thereunder.

Linkage Differentials	means as calculated in accordance with Clause 10 (Linkage) of this Agreement.

Linked Loan	means a Loan for which the base rate is the Linked Loan Bond Rate.

LLCR orLoan Life Cover Ratio

means on any Calculation Date, the ratio of:

(a)         the NPV for that Calculation Date plus the amount (if any) standing to the credit of the Debt Service Reserve Account as at that Calculation Date;

to

(b)         the aggregate of (i) the outstanding Financing Principal and (ii) any accrued but unpaid Financing Cost, as at close of business on that Calculation Date.

“NPV”, means in relation to each Calculation Period, an amount equal to the present value (the discount rate to be used for such calculation shall equal the weighted average of the interest rate applicable to Loans outstanding under the Long Term Facility pursuant to Clause 8.1 (Calculation of Interest) of this Agreement of the projected Available Cashflow by the Financial Model for the period from the Calculation Date up to and including the Final Maturity Date of the Long Term Facility.

Loan	means a loan made by the Senior Lenders under any Senior Facility (including as a result of a drawing by a beneficiary on a Third Party Guarantee or a utilisation by a beneficiary of a Documentary Credit) or (if the context so requires) the Financing Principal amount outstanding for the time being of that loan.

Loan Base Index	means the Index known at the date on which a Loan is drawn.

Long Term Facility	means the facility referred to as such in Clause 2 (The Senior Facilities) of this Agreement.

Longstop Date	means the date falling thirty nine (39) months after the Signature Date, but in no event later than the due date for completing the milestone set forth in section 20.17 of the Provisional License.

LTSA	means the long term service agreement dated on or about the Signature Date between the Borrower and the LTSA Contractor.

LTSA Guarantee	means the corporate guarantee in favour of the Borrower or the Security Agent issued by the LTSA Guarantor in accordance with the LTSA.

LTSA Guarantor	means General Electric Company.

LTSA Contractor	means General Electric International, Inc., a corporation registered under the laws of the state of Delaware, United States of America, head office at 4200 Wildwood Parkway, Atlanta, Georgia, United States of America and GE Global Parts and Products GmbH, a corporation registered under the laws of Switzerland having principal office at Brown Boveri Strasse 7, 5400, Baden, Switzerland.

LTSA Contractor Direct Agreement	means the direct agreement dated on or about the Signature Date between the Borrower, the LTSA Contractor, the Senior Agent and the Security Agent.

Maintenance Reserve Account orMRA	means the account designated as such under the terms of the Accounts Schedule.

Major Project Party

means, any of the following entities, for as long as it has any outstanding obligations under the applicable Transaction Documents:

(a)       the EPC Contractor, each EPC Contractor Member and each EPC Contract Guarantor;

(b)       the Operator, each Operator Member and each O&M Contract Guarantor;

(c)       the LTSA Contractor and the LTSA Guarantor;

(d)       any Material Subcontractor;

(e)       the Lessor;

(f)        the Gas Supplier;

(g)       Hadera Paper;

(h)       the Gas Transporter;

(i)        each Shareholder and Equity Subordinated Lender;

(j)        any Person providing a guarantee of the liabilities of any Person in paragraphs (a) – (c) (other than Acceptable Banks) above;

(k)       any Material End User or with any obligation to supply steam; or

(l) any other Person designated as such by the Senior Agent and the Borrower.

Majority Senior Lenders	means, at any time, Senior Lenders holding in aggregate (without double counting) 66.67% or more of the total Voting Entitlements at that time of all Senior Lenders.

Make Whole Amount

means with respect to any Loan, the amount calculated on date of prepayment (the “Prepayment Date”) for each Senior Lender as the greater of:

(i)       zero (0); and

(ii)       the: (E) Debt Service payments under this Agreement being prepaid on the Prepayment Date (other than (A) the Debt Service with respect to the VAT Facility, the Working Capital Facility and the Guarantees Facility, (B) fees payable to a Senior Finance Party pursuant to the Senior Finance Documents and (C) amounts payable pursuant to Clauses 11.1, 12.4 and 13.1 of this Agreement, in each case to the extent that, following the prepayment, the Senior Lenders will not incur any additional costs under the aforementioned Clauses with respect to the prepaid Loans after the date of such prepayment) as of and including the Prepayment Date throughout the Final Maturity Date of the Long Term Facility, discounted by a discount rate as set forth in the formula below (the “Make Whole NPV”). With respect to Linked Loans only, the Make Whole NPV shall be linked to the known Index at the Prepayment Date; less (B) the outstanding amount of the Loan/s being prepaid on the Prepayment Date.

For the avoidance of doubt, the Make Whole Amount shall be calculated in accordance with the following mathematical formula, the terms of which shall prevail in case of any discrepancy with or misinterpretation of the foregoing definition.

Where:

[***]

B = the outstanding amount of the Loans being prepaid on the Prepayment Date which with respect to Linked Loans only, shall be linked to the known Index at the Prepayment Date.

PMTί = the amount of Debt Service (other than (A) the Debt Service with respect to the VAT Facility, the Working Capital Facility and the Guarantees Facility; (B) fees payable to a Senior Finance Party pursuant to the Senior Finance Documents, and (C) amounts payable pursuant to Clauses 11.1, 12.4 and 13.1 of this Agreement, in each case to the extent that, following the prepayment, the Senior Lenders will not incur any additional costs under the aforementioned Clauses with respect to the prepaid Loan/s after the date of such prepayment) originally scheduled to be paid at period ί that is being prepaid. With respect to Linked Loans only, PMTί shall be linked to the known Index at the Prepayment Date.

ί = index for the Repayment Dates falling after the Prepayment Date.

tί = the actual number of days that will elapse from the Prepayment Date until Repayment Date of period ί.

r = the lower of:

(i)       the Bond Rate expressed in percentage prevailing on the Utilisation Date (yearly basis). However, if consolidation of the Loans is made pursuant to the terms of Clause 9.3 below, the Bond Rate specified above will be the weighted average of the Bond Rates of the consolidated Loans, and

(ii)       the Bond Rate corresponding to the remaining duration of the prepaid Loan on the Prepayment Date expressed in percentage, prevailing on the Prepayment Date (yearly basis).

Provided, however, that with respect to a Senior Lender that is a banking corporation with whom the risk of the Loan resides, if the amount calculated pursuant to the formula above is lower than the amount calculated under the definition of Make Whole for Financial Loss for such banking corporation, the Make Whole Amount payable to such Senior Lender shall equal such Make Whole for Financial Loss.

The Make Whole Amount shall be linked to the Index (from the date the Make Whole Amount was determined to the Prepayment Date, if applicable). In the event a prepayment is made between the 1st and the 15th of a month, before publication of the Index for the previous month, then Linkage Differentials shall be added to the Make Whole Amount as such shall be foreseen by the Senior Agent.

Make Whole Amount for Financial Loss

means

(1) with respect to a Senior Lender that is a not a banking corporation:

an amount which shall be calculated in the same way as the Make Whole Amount, provided only that the Make Whole NPV applicable to Make Whole Amount for Financial Loss shall be calculated applying a discount rate as set forth in the formula below. For the avoidance of doubt, the Make Whole Amount for Financial Loss shall be calculated in accordance with the mathematical formula below, the terms of which shall prevail in case of any discrepancy with or misinterpretation of this verbal definition.

Where:

B, PMTί, ί and r = shall all have the meanings assigned to them in the definition of Make Whole Amount;

[***]

(2) with respect to a Senior Lender that is a banking corporation and only to the extent that the risk of any specific Loan resides with such Senior Lender:

an amount which shall be calculated in the same way as the Make Whole Amount, provided only that the Make Whole NPV applicable to Make Whole Amount for Financial Loss shall be calculated applying a discount rate as set forth in the formula below. For the avoidance of doubt, the Make Whole Amount for Financial Loss shall be calculated in accordance with the mathematical formula below, the terms of which shall prevail in case of any discrepancy with or misinterpretation of this verbal definition.

Where:

B, PMTί, ί and tί  = shall all have the meanings assigned to them in the definition of Make Whole Amount;

r = the lower of:

(i)            cost of funds expressed in percentage prevailing on the Utilisation Date (yearly basis), and

(ii)          cost of funds corresponding to the duration of the prepaid Loan on the Prepayment Date, expressed in percentage prevailing on the Prepayment Date (yearly basis).

The “cost of funds” shall be determined by such banking corporation (as applicable by it to the same type of loans and similar duration) and notified to the Borrower.

[***]

The Make Whole Amount for Financial Loss, in each of paragraphs (1) and (2) above, shall be linked to the Index. In the event a prepayment herewith is made between the 1st and the 15th of a month, before publication of the Index for the previous month, then Linkage Differentials shall be added to the Make Whole Amount for Financial Loss as such shall be foreseen by the Senior Agent.

Manager	means each of the managers listed in Schedule 11 (Managers) with respect to each Institutional Lender.

Mandatory Drawdown Request	means the First Mandatory Drawdown Request and/or the Second Mandatory Drawdown Request, as applicable.

Margin	means for each Senior Facility as set forth in Clause 8.2 (Margin) of this Agreement.

Material Adverse Effect

means a material adverse effect on:

(a)      the assets, business or financial condition of the Borrower;

(b)      the ability of the Borrower, any Major Project Party or IEC to perform its material obligations under any Transaction Document;

(c)      the validity or enforceability of any Senior Finance Document;

(d)      any material right or remedy of a Senior Finance Party in respect of a Senior Finance Document;

(e)      the validity, enforceability or priority of any security under the Security Documents; or

(f)       national or international financial and capital markets or national or international situation (whether monetary, economic or political), which affects the Project or the Senior Lenders’ rights under this Agreement

Material End User	means an End User party to a Material PPA with a contract capacity of at least 25MW per hour.
Material PPA	means the IEC PPA, the Hadera PPA, the Short Term Hadera PPA and any other PPA with a maximum contract capacity of at least 15MW per hour or with any obligation to supply steam.

Material Subcontract	means the agreement dated January 28, 2016 between the EPC Contractor and the Material Subcontractor for the supply of the turbines to the Project.

Material Subcontractor	means the Turbine Supplier.

Minister	means the Minister of National Infrastructures, Energy and Water Resources, including anyone to whom the Minister has delegated authority.

Model Auditor	means MNS Consulting Ltd, or any other firm of model auditors as may be appointed from time to time as model auditors to the Senior Finance Parties in accordance with Clause 29 (Advisers) of this Agreement.

Modified Gas Supply Agreement	shall have the meaning set forth in Clause 18.6 (Gas Agreements) of this Agreement.

New Index	means the level of the Index whenever Linkage Differentials are calculated in accordance with Clause 0 (Linkage) of this Agreement.

NIS orNew Israeli Shekels	means the lawful currency of the State of Israel.

Non Linked Loan	means a Loan for which the base rate is the Non Linked Bond Rate.

Non-Material Insurance

means any insurances required by any applicable law or prudent developer practice in respect of the Project which are not detailed in Schedule 8 (Insurance), including with respect to motor vehicle liability. Employers’ liability and directors and officers’ liability.

Notice to Commence	means as defined under the EPC Contract.

O&M Contract	means the operation and maintenance agreement dated on or about the Signature Date between the Borrower and the Operator.

O&M Contract Bank Guarantee	means a letter of credit or bank guarantee in favour of the Borrower or the Security Agent in accordance with the requirements of the O&M Contract.

O&M Contract Corporate Guarantee	means the corporate guarantee in favour of the Borrower or the Security Agent issued by the O&M Contract Guarantor in accordance with the O&M Contract.

O&M Contract Guarantee	means the O&M Contract Bank Guarantee and the O&M Contract Corporate Guarantee.

O&M Contract Guarantor	means IC Power.

Operating Budget	means the Initial Operating Budget or, if any subsequent operating budget has been delivered in accordance with Clause 16.5 (Budgets) of this Agreement and approved by the Senior Agent, the latest such operating budget.

Operating Costs

means all costs and expenses (a) paid; or (b) due and payable but not paid by the Borrower (without double counting), provided that such costs and expenses are included in the Operating Budget or in the Energy Center Budget, as applicable:

(a)          operating costs and expenses;

(b)         liabilities of the Borrower under the Project Documents relating to (a) the Commercial Operation Phase; (b) the Energy Center; or (c) the take-or-pay obligations under the Gas Supply Agreement;

(c)          premia on Insurances relating to the Commercial Operation Phase (other than Insurances to be effected and paid by the Operator);

(d)          maintenance expenditure in respect of the Project, including all maintenance services provided by the LTSA Contractor during the Commercial Operation Phase;

(e)          administrative, management and employee costs during the Commercial Operation Phase;

(f)           management fees payable pursuant to the O&M Contract; and

(g)          any other costs and expenses agreed by the Senior Agent and the Borrower.

but excluding:

(i)           Capital Costs;

(ii)          Taxes;

(iii)         Financing Principal;

(iv)         Financing Costs;

(v)          any Distribution;

(vi)         any Hedging Termination Payment; and

(vii)        depreciation, non-cash charges, reserves, amortisation of intangibles and similar book-keeping entries.

Operator	means O.P.C Operations Ltd., a limited liability company incorporated under the laws of Israel under certificate of incorporation number 515382919.

Operator Member	means IC Power.

Operator Direct Agreement	means the direct agreement dated on or about the Signature Date between the Borrower, the Operator and the Security Agent.

Organisational Documents	means, organisational or constitutional documents of any Person including, the memorandum of association, articles of association, articles of incorporation, bylaws, the shareholders’ agreement, joint venture agreement and partnership agreement of such Person, as applicable.

Party	means a party to this Agreement.

Permanent License	means the permanent license (‘rishyon kavua’) to produce electricity to be issued to the Borrower by the PUA and approved by the Minister, pursuant to the provisions of the Electricity Sector Law.

Permitted Financial Indebtedness	means as specified as such in Clause 17.7(b) (Financial Indebtedness) of this Agreement.

Permitted Payments

means, for any relevant period (without double counting), all moneys: (a) paid; or (b) due and payable but not paid (or, in the case of a Forecast, projected to be payable) by the Borrower during that period as:

(a)       Capital Costs;

(b)       Operating Costs, including deposits into the Reserve Accounts;

(c)       Taxes (other than VAT); and

(d)       any other amount agreed by the Senior Agent and the Borrower.

Permitted Security Interest

means:

(a)       any Security Interest created under the Senior Finance Documents;

(b)       any lien arising by operation of law and in the ordinary course of business and not as a result of any default or omission of the Borrower;

(c)       any Security Interest arising out of title retention provisions in a supplier’s standard conditions of supply in respect of goods acquired by the Borrower in the ordinary course of business; and

(d)       any other Security Interest agreed to in writing by the Senior Agent.

Person	means any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), or Government Authority, government, state, agency, organisation or other entity whether or not having separate legal personality.

Potential Default	means an event, act or condition which would be (with the expiry of a grace period, the giving of notice or the making of any determination under the Senior Finance Documents, or any combination of them) an Event of Default.

Power Purchase Agreement or PPA	means any power purchase agreement entered into in accordance with the terms of this Agreement.

Prime Interest Rate	means the rate of debitory interest charged by the Senior Agent as a bank on revolving debitory accounts as determined from time to time by the Senior Agent.

Principal Project Party	means: (a) the Borrower; and (b) each Major Project Party.

Proceeds Account	means the account designated as such in the Accounts Schedule.

Project	means (i) the design, finance, construction, operation and maintenance of the IPP; (ii) the operation and maintenance of the Energy Center (for as long as the Energy Center is held by the Borrower); and (iii) the production and sale of electricity and steam pursuant to any PPA.

Project Costs	means Capital Costs and Operating Costs.

Project Documents

means each of:

(a)       the EPC Contract;

(b)       the O&M Contract;

(c)       the LTSA;

(d)       each Material PPA;

(e)       each Equity Document;

(f)        the Material Subcontract;

(g)       the Provisional License, the Permanent License and the Tariff Approval;

(h)       the Land Lease Agreement;

(i)        the Energy Center Land Lease Agreement;

(j)        the Gas Supply Agreement;

(k)       the Gas Transportation Agreement;

(l)         each Third Party Guarantee;

(m)       each Project Guarantee;

(n)        the agreement entered into in December 2016 between the Borrower and Oil Refineries Ltd (‘Bazan’) for the sale of gas to Bazan (the “Bazan Agreement”) or any Gas Resale Agreement;

(o)        any guarantee given by any Person or any letters of credit issued in respect of any obligations of any Person (other than the Borrower) under the above documents; or

(p)        any other material contract or guarantee entered into by the Borrower relating to the Project and designated by the Borrower and the Senior Agent as a Project Document.

Project Facilities	means: (a) the IPP; (b) the Energy Center; (c) the Site and the Energy Center Site; and (d) the Project Works.

Project Guarantee

means each of:

(a)        the EPC Contract Guarantees;

(b)        the O&M Contract Guarantees;

(c)        the LTSA Guarantee; and

(d)        any other guarantee to be issued pursuant to a Transaction Document (other than any Third Party Guarantees).

Project Party	means a party (other than the Senior Finance Parties) to a Project Document including, each Principal Project Party and IEC.

Project Works	means the design, development and construction of the Project and any other works contemplated by the Project Documents.

Projected Average Debt Service Cover Ratio	means, on any Calculation Date, the arithmetic mean of all the Projected Debt Service Cover Ratios until the Final Maturity Date for Loans under the Long Term Facility produced by the Financial Model as part of the Forecast for that Scheduled Calculation Date.

Projected Debt Service Cover Ratio	means, on any Calculation Date, following the Commercial Operation Date, the projection of the Debt Service Cover Ratio for the next four succeeding Calculation Periods (or, if there are not four complete Calculation Periods after that Calculation Date, the number of complete Calculation Periods commencing after that Calculation Date) produced by the Financial Model as part of the Forecast for that Calculation Date.

Projected Minimum Debt Service Cover Ratio	means on any Calculation Date, the lowest of all the Projected Debt Service Cover Ratios until the Final Maturity Date for Loans under the Long Term Facility produced by the Financial Model as part of the Forecast for that Calculation Date.

Projected Project Costs

means at any time, the aggregate amount (without double counting) of:

(a)       all Project Costs, Financing Costs and Financing Principal incurred but unpaid as at that time; and

(b)       all projected and estimated Project Costs, Financing Costs and Financing Principal to be incurred on or before the then current projection of the Commercial Operation Date (which projection is approved by the Technical Adviser), as shown in the then current Construction Budget.

Provisional License	means provisional license (‘rishyon mutne’) to produce electricity number 00540413 issued to the Borrower by the PUA and signed by the Minister on October 19, 2012.

PUA	means the Public Utilities Authority – Electricity, established under the Electricity Sector Law.

PUA Approval of Financial Close	means a PUA approval that the Borrower has complied with the conditions specified under the PUA Rules with respect to achieving Financial Close.

PUA Rules	means the standards determined by the PUA (‘Amot Mida’) and the decisions of the PUA as in effect from time to time, including the Finance Support Rules.

Ratio	means each of: (a) the Historic Debt Service Cover Ratio; (b) the Projected Debt Service Cover Ratio;

(c) the Projected Minimum Debt Service Cover Ratio; (d) the Projected Average Debt Service Cover Ratio; or (e) the LLCR.

Recognised Development Phase Equity

means one hundred and ninety nine million and six hundred and seventy five thousands and six hundred and seven NIS (NIS 199,675,607), which represents the aggregate value recognised by the Senior Agent on the Signature Date as contributed to the Borrower by the Initial Shareholder during the period up to the Signature Date.

Recognised Equity	means the aggregate amount of (i) Recognised Development Phase Equity plus (ii) additional amounts of Equity deposited by the Initial Shareholder in any of the Accounts after the Signature Date and prior to the first Utilisation Date; plus (iii) other amounts paid by the Initial Shareholder to a third party in connection with the Project, prior to the first Utilisation Date, provided that such other amounts are recognised by the Senior Agent as Equity.

Reinsurances	means each of the reinsurances taken out or maintained (or required to be taken out or maintained) with respect to Insurances pursuant to Clause 18.19 (Insurances) and Schedule 8 (Insurances) of this Agreement.

Related Party

means each of:

(a)       a Shareholder;

(b)       any Affiliate of the Borrower or the Shareholder, including any limited partner with respect to a limited partnership (other than a Senior Finance Party);

(c)       an Equity Subordinated Lender; and

(d)       any other Person designated as such by the Senior Agent and the Borrower.

Repayment Date	means the First Repayment Date and each other date for the payment of a Repayment Instalment set out in Clause 6 (Repayment) of this Agreement, up to and including the Final Maturity Date for the Senior Facility.

Repayment Instalment	means each instalment for repayment of Financing Principal in respect of a Loan.

Repayment Schedule	means Schedule 9 (Repayment Schedule) of this Agreement.

Repeating Representations	means each of the representations set out in Clause 15 (Representations), excluding the representations set out in Clauses 15.6, 15.7(a)-(c), 15.7(e), 15.8, 15.11, 15.15(a), 15.17(d), 15.20(a), 15.21, 15.22, 15.23(a), 15.25(b) and 15.27 of this Agreement.

Required Level	means as defined in the Accounts Schedule.

Reserve Account	means the reserve accounts designated as such under the Accounts Schedule.

Reserved Discretion	means each discretion of the Borrower set out in Schedule 10 (Reserved Discretion) of this Agreement.

Scheduled Calculation Date	means: (a) during the Construction Phase – the last day of each Interest Period; and (b) during the Commercial Operation Phase – each Repayment Date.

Scheduled Completion Date	means the date that is thirty (30) months after the issuance of the Notice to Commence under the EPC Contract, as may be extended from time to time, subject to the prior written consent of the Senior Agent.

Second Mandatory Drawdown Bond Rate	means one hundred basis points (1.00%) more than the First Mandatory Drawdown Bond Rate.

Second Mandatory Drawdown Date	means the Utilisation Date of the amounts drawn following the Second Mandatory Drawdown Request.

Second Mandatory Drawdown Request	means the Drawdown Request referred to in Clause 5.1(e) of this Agreement.

Second Mandatory Drawdown Trigger Event	means as defined in Clause 5.1(e) of this Agreement.

Second Reconciliation Date	shall have the meaning set forth in Clause 19.3 (Distribution) of this Agreement.

Securities Law	means the Securities Law, 5728-1968 and all regulations promulgated thereunder.

Security Document

means:

(a)       the Fixed Charge;

(b)       the Floating Charge;

(c)       each Equity Pledge;

(d)       Security Interests over Lessor’s rights to the Site; or

(e)       any other document evidencing or creating security over any asset of the Borrower to secure any obligation of the Borrower to a Senior Finance Party under the Senior Finance Documents.

Security Interest	means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect.

Senior Facility	means: (a) the Long Term Facility; (b) the Standby Facility; (c) the VAT Facility; (d) the DSRA Facility; (e) the Guarantees Facility; (f) the Working Capital Facility; and (g) the Hedging Facility.

Senior Facility Office

means the office(s) notified by a Senior Lender to the Senior Agent:

(a)       on or before the date it becomes a Senior Lender; or

(b)       by not less than five (5) Business Days’ notice,

as the office(s) through which it will perform its obligations under the Senior Finance Documents.

Senior Finance Document

means each of:

(a)       this Agreement;

(b)       the Intercreditor Agreement;

(c)       a Security Document;

(d)       the Equity Subscription Agreement;

(e)       a Direct Agreement;

(f)       a Hedging Agreement;

(g)       a Fee Letter;

(h)       any guarantee provided to the Security Agent pursuant to the terms of the Equity Subscription Agreement;

(i) a Transfer Certificate; and (j) any other document designated as such by the Senior Agent and the Borrower.

Senior Finance Party	means each of the Arrangers, each Senior Lender, the Senior Agent, the Account Bank, the Security Agent or the Hedging Bank.

Senior Lender	means: (a) an Original Senior Lender; (b) a Person to whom a Senior Lender’s Commitment or its share of a Loan is transferred in accordance with this Agreement; or (c) the Hedging Bank.

Share and Facilities Purchase Agreement	means the share and facilities purchase agreement dated June 8, 2015 between Hadera Paper, the Initial Shareholder and the Borrower.

Shareholder	means: (a) an Initial Shareholder; or (b) a Person to whom any shares in the Borrower are transferred in accordance with this Agreement and the Equity Subscription Agreement.

Short Term Hadera PPA	means the short term power and steam purchase agreement dated June 8, 2015, as amended on August 10, 2015 between Hadera Paper and the Borrower for the period until the Commercial Operation Date.

Signature Date	means the date of this Agreement.

Site	means the site described in schedule 1 of the Land Lease Agreement.

Standby Facility	means the facility referred to as such in Clause 2 (The Senior Facilities) of the Agreement.

Supplementary Loan	means any of the final Loans under the Long Term Facility, the Standby Facility or the DSRA Facility in [***] linked to the Base Index as determined in accordance with the then current Financial Model.

Supplementary Repayment Schedule	[***]

Supply License	means the license(s) to be obtained by the Borrower for the supply of electricity (‘rishyon aspaka’) in accordance with the Electricity Sector Law.

System Manager	means the holder of a license for system management under the Electricity Sector Law. As of the Signature Date, IEC performs the functions of the System Manager.

Tariff Approval	means as defined in the Provisional License.

Tax	means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).

Tax Credit	has the meaning set forth in Clause 12.1 of this Agreement.

Tax Deduction	means a deduction or withholding for or on account of Tax from a payment under a Senior Finance Document.

Tax Payment	means a payment made by the Borrower to a Senior Finance Party in any way relating to a Tax Deduction or under any indemnity given by the Borrower in respect of Tax under any Senior Finance Document.

Technical Adviser	means Poyry Energy Srl or any other firm of technical advisers appointed from time to time under Clause 29 (Advisers) of this Agreement to advise the Senior Finance Parties.

Third Party Guarantees

means each of the following bank guarantees required to be delivered by or on behalf of the Borrower to each of the following Persons:

(a)       the PUA, as required under the Electricity Sector Law;

(b)       the Gas Supplier, as required under the Gas Supply Agreement;

(c)       during the Commercial Operation Phase, IEC, as required under the IEC PPA; and

(d)       during the Commercial Operation Phase, the Gas Transporter, as required under the Gas Transportation Agreement.

Total DSRA Commitments	means the aggregate amount of Commitments specified as such in Schedule 1 (Senior Lenders and Commitments) of this Agreement in respect of the DSRA Facility. The Commitments shall be linked to the Base Index and the provisions of Clause 10 (Linkage) of this Agreement shall apply hereto, mutatis mutandis.

Total DSRA Outstanding	means at any time the aggregate of: (a) Financing Principal outstanding; and (b) any accrued but unpaid interest; including Linkage Differentials, as applicable, under the DSRA Facility.

Total Guarantees Commitments

means the aggregate amount of Commitments specified as such in Schedule 1 (Senior Lenders and Commitments) of this Agreement in respect of the Guarantees Facility. The Total Guarantees Commitments on the Signature Date (without taking into account any utilisation of Loans thereunder) shall be linked to the Base Index and the provisions of Clause 10 (Linkage) of this Agreement shall apply hereto, mutatis mutandis.

In the event that as a result of an increase in any index applicable to a Third Party Guarantee, the total amount of all Third Party Guarantees to be issued at such time exceeds the Total Guarantees Commitments, then: (a) the Borrower and the Senior Lenders having Commitments under the Guarantees Facility shall discuss increasing the amount of the Total Guarantees Commitments accordingly; and (b) until the Total Guarantees Commitments are increased as aforesaid, the Shareholders shall procure the replacement, reissuance, renewal or replenishment of any applicable Third Party Guarantee by a new guarantee pursuant to Clause 6.8 (Issuance of Third Party Guarantees) of the Equity Subscription Agreement.

Total Hedging Commitments	means the aggregate amount of Commitments specified as such in Schedule 1 (Senior Lenders and Commitments) of this Agreement in respect of the Hedging Facility.

Total Long Term Commitments

means the aggregate amount of Commitments specified as such in Schedule 1 (Senior Lenders and Commitments) of this Agreement in respect of the Long Term Facility. The Commitments shall be linked to the Base Index and the provisions of Clause 10 (Linkage) of this Agreement shall apply hereto, mutatis mutandis.

It is hereby clarified that with respect to a Documentary Credit issued under the Long Term Facility, the Total Long Term Commitments shall be reduced on the date of issuance of such Documentary Credit (by the amount that may be utilised under such Documentary Credit) unless such Documentary Credit has been cancelled, in which case the Total Long Term Commitments shall be increased accordingly.

Total Long Term Outstanding	means at any time the aggregate of: (a) Financing Principal outstanding; and (b) any accrued but unpaid interest; including Linkage Differentials, as applicable, under the Long Term Facility.

Total Outstanding

means at any time the aggregate of:

(a)       Financing Principal outstanding; and

(b)       any accrued but unpaid interest;

including Linkage Differentials, as applicable, under the Senior Facilities at that time.

Total Senior Lender Commitments

means the aggregate of following:

(a)       the Total Long Term Commitments;

(b)       the Total Standby Commitments;

(c)       the Total DSRA Commitments;

(d)       the Total Guarantees Commitments;

(e)       the Total VAT Commitments;

(f)       The Total Working Capital Commitments; and

(g)       The Total Hedging Commitments.

Total Standby Commitments

means the aggregate amount of Commitments specified as such in Schedule 1 (Senior Lenders and Commitments) of this Agreement in respect of the Standby Facility. The Commitments shall be linked to the Base Index and the provisions of Clause 10 (Linkage) of this Agreement shall apply hereto, mutatis mutandis.

It is hereby clarified that with respect to a Documentary Credit issued under the Standby Facility, the Total Standby Commitments shall be reduced on the date of issuance of such Documentary Credit (by the amount that may be utilised under such Documentary Credit) unless such Documentary Credit has been cancelled, in which case the Total Standby Commitments shall be increased accordingly.

In the event that the Mandatory Drawdown Trigger Event occurs, the Total Standby Commitments shall be reduced by the result of multiplying (x) the difference between the Bond Rate on the date that such calculation is made and the applicable Mandatory Drawdown Bond Rate; (y) the Duration of the Loans under the Standby Facility; and (z) the original Total Standby Commitments, provided that the Total Standby Commitments will not exceed the original Total Standby Commitments (other than as a result of linkage differentials). The abovementioned calculation shall be made on each date of a Drawdown Request for as long as the applicable Mandatory Drawdown Trigger Event continues.

Total Standby Outstanding	means at any time the aggregate of the: (a) Financing Principal outstanding; and (b) any accrued but unpaid interest; including Linkage Differentials, as applicable, under the Standby Facility.

Total VAT Commitments	means the aggregate amount of Commitments specified as such in Schedule 1 (Senior Lenders and Commitments) of this Agreement in respect of the VAT Facility. The Total VAT Commitments on the Signature Date (without taking into account any utilisation of Loans thereunder) shall be linked to the Base Index and the provisions of Clause 10 (Linkage) of this Agreement shall apply hereto, mutatis mutandis.

Total Working Capital Commitments

means the aggregate amount of Commitments specified as such in Schedule 1 (Senior Lenders and Commitments) of this Agreement in respect of the Working Capital Facility. The Total Working Capital Commitments on the Signature Date (without taking into account any utilisation of Loans thereunder) shall be linked to the Base Index and the provisions of Clause 10 (Linkage) of this Agreement shall apply hereto, mutatis mutandis.

It is hereby clarified that with respect to a Documentary Credit issued under the Working Capital Facility, the Total Working Capital Commitments shall be reduced on the date of issuance of such Documentary Credit (by the amount that may be utilised under such Documentary Credit) unless such Documentary Credit has been cancelled or the Loan associated with such Documentary Credit has been repaid, in which case the Total Working Capital Commitments shall be increased accordingly.

Transaction Authorisation	means any authorisation, permit, licence, consent or approval required by any Person to hold in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Transaction Documents or to otherwise implement the Project (including for the avoidance of doubt, with respect to the Energy Center).

Transaction Document	means a Senior Finance Document or a Project Document.

Transfer Certificate	means a certificate, substantially in the form of Schedule 3 (Form of Transfer Certificate) of the Intercreditor Agreement, with such amendments as the Senior Agent may approve or reasonably require, provided that any amendments which may adversely affect the Borrower, shall be approved by the Borrower.

Turbine Supplier	means GE Energy Products France SNC, and General Electric International, INC. and/or any of their assignees or transferees under the Material Subcontract.

US	means the United States of America.

US Tax Obligor

means:

(a)       a borrower which is resident for tax purposes in the US; or

(b)       a Shareholder some or all of whose payments under the Senior Finance Documents are from sources within the US for US federal income tax purposes.

USD	means the lawful currency for the time being of the United States of America.

Utilisation Date	means: (a) in respect of a Loan, the date on which it is to be (or, as appropriate, was) made or disbursed; (b) in respect of a Documentary Credit, the date on which such Documentary Credit is issued.

Variation	means as defined in the EPC Contract.

VAT	means value added tax.

VAT Facility	means the facility referred to as such in Clause 2 (The Senior Facilities) of this Agreement.

Voting Entitlement

means:

(a)        in relation to a Senior Lender:

(i)        if there are Commitments then outstanding, its aggregate Commitments plus the aggregate of its participations in Loans (including Documentary Credits) then outstanding; or

(ii)       if there are no Commitments then outstanding, the aggregate of its participations in Loans (including Documentary Credits) then outstanding.

(b)        in relation to the Issuing Bank:

(i)        as long as its exposure under any Third Party Guarantee is fully secured by a deposit – nil; or

(ii)       as long as its exposure under any Third Party Guarantee is not fully secured by a deposit – the amount of its exposure.

(c)        in relation to the Hedging Bank (to the extent that a Hedging Agreement is entered into)

(i)        at any time prior to an Enforcement Action – nil;

(ii)       at any time after an Enforcement Action – the Hedging Liabilities.

Warranty Period	means as defined in the EPC Contract (but, for the avoidance of doubt, without taking into account the period included in such definition with respect to “Civil Works”).
Weighted Average Bonds Rate	means the aggregate amount of: (a) the Linked Loan Bond Rate multiplied by two thirds (2/3), plus (b) the Non Linked Loan Bond Rate multiplied by third (1/3).

Working Capital Facility	means the facility referred to as such in Clause 2 (The Senior Facilities) of this Agreement.

1.2.	Rules of Interpretation

(a)	In this Agreement, unless the contrary intention appears, a reference to:

(i)	an “amendment” includes a supplement, novation, restatement or re-enactment and “amended” will be construed accordingly;

(ii)	the words “include”, “includes”, “including” and “inter alia” shall be deemed to be followed by the phrase “without limitation”;

(iii)	“assets” includes present and future properties, revenues and rights of every description;

(iv)	an “authorisation” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarisation;

(v)	“disposal” means a sale, transfer, grant, lease or other disposal, whether voluntary or involuntary, and “dispose” will be construed accordingly;

(vi)	a “guarantee” includes any form of indemnity or other assurance against loss (including, any obligation to pay, purchase or provide funds for the purchase of any liability), and the verb “to guarantee” will be construed accordingly;

(vii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money;

(viii)	the term “best knowledge” shall mean both the actual knowledge of a Person and the knowledge that such Person would have had if such Person had conducted a diligent and careful enquiry into the relevant subject matter.

(ix)	know your customer requirements are the identification checks that a Senior Finance Party requests in order to meet its obligations under any Applicable Law to identify a Person who is (or is to become) its customer;

(x)	an Event of Default being outstanding means that it has not been remedied or waived;

(xi)	a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any secondary legislation;

(xii)	a Clause, a sub-Clause or a Schedule is a reference to a clause or sub-clause of, or a schedule to, this Agreement;

(xiii)	a Party or any other Person includes its successors in title, permitted assignees and permitted transferees;

(xiv)	a Senior Finance Document or another document is a reference to that Senior Finance Document or other document as amended, novated, supplemented, extended or restated; and

(xv)	a time of day is a reference to Tel Aviv time.

(b)	Unless the contrary intention appears, a reference to a “month” or “months” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)	notwithstanding sub-paragraph (i), a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(c)	Unless expressly provided to the contrary in a Senior Finance Document, a Person who is not a party to a Senior Finance Document may not enforce any of its terms and notwithstanding any term of any Senior Finance Document, no consent of any third party is required for any variation (including any release or compromise of any liability) or termination of any Senior Finance Document.

(d)	Unless the contrary intention appears:

(i)	a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

(ii)	a word or expression used in any other Senior Finance Document or in any notice given in connection with any Senior Finance Document has the same meaning in that Senior Finance Document or notice as in this Agreement;

(iii)	if there is any inconsistency between this Agreement and any other Senior Finance Document this Agreement will prevail; and

(iv)	any obligation of the Borrower or a Related Party under the Senior Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of the Borrower is or may be outstanding under the Senior Finance Documents.

(e)	The headings in this Agreement do not affect its interpretation.

(f)	Any reference in this Agreement to laws and regulations that apply to the Senior Finance Parties or any Affiliate thereof shall include non-binding directives of the Supervisor of Banks and/or the Commissioner (as applicable), measures taken by a Senior Finance Party or any Affiliate thereof to implement the proposals made by the Basel Committee on Bank Regulations and Supervisory Practices for the International Convergence of Capital Measurements and Capital Standards, the Proper Conduct of Banking Business Regulations, Solvency II and any single borrower (‘loveh boded’), group of borrowers (‘kvutzat lovim’), related persons (‘Anashim Kshurim’), the largest borrowers or groups of borrowers (‘Sikun Anafi’) or any other restrictions, guidelines, directives or regulations, including of the Commissioner, as may be in effect from time to time.

(g)	The Parties intend the Senior Finance Documents to constitute a mutually supporting set of agreements. For the purposes of Section 350H of the Companies Law, 5759-1999 (the “Companies Law”) and to the extent a Senior Finance Document shall be considered an “Existing Agreement” (as defined under Section 350I of the Companies Law), the Parties intend that all of the Senior Finance Documents shall be considered as a single “Existing Agreement” (as defined under Clause 350I of the Companies Law).

This Agreement shall not be interpreted against its author, but rather based on the meaning derived from the context.

1.3.	Nature of a Finance Party’s Rights and Obligations

Unless all Senior Finance Parties agree otherwise:

(a)	the obligations of a Senior Finance Party under the Senior Finance Documents are several and not joint;

(b)	no Senior Finance Party is responsible for the obligations of any other Senior Finance Party under the Senior Finance Documents;

(c)	the rights of a Senior Finance Party under the Senior Finance Documents are separate and independent rights; and

(d)	a debt arising under the Senior Finance Documents to a Senior Finance Party is a separate and independent debt.

2.	THE SENIOR FACILITIES

Subject to the terms of this Agreement, the Senior Lenders make available to the Borrower:

(a)	Long Term Facility: a term loan facility up to an aggregate Financing Principal amount not exceeding the Total Long Term Commitments;

(b)	Standby Facility: a term loan facility up to an aggregate Financing Principal amount not exceeding the Total Standby Commitments;

(c)	DSRA Facility: a term loan facility up to an aggregate Financing Principal amount not exceeding the Total DSRA Commitments;

(d)	VAT Facility: a revolving credit facility up to an aggregate Financing Principal amount not exceeding the Total VAT Commitments;

(e)	Guarantees Facility: a revolving guarantee and credit facility up to an aggregate Financing Principal amount not exceeding the Total Guarantees Commitments;

(f)	Working Capital Facility: a revolving credit facility up to an aggregate Financing Principal amount not exceeding the Total Working Capital Commitments; and

(g)	Hedging Facility: a term loan facility up to an aggregate Financing Principal amount not exceeding the Total Hedging Commitments.

3.	PURPOSE

3.1	Long Term Facility

A Loan made under the Long Term Facility may only be applied in or towards (without double counting):

(a)	Capital Costs (including issuance of a Documentary Credit during the Construction Phase);

(b)	Cost Overruns in an aggregate amount not exceeding the Total Standby Facility Commitments, that have been approved by the Senior Agent and the Technical Adviser, pursuant to Clause 4.2 (Further Conditions Precedent) and Clause 18.21 (a) (Budgets) below;

(c)	any other Project Costs approved by the Senior Agent; and

(d)	payments pursuant to Clauses 19.3(c) and 19.3(d) below,

in each case (other than with respect to sub-clause (b) above) only to the extent (i) set out in the then current Construction Budget, Operating Budget or the Energy Center Budget (as applicable), and (ii) that any money standing to the credit of the Construction Account or the Proceeds Account are insufficient to meet those obligations.

3.2	DSRA Facility

A Loan made under the DSRA Facility may only be applied in or towards:

(a)	during the Construction Phase, following the Second Mandatory Drawdown Date, repayment in full of all Loans outstanding on the Second Mandatory Drawdown Date under the VAT Facility and payment of VAT due and payable with respect to Capital Costs; or

(b)	a deposit in the Debt Service Reserve Account up to the Required DSRA Balance.

3.3	Standby Facility

Each loan made under the Standby Facility may only be applied in or towards (without double counting) any purpose permitted under Clause 3.1 (Long Term Facility) above and only to the extent that the Long Term Facility has been fully utilised.

3.4	VAT Facility

Each Loan under the VAT Facility may only be applied in or towards payment of VAT due and payable with respect to Capital Costs.

3.5	Guarantees Facility

The Guarantees Facility may only be used to facilitate the issuance by the Issuing Bank of the Third Party Guarantees.

3.6	Working Capital Facility

Each Loan made under the Working Capital Facility may only be applied in or towards:

(a)	repayment in full of all Loans outstanding on the Commercial Operation Date under the VAT Facility; and

(b)	in the event the Total DSRA Commitments have been fully drawn following the Second Mandatory Drawdown Date, a deposit in the Debt Service Reserve Account of an amount equal to the VAT payments not yet repaid or credited on Commercial Operation Date.

(c)	funding the Borrower’s working capital; issuance of Documentary Credit (following the end of the Availability Period of the Long Term Facility); and payments in relation to hedging transactions entered into by the Borrower during the Commercial Operation Phase, all in the ordinary course of business and subject to the terms of this Agreement.

3.7	Hedging Facility

Each Loan made under the Hedging Facility may only be applied in or towards payment of Hedging Termination Payments in connection with interest rate Hedging Agreements entered into by the Borrower and the Hedging Bank during the Construction Phase.

3.8	No Obligation to Monitor

No Senior Finance Party is bound to monitor or verify the application of the proceeds of any Loan.

4	CONDITIONS PRECEDENT

4.1	Initial Conditions Precedent

The obligation of the Senior Lenders to make a Senior Facility available to the Borrower is subject to the fulfilment of each of the initial conditions precedent set out in Part 1 of Schedule 2 (Initial Conditions Precedent) to the satisfaction of the Senior Agent.

4.2	Further Conditions Precedent

The obligations of each Senior Lender to participate in any Loan or in the issuance of any Documentary Credit, up to each Senior Lender’s Commitments, or the obligation of the Issuing Bank to issue any Third Party Guarantee are subject to the further conditions precedent that:

(a)	on the date of the first Request, all the representations and warranties in Clause 15 (Representations) are correct and will be correct immediately after that Loan is made, and on both the date of the Drawdown Request and the Utilisation Date for a Loan or a Documentary Credit, or the date of the request to issue a Third Party Guarantee and the date of issuance thereof (as applicable), all the Repeating Representations are correct and will be correct immediately after that Loan is made, or that Documentary Credit or that Third Party Guarantee is issued;

(b)	on both the date of the Drawdown Request and the Utilisation Date for that Loan or that Documentary Credit or the date of the request to issue a Third Party Guarantee and the date of issuance thereof (as applicable), the representations and warranties made by each Major Project Party under the Senior Finance Documents to which that Major Project Party is a party are correct and will be correct immediately after that Loan is made, or that Documentary Credit or that Third Party Guarantee is issued;

(c)	on both the date of the Drawdown Request and the Utilisation Date for that Loan or that Documentary Credit or the date of the request to issue a Third Party Guarantee and the date of issuance thereof (as applicable), there is no Event of Default outstanding or Potential Default or no Default would result from that Loan, or the issuance of that Documentary Credit or that Third Party Guarantee;

(d)	the Utilisation Date for that Loan or that Documentary Credit or the date of issuance of a Third Party Guarantee (as applicable) is a Business Day during the Availability Period for the Senior Facility;

(e)	there is no impediment, restriction, limitation or prohibition under Applicable Law and/or imposed by any Government Authority as to the proposed Loan or the proposed Documentary Credit and the proposed Loan or the proposed Documentary Credit shall not result in any Senior Lender exceeding the limits under Bank of Israel guidelines and directives with respect to single borrower (‘loveh boded’), group of borrowers (‘kvutzat lovim’), related persons (‘Anashim Kshurim’), the largest borrowers or groups of borrowers (‘Sikun Anafi’) (unless any deviation from the guidelines and directives with respect to single borrower (‘loveh boded’), group of borrowers (‘kvutzat lovim’), related persons (‘Anashim Kshurim’), the largest borrowers or groups of borrowers (‘Sikun Anafi’), is caused solely and directly as a result of any extension of a new credit following the Signature Date by such Senior Lender to any of its costumers) or any other limit or limitations imposed thereunder, or under any guidelines, directives or regulations of the Supervisor of Banks and/or the Commissioner (as applicable), in each case as such guidelines, directives or regulations are implemented by any of the Senior Lenders.

(f)	the Senior Agent has confirmed that it has received payment from each Senior Lender, pursuant to its obligations herein, of that Senior Lender’s share of the requested Loan;

(g)	no event, condition or circumstance shall have occurred, which has a Material Adverse Effect.

(h)	the Initial Shareholder has contributed to the Borrower the amount (and form) of Equity prescribed by the Electricity Legislation as required pursuant to the Equity Subscription Agreement;

(i)	the Finance Support Rules are in full force and effect;

(j)	no Force Majeure Event, which its consequences with respect to the Project are continuing, has occurred;

(k)	on both the date of the Drawdown Request and the Utilisation Date for any Loan or a Documentary Credit or the date of the request to issue a Third Party Guarantee and the date of issuance thereof (as applicable), no change in regulatory conditions with respect to the ability of independent power plants in the electricity sector to sell and/or produce electricity, other than those contemplated herein, has occurred, which may also apply to the Borrower in a manner which has or is likely to result in a Material Adverse Effect.

(l)	with respect to a Request (other than a Request under the Working Capital Facility) the Borrower has delivered to the Senior Agent an updated Financial Model as required pursuant to Clause 16.6 (Financial Model and Ratios) of this Agreement and Forecast, provided, however, that if, pursuant to Clause 16.6 (Financial Model and Ratios), the Borrower is not required to provide an updated Financial Model on the date of the Drawdown Request, it has delivered to the Senior Agent a Borrower’s certificate, signed by two of its authorised signatories on its behalf (one of which shall be the Borrower’s CFO), certifying that no event or circumstance has occurred that requires a change to the latest Financial Model which was provided to the Senior Agent (other than non-material changes);

(m)	on both the date of the Drawdown Request and the Utilisation Date for that Loan or Documentary Credit or the date of the request to issue a Third Party Guarantee and the date of issuance thereof (as applicable), each of the LLCR, the Projected Minimum Debt Service Cover Ratio and the Projected Average Debt Service Cover Ratio is at least 1.20:1;

(n)	in the event that in the opinion of the Senior Agent (following consultation with the Technical Advisor) Construction Completion Date is likely to occur on or after five (5) months after the original Scheduled Completion Date, and without derogating from the Shareholders’ obligations pursuant to Clause 2.3(b)(ii) of the Equity Subscription Agreement with respect to the occurrence of a Force Majeure Event (as defined in the EPC Contract), the Parties and the Shareholders shall have agreed upon satisfactory arrangements to address the exposure to the Borrower with respect to the Project Schedule emanating from any discrepancies, in existence at such time, in the definition and conditions for recognition of an event as a “force majeure event” under the PUA Rules and the EPC Contract;

(o)	as of the date of the Drawdown Request, there is no Forecast Funding Shortfall;

(p)	a Drawdown Request has been received by the Senior Agent in accordance with this Agreement which, inter alia:

(i)	specifies the amount of the requested Loan or the requested Documentary Credit (as applicable) and with respect to a Documentary Credit Request, the proposed date for the issuance of the Documentary Credit;

(ii)	specifies the purpose(s) in or towards which the proceeds of the requested Loan or the requested Documentary Credit (as applicable) will be applied; and

(iii)	confirms that the proceeds of the requested Loan or the requested Documentary Credit (as applicable) will only be used for the purposes permitted hereunder.

(q)	with respect to a Loan or a Documentary Credit under the Long Term Facility or under the Standby Facility, the Request:

(i)	includes the approval of the Technical Adviser in the form set out in Schedule 5 (Form of Technical Adviser’s Certificate for a Request), with such amendments as the Senior Agent may approve or require; and

(ii)	confirms that (other than with respect to a Loan drawn following a Mandatory Drawdown Request),

(A)	the proceeds of such Loan are required to pay amounts due, or which will become due in the next ninety (90) days, in each case in accordance with the Financial Model and the latest Construction Budget, Energy Center Budget or Operating Budget (as applicable).

(B)	for the purpose of funding Cost Overrun, the Technical Adviser confirms to the Senior Agent in writing that:

(a)	the Cost Overruns specified in the Drawdown Request have been, or will be, properly incurred by the Borrower in order to achieve the Construction Completion Date on or before the Scheduled Completion Date;

(b)	such Cost Overruns are not part of the price set out in the EPC Contract (taking into account any savings); and

(c)	at such time, no additional Cost Overruns are expected to occur (i) in excess of the Available Funding, or (ii) other than Cost Overruns which, the Shareholders have undertaken to fund by additional Equity contributions and provided guarantees for such undertaking, all in form and substance satisfactory to the Senior Agent, are expected to occur.

(C)	for any purpose set out in paragraphs (i) or (ii) of Clause 2.3(b) (EPC/Energy Center Undertakings) of the Equity Subscription Agreement, the Borrower confirms to the Senior Agent in writing that the proceeds of such Loan shall be used to pay any liabilities of the Borrower in connection with such purpose (without specifying the actual amounts associated with such purposes).

(r)	[***]

(s)	with respect to a Loan or a Documentary Credit under the Long Term Facility, or a Loan under the DSRA Facility, on the date of the Drawdown Request, the ratio of:

(x)	the aggregate amount of (a) Equity contributed to the Construction Account or the DSRA (as applicable) prior to the drawing of a requested Loan plus (b) Recognised Development Phase Equity, to

(y)	the aggregate amount of (a) the Total Long Term Outstanding plus (b) the Total Long Term Commitments, plus (c) the Total DSRA Commitments plus (d) the Total DSRA Outstanding,

would not, immediately following the drawing of the requested Loan or the issuance of the requested Documentary Credit, be less than, 20:80;

(t)	with respect to a Loan under the DSRA Facility (other than with respect to a Loan drawn following the Second Mandatory Drawdown Request), all outstanding Loans under the VAT Facility have been repaid in full;

(u)	with respect to the issuance of a Documentary Credit under the Long Term Facility, the Standby Facility or the Working Capital Facility, (i) the Technical Adviser has approved the Documentary Credit Request; and (ii) the amount of such Documentary Credit does not, and would not, immediately following the utilisation of the requested Documentary Credit, exceed the Total Long Term Commitments, the Total Standby Commitments or the Total Working Capital Commitments, as applicable.

(v)	with respect to a Loan or a Documentary Credit under the Standby Facility:

(i)	the ratio of (x) the aggregate amount of additional Equity contributed by the Shareholders with respect to the Standby Facility to the Construction Account or the Proceeds Account (as applicable) prior to the drawing of the requested Loan to (y) the Total Standby Outstanding, would not, immediately following the drawing of the requested Loan, be less than, 25:75;

(ii)	there are no amounts standing to the credit of any Account (not including the Reserve Accounts) which in accordance with the terms of the Accounts Schedule are available for funding the purposes specified in the Drawdown Request; and

(iii)	the Long Term Facility has been utilised in full;

(w)	with respect to a Loan under the VAT Facility – the Borrower has delivered satisfactory evidence to the Senior Agent that the Borrower is obligated to pay VAT in the amount of the requested Loan within ninety (90) days following the proposed Utilisation Date;

(x)	with respect to a Loan under the Hedging Facility, the ratio of (x) the aggregate amount of additional Equity contributed by the Shareholders with respect to the Hedging Facility to the Construction Account or the Proceeds Account (as applicable) in connection with the Hedging Termination Payments prior to the drawing of the requested Loan to (y) the Total Hedging Outstanding, would not, immediately following the drawing of the requested Loan, be less than 20:80;

(y)	with respect to the issuance, replenishment or renewal of a Third Party Guarantee:

(i)	(A) either all conditions precedent to the first Utilisation under the Long Term Facility have been fulfilled to the full satisfaction of the Senior Agent or waived or the First Utilisation under the Long Term Facility has occurred, or (B) otherwise, each of the Senior Agent and the Issuing Bank approves the issuance of such Third Party Guarantee, provided that with respect to this paragraph (B) the aggregate amount of (i) the Third Party Guarantees issued by the Issuing Bank plus (ii) the higher of (x) ten percent (10%) of the overall amount (in NIS) under any Hedging Agreement, and (y) the aggregate amount of mark-to-market of all Hedging Agreement in effect, shall not exceed thirty eight million NIS (NIS 38,000,000);

(ii)	the term of the requested Third Party Guarantee will not exceed the Availability Period with respect to the Guarantees Facility;

(iii)	the Issuing Bank has agreed to the form of the requested Third Party Guarantee;

(iv)	the total amount of all issued and outstanding (i.e, not forfeited and replenished or otherwise cancelled) Third Party Guarantees does not exceed the Total Guarantees Commitments at such time;

(v)	the Borrower is required to provide the Third Party Guarantee to the relevant Person within fourteen (14) Business Days following the proposed date of issuance of such Third Party Guarantee;

(vi)	the amount standing to the credit of the Guarantees Reserve Account is not less than the Required Guarantees Balance; and

(vii)	in addition, in case of replenishment, renewal or re-issuance of a Third Party Guarantee:

(A)	the Loans made by virtue of a drawing by the beneficiary under a Third Party Guarantee have been repaid in full or the Shareholders have provided an irrevocable and unconditional bank guarantee issued by an Acceptable Bank in form acceptable to both the Senior Agent and the Issuing Bank in an amount equal to the amount drawn by the beneficiary under that Third Party Guarantee; and

(B)	the total number of replenishments of the Third Party Guarantees does not exceed twelve (12);

(C)	the Borrower may not request to replenish any Third Party Guarantee more than one (1) time during any calendar year; and

(D)	in the case of re-issuance of a Third Party Guarantee, the Borrower returns the original Third Party Guarantee isto the Issuing Bank concurrently with the delivery of the new Third Party Guarantee; and

(z)	with respect to a Loan or a Documentary Credit under the Long Term Facility, the Standby Facility, the DSRA Facility or the Hedging Facility, the Borrower has submitted a Request according to which two thirds (2/3) of the Requested Loan shall be drawn as a Linked Loan and the remaining one third (1/3) of the Requested Loan shall be drawn as a Non-Linked Loan.

4.3	Calculation of Equity

Amounts paid by a Shareholder pursuant to Clauses 2.3 (Shareholders’ Obligations), 2.4 (Guarantees Facility Amount) and 2.6 (Supplemental Contributions in respect of Equity Cure Rights) of the Equity Subscription Agreement and net overall operating revenues received by the Borrower with respect to the operation of the Energy Center during the Construction Phase or the take-or-pay obligations under the Gas Supply Agreement during the Construction Phase, shall not be taken into account as Equity for the purposes of calculation of the 80:20 or 75:25 gearing (as applicable) under this Clause 4 (Conditions Precedent) during the Construction Phase, and for the purpose of reconciliation pursuant to Clause 19.3 (Distributions) below.

4.4	Waiver

The Senior Agent shall be entitled to waive any of the Conditions Precedent set out in Clause 4.1 (Initial Conditions Precedent) or Clause 4.2 (Further Conditions Precedent), either with or without imposing any conditions thereto.

4.5	Longstop for First Utilisation Date

In the event that the first Utilisation Date under the Long Term Facility has not occurred by the date that is nine (9) months from the Signature Date, then the Senior Agent shall be entitled to terminate this Agreement and no Party shall have any claim and/or demand in that respect against any other Party, except for the Senior Finance Parties’ entitlement to receive payments from the Borrower in respect of fees payable to such Senior Finance Party pursuant to the terms of the Senior Finance Documents, Adviser’s fees, commissions and indemnities to the extent payable in accordance with the terms hereof.

5	UTILISATION

5.1	Giving of Drawdown Requests

(a)	Subject to the other provisions of this Agreement, the Borrower may borrow a Loan by giving to the Senior Agent a duly completed Drawdown Request.

(b)	Unless the Senior Agent otherwise agrees, the latest time for receipt of: (i) a duly completed Drawdown Request (other than Documentary Credit Request) is 11.00 a.m. at least ten (10) Business Days, before the proposed Utilisation Date; or (ii) a duly completed Documentary Credit Request is 11.00 a.m., at least twenty one (21) days prior to the proposed date for the issuance of the Documentary Credit.

(c)	Each Drawdown Request is irrevocable.

(d)	Notwithstanding anything to the contrary herein, in the event that the Weighted Average Bonds Rate reaches the First Mandatory Drawdown Bond Rate (such event, the “First Mandatory Drawdown Trigger Event”):

(i)	unless agreed otherwise by the Senior Agent and the Borrower, the Borrower shall, within three (3) Business Days of the First Mandatory Drawdown Trigger Event, either:

(A)	submit a Drawdown Request with respect to the aggregate amount of (a) the Total Long Term Commitments plus (b) the Total Standby Commitments expected at such time to be drawn up to the Commercial Operation Date in accordance with the latest Financial Model; less (c) seventy million NIS (NIS 70,000,000) linked to the Base Index, or

(B)	inform the Senior Agent that it plans to enter into interest rate Hedging Agreements in relation to the aggregate amount of: (a) the Total Long Term Commitments; plus (b) the Total Standby Commitments expected at such time to be drawn up to the Commercial Operation Date in accordance with the latest Financial Model, plus (c) the Total DSRA Commitments less the Supplementary Loans.

(iii)	in the event that within seven (7) Business Days of the First Mandatory Drawdown Trigger Event, the Borrower does not submit a Drawdown Request referred to in paragraph (ii)(A) above and the Borrower has not entered into interest rate Hedging Agreements referred to in paragraph (ii)(B) above which are satisfactory to the Senior Agent, the Borrower shall be deemed to have submitted a Drawdown Request to the Senior Agent as referred to in paragraph (ii)(A) above.

(e)	Notwithstanding anything to the contrary herein, upon the earlier of the date upon which (i) the Weighted Average Bonds Rate reaches the Second Mandatory Drawdown Bond Rate or (ii) any of the LLCR, the Project Minimum Debt Service Cover Ratio or the Projected Average Debt Service Cover Ratio is less than 1.35:1.00 (any such event, the “Second Mandatory Drawdown Trigger Event”), then:

(i)	unless agreed otherwise by the Senior Agent and the Borrower, the Borrower shall, within three (3) Business Days of the Second Mandatory Drawdown Trigger Event, either:

(A)	submit a Drawdown Request with respect to the aggregate amount of (a) the Total Long Term Commitments; plus (b) the Total Standby Commitments expected to be drawn until the Commercial Operation Date in accordance with the latest Financial Model, plus (c) the Total DSRA Commitments, or

(B)	inform the Senior Agent that it plans to enter into interest rate Hedging Agreements in relation to the aggregate amount of: (a) the Total Long Term Commitments; plus (b) the Total Standby Commitments expected to be drawn until the Commercial Operation Date in accordance with the latest Financial Model, plus (c) the Total DSRA Commitments.

(ii)	in the event that within seven (7) Business Days of the Second Mandatory Drawdown Trigger Event, the Borrower does not submit a Drawdown Request referred to in paragraph (ii)(A) above and the Borrower has not entered into interest rate hedging arrangements referred to in paragraph (ii)(B) above which are satisfactory to the Senior Agent, the Borrower shall be deemed to have submitted a Drawdown Request to the Senior Agent as referred to in paragraph (ii)(A) above.

(f)	There shall not be more than one Drawdown Request in any ninety (90) days’ period for any Loan under the Long Term Facility (other than with respect to any Mandatory Drawdown Request).

(g)	Only one Loan under each Senior Facility may be requested in each Drawdown Request.

5.2	Advance of a Loan

(a)	The Senior Agent shall, if satisfied that a Request meets the requirements of this Agreement (including those specified in Clause 4.2 (Further Conditions Precedent)) approve such Request. If the Senior Agent is not satisfied, it shall notify the Borrower, as soon as possible, and in any event no later than (i) with respect to Requests under the Long Term Facility and the Standby Facility, seven (7) Business Days and (ii) with respect to Requests under all other Senior Facilities, three (3) Business Days, in each case from the submission of a Request, of its rejection of the Request or the need to re-submit or amend the Request.

(b)	The Senior Agent shall notify each Senior Lender having Commitments in the relevant Senior Facility of the details of the requested Loan and the amount of its share in that Loan.

(c)	The amount of each Senior Lender’s share of the Loan will be the proportion of the Loan which its Senior Facility Commitment bears to the Total Senior Lender Commitments for that Senior Facility on the proposed Utilisation Date.

(d)	No Senior Lender is obliged to participate in a Loan if as a result:

(i)	its share in the Loans would exceed its relevant Senior Facility Commitment; or

(ii)	the Loans would exceed the applicable Total Senior Lender Commitments.

(e)	If the conditions set out in this Agreement have been met, each Senior Lender must make its share (if any) in the Loan available to the Senior Agent for the Borrower through its Senior Facility Office by not later than 13.00 on the Utilisation Date.

(f)	All Loans shall be advanced in NIS.

(g)	All Loans shall be advanced on a Business Day, other than on a Friday.

(h)	No Disbursement Request (as defined in the Accounts Schedule) may be submitted with respect to the proceeds of a Loan until the Business Day following the Utilisation Date of such Loan.

5.3	Documentary Credit and Third Party Guarantees

(a)	Issuance of a Documentary Credit or a Third Party Guarantee. If the Senior Agent approves the Documentary Credit Request or the issuance, renewal or replenishment of a Third Party Guarantee, as applicable, pursuant to the terms of this Agreement, it shall notify the Borrower, the Issuing Bank and the Senior Lenders having commitments in the Long Term Facility, the Standby Facility, the Working Capital Facility or the Guarantees Facility, as applicable. Within seven (7) Business Days of such notice, the Issuing Bank shall issue the relevant Documentary Credit or the relevant Third Party Guarantee (as applicable).

(b)	Utilisation of a Documentary Credit. If the beneficiary of a Documentary Credit issues a demand (including any supporting documents satisfactory to the Issuing Bank) for payment thereunder, the Issuing Bank shall, within three (3) Business Days of receipt of such documents and approval of the Technical Adviser, notify the Senior Agent of the amount of such drawdown under the Long Term Facility, the Standby Facility or the Working Capital Facility (as applicable) and the Senior Agent shall immediately be entitled to require each of the Senior Lenders having commitments under the applicable Senior Facility, to pay its share of the amount of the Documentary Credit. Such amounts shall be paid to the Issuing Bank and shall be deemed a Loan under the applicable Senior Facility.

(c)	Drawing Under a Third Party Guarantee. If the beneficiary of any Third Party Guarantee issues a demand for payment thereunder:

(i)	the Issuing Bank shall notify the Senior Agent within two (2) Business Days of receipt of the demand for payment under such Third Party Guarantee;

(ii)	the issuing Bank shall be entitled to request that the Senior Agent instructs the Account Bank to transfer the amount deposited in Guarantees Reserve Account to the Issuing Bank; and

(iii)	the amount paid by the Issuing Bank to the beneficiary under such Third Party Guarantee, minus any amount recovered by it from the Guarantees Reserve Account, shall be deemed a Loan under the Guarantees Facility which shall be payable in full by the Final Maturity Date of such Loan.

6	REPAYMENT

6.1	Repayment of the Long Term Facility, the Standby Facility and the DSRA Facility

(a)	The Borrower must repay the Loans under the Long Term Facility, the Standby Facility and the DSRA Facility:

(i)	with respect to Loans (other than Supplementary Loans), in instalments by repaying on each Repayment Date an amount equal to the percentage set opposite that Repayment Date in the Repayment Schedule of the amount of all such Loans outstanding as at the close of business on the last day of the applicable Availability Period.

(ii)	with respect to Supplementary Loans, in instalments by repaying on each Repayment Date an amount equal to the percentage set opposite that Repayment Date pursuant to the Supplementary Repayment Schedule, of the amount of all such Loans outstanding as at the close of business on the last day of the applicable Availability Period.

(b)	In the event that the Commercial Operation Date occurs:

(i)	during the first forty five (45) days’ period of an Interest Period, the first Repayment Instalment shall be paid on the last day of the immediate succeeding Interest Period (e.g., if the Commercial Operation Date occurs on January 3, the first Repayment Instalment shall be paid on June 25); or

(ii)	during the remaining period of an Interest Period not referred to in paragraph (i) above, the first Repayment Instalment shall be paid on the last day of the second succeeding Interest Period (e.g., if the Commercial Operation Date occurs on March 3, the first Repayment Instalment shall be paid on September 25).

6.2	Repayment of the Hedging Facility

The Borrower must repay a Loan under the Hedging Facility, in instalments by repaying on each Repayment Date, an amount equal to the percentage set opposite that Repayment Date in the Hedging Repayment Schedule, of the amount of such Loan.

“Hedging Repayment Schedule” shall mean a repayment schedule based on the Repayment Schedule and the Supplementary Repayment Schedule with the following adjustments: (i) the first repayment date under such repayment schedule is the immediate succeeding Repayment Date after the drawing of such Loan, and (ii) each percentage set opposite each Repayment Date shall be increased (to the extent required) on a pro-rata basis such that the aggregate amount of the percentages set opposite such Repayment Dates in the Hedging Repayment Schedule shall equal one hundred percent (100%).

6.3	Repayment of the VAT Facility

The Borrower must repay each Loan under the VAT Facility in a single payment by no later than the Final Maturity Date for such Loan.

6.4	Repayment of Loans under the Guarantees Facility

In any event of a drawing under a Third Party Guarantee, the Loan constituted by such drawing shall be repaid in full:

(a)	by the Shareholders, pursuant to Clause 2.4(a)(i) (Repayment of Loans outstanding under the Guarantees Facility) of the Equity Subscription Agreement, or

(b)	to the extent the Shareholders have provided to the Issuing Bank an irrevocable and unconditional bank guarantee pursuant to Clause 2.4(a)(ii) (Repayment of Loans outstanding under the Guarantees Facility) of the Equity Subscription Agreement, on a full cash sweep basis pursuant to the Order of Payment under the Accounts Schedule, and in no event later than the Final Maturity Date for Loans under the Guarantees Facility.

6.5	Repayment of the Working Capital Facility

The Borrower must repay each Loan under the Working Capital Facility in a single payment by no later than the Final Maturity Date for such Loan.

6.6	Re-borrowing

(a)	Amounts repaid by the Borrower with respect to the Long Term Facility, the Standby Facility, the DSRA Facility or the Hedging Facility may not subsequently be re-borrowed.

(b)	Amounts repaid by the Borrower with respect to the VAT Facility, the Guarantees Facility or the Working Capital Facility may be re-borrowed upon repayment and satisfaction of the conditions precedent for drawing under such Senior Facilities.

6.7	Final Maturity Date

Without limiting this Clause 6 (Repayment), any Loans outstanding on the Final Maturity Date of that Senior Facility must be repaid in full on the applicable Final Maturity Date.

7	PREPAYMENT AND CANCELLATION

7.1	Voluntary Prepayment

(a)	Subject to the other terms of this Agreement and without derogating from sub-Clause (e) below, the Borrower may, by giving not less than thirty (30) Business Days prior notice to the Senior Agent (the “Prepayment Notice”), prepay any Loan (as applicable), in whole or in part, provided that it first demonstrates to the satisfaction of the Senior Agent that:

(i)	no Forecast Funding Shortfall would result, if it were to be tested immediately following the prepayment;

(ii)	no Financial Indebtedness, other than Permitted Financial Indebtedness under Clause 17.7(b)(ii) below, is incurred in order to fund such prepayment;

(iii)	all Projected Project Costs can be paid in full as they fall due; and

(iv)	the prepayment will not result in the occurrence of a Default.

(b)	The Prepayment Notice shall specify (i) the Business Day on which prepayment is to be made, and (ii) the Financing Principal and interest amount to be prepaid. The Senior Agent shall promptly deliver a copy of any prepayment notice to the Senior Lenders.

(c)	Any such prepayment (other than prepayment of Loans under the VAT Facility or the Working Capital Facility) shall be made together with the Make Whole Amount or the Make Whole Amount for Financial Loss, as applicable, as set out in Clause 7.9 (Compensation for Prepayment) below.

(d)	A prepayment of a Loan under the Long Term Facility, the Standby Facility, the DSRA Facility and the Hedging Facility in part must be in a minimum amount of ten million NIS (NIS 10,000,000) or, if less, the remaining amount of the Loans and made on a date upon which Financing Principal and/or interest is payable.

(e)	The Borrower may voluntarily prepay any Loan in full, without demonstrating compliance with the requirements specified in sub-Clause (a) above, if, simultaneously with that prepayment, all outstanding Loans are prepaid in full and the Total Senior Lender Commitments are cancelled in full and provided that the Borrower pays the Make Whole Amount or the Make Whole Amount for Financial Loss, as applicable, as set out in sub-Clause (c) above.

(f)	A pro rata share of the Hedging Liabilities will be paid upon the performance of any voluntary prepayment under this Agreement.

7.2	Mandatory Prepayment and Cancellation – Illegality

If it becomes unlawful in any applicable jurisdiction for a Senior Lender or the Issuing Bank to perform any of its obligations under a Senior Finance Document or to fund or maintain its participation in any Loan or to issue a Third Party Guarantee (including where such performance, funding, issuance or maintenance become in breach of Bank of Israel Proper Conduct of Banking Business Regulations or breach of the guidelines or regulations of the Commissioner):

(a)	that Senior Lender shall promptly notify the Borrower and the Senior Agent upon becoming aware of the unlawfulness;

(b)	the Commitments of that Senior Lender will be immediately cancelled;

(c)	the Borrower must repay or prepay that Senior Lender’s participation in each Loan made to the Borrower on the last day of the current Interest Period of that Loan or, if earlier, the date specified by the Senior Lender in the notice delivered to the Senior Agent (being no earlier than the last day of any applicable grace period allowed by Applicable Law);

(d)	any such prepayment shall be made with the Make Whole Amount or the Make Whole Amount for Financial Loss, as applicable, as set out in Clause (ii) (Compensation for Prepayment) below and all Hedging Termination Payments (if applicable) as of such date; and

(e)	with respect to the Guarantees Facility or a Third Party Guarantee, the Borrower shall promptly (and in any event prior to such illegality entering into effect) procure the replacement of the relevant Third Party Guarantee by a new guarantee in accordance with the relevant Project Document or any Applicable Law pursuant to which the Third Party Guarantee was issued and return the original Third Party Guarantee to the Issuing Bank

7.3	Mandatory Prepayment – Compensation and Liquidated Damages

In the event that the Borrower receives:

(a)	liquidated damages pursuant to Sections 8.4 (Liquidated Damages for Delay) and 11.3 (Buy-Down Amount) of the EPC Contract; or

(b)	any Compensation,

the Borrower shall use such amounts to prepay the Loans outstanding under the Senior Facilities (or the applicable part thereof). Any such prepayment shall be made with the Make Whole Amount as set out in Clause (ii) (Compensation for Prepayment) below. A pro rata share of the Hedging Liabilities will be paid upon prepayment pursuant to this Clause 7.3.

7.4	Mandatory Prepayment – Modified Gas Supply Agreement

If, by the date of expiry or termination of the original Gas Supply Agreement, the Borrower has not entered into a Modified Gas Supply Agreement as approved by the Senior Agent in accordance with the terms set out in Clause 18.6 (Gas Agreement), the Borrower must prepay all Loans outstanding under the Senior Facilities and close out all Hedging Agreements. Any such prepayment shall be made with the Make Whole Amount as set out in Clause (ii) (Compensation for Prepayment) below and all Hedging Termination Payments as of such date.

7.5	Automatic Cancellation

(a)	Each Commitment of each Senior Lender will be automatically cancelled at the close of business on the last day of the applicable Availability Period.

(b)	In the event that the Borrower has not entered into an Hedging Agreement with respect to the interest rate exposure during the Construction Phase, the Total Hedging Commitments will be automatically cancelled on the Commercial Operation Date.

7.6	Voluntary Cancellation

(a)	Subject to the other terms of this Clause 7.6 (Voluntary Cancellation) and the other terms of this Agreement, the Borrower may, by giving not less than thirty (30) days’ prior notice to the Senior Agent, cancel the amount of the Total Senior Lender Commitments, in whole or in part.

(b)	Partial cancellation of the Total Senior Lender Commitments must be in a minimum amount of ten million NIS (NIS 10,000,000) linked to the Base Index.

(c)	The Borrower may not cancel any amount of the Total Senior Lender Commitments with respect to a Senior Facility if, as a result of such cancellation, a Drawdown Request issued by the Borrower would result in there being insufficient Total Senior Lender Commitments to provide the requested Loan under that Senior Facility.

(d)	The Borrower may not voluntarily cancel any of the Total Senior Lender Commitments unless (1) the Technical Adviser has certified that the Borrower has sufficient funds to complete the IPP by no later than the Scheduled Completion Date and (2) it first demonstrates to the satisfaction of the Senior Agent that the following cumulative conditions have been met:

(i)	no Forecast Funding Shortfall (as certified by the Technical Adviser) would result, if it were to be tested immediately following the cancellation;

(ii)	the cancellation will not result in the occurrence of a Default;

(iii)	no Financial Indebtedness other than Permitted Financial Indebtedness under Clause 17.7(b)(ii) below, is incurred in order to fund such cancellation; and

(e)	with respect to the cancellation of any amount of the Total Guarantees Commitments (or the replacement of an issued but undrawn Third Party Guarantee) the Borrower demonstrates to the full satisfaction of the Senior Agent that it is either no longer required to provide the relevant Third Party Guarantee or the Shareholders have provided the relevant guarantee without recourse to or in any way relying on any of the assets of the Borrower (except, for the avoidance of doubt, reliance on distributions and dividends).

(f)	The Borrower may not voluntarily cancel any of the Total Standby Commitments, the Total VAT Commitments, the Total DSRA Commitments, the Total Guarantees Commitments or the Total Hedging Commitments without the prior approval of the Senior Agent, and with respect to the Total Guarantees Commitments or the Total Hedging Commitments without also the prior approval of the Issuing Bank or the Hedging Bank, respectively.

(g)	Subject to the other terms of this Clause 7.6 (Voluntary Cancellation), the Borrower may cancel the Total Guarantees Commitments, the Total Working Capital Commitments and the Total Hedging Commitments, each, in whole or in part, without cancelling the Total Long Term Commitments and the Total Standby Commitments.

(h)	A voluntary cancellation of the entire Total Long Term Commitments shall result in the automatic cancellation of the entire Total Senior Lender Commitments.

(i)	In the event that the Borrower cancels any part of the Total Senior Lender Commitments under this Clause 7.6 (Voluntary Cancellation), it shall pay a cancellation fee [***] of the cancelled Commitments for any amount cancelled, other than in the event that the cancellation is due to:

(i)	a reduction in the Capital Costs of the Project;

(ii)	to the extent that any applicable Ratio is equal or less than 1.25:1, an additional contribution of equity by the Shareholders, that increases such applicable Ratio up to 1.30:1 (it is clarified that this sub-clause does not apply to contribution of additional equity that results in an increase of such applicable Ratio above 1.30:1); or

(iii)	with respect to the Total Long Term Commitments, the Total Standby Commitments or the Total DSRA Commitments, the Commercial Operation Date has occurred.

7.7	Application of Prepayments and Cancellations

(a)	Any prepayment of Loans (other than Loans under the Working Capital Facility) must be applied on a pro rata basis against the remaining repayment instalments of the Loans outstanding under the Senior Facilities.

(b)	Any cancellation of the Total Senior Lender Commitments and or any prepayment of the Total Outstandings (other than under Clause 7.2 (Mandatory Prepayment and Cancellation - Illegality) and Clause 7.8 (Prepayment and Cancellation of Single Senior Lender)) must be applied in cancellation of the Total Senior Lender Commitments under the Senior Facilities, pro rata, until cancelled in full or the prepayment of the Total Outstandings and the Hedging Liabilities, pro rata, until prepaid in full.

(c)	All prepayments or cancellations in respect of a Senior Facility (other than under Clause 7.2 (Mandatory Prepayment and Cancellation - Illegality) and Clause 7.8 (Prepayment and Cancellation of Single Senior Lender)) shall be applied pro rata amongst all the Senior Lenders in respect of that Senior Facility.

7.8	Prepayment and Cancellation of Single Senior Lender

(a)	If:

(i)	the Borrower elects to pay a Senior Lender following a Market Disruption pursuant to Clause 11 (Market Disruption) below;

(ii)	the Borrower is required to pay to a Senior Lender a Tax Payment pursuant to Clause 12 (Taxes) below; or

(iii)	the Borrower is required to pay to a Senior Lender an Increased Cost pursuant to Clause 13 (Increased Costs) below;

the Borrower may, while the requirement continues, give notice to the Senior Agent requesting prepayment and cancellation in respect of that Senior Lender.

(b)	After notification under sub-Clause (a) above and subject to the terms of this Agreement:

(i)	the Borrower must repay or prepay that Senior Lender’s share in each Loan on the date specified in sub-Clause (c) below;

(ii)	the Commitments of that Senior Lender will be immediately cancelled; and

(iii)	the Senior Agent shall cooperate with the Borrower in order to assist the Borrower in its efforts to replace that Senior Lender with a new lender (if applicable), provided that such new lender satisfies the

(iv)	conditions to be a Senior Lender as specified in Clause 6.1 (Transfers

(v)	by Senior Lenders) of the Intercreditor Agreement.

(c)	The date for repayment or prepayment of a Senior Lender’s share in a Loan will be:

(i)	the last day of the current Interest Period for that Loan; or

(ii)	if earlier, the date specified by the Borrower in its notification.

7.9	Compensation for Prepayment

(a)	Other than as expressly set out in this Agreement, where all or any part of a Loan (other than Loans made under the VAT Facility or the Working Capital Facility) or any other amount due hereunder is paid by the Borrower on a day other than on the due date for that Loan or unpaid sum, the Borrower shall pay each Senior Lender the Make Whole Amount.

(b)	Notwithstanding sub-clause (a) above, where the Borrower has made a voluntary prepayment of the Guarantee Utilisation Amount, in whole or in part, or a mandatory prepayment under Clause 7.2 (Mandatory Prepayment and Cancellation – Illegality) or Clause 7.3 (Mandatory Prepayment – Compensation and Liquidated Damages) or a prepayment pursuant to Clause 7.8 (Prepayment and Cancellation of Single Senior Lender), the Borrower shall be required to pay only the Make Whole Amount for Financial Loss.

7.10	Miscellaneous Provisions

(a)	Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s) and the affected Loans and amounts of the Total Senior Lender Commitments being cancelled. The Senior Agent must notify the Senior Lenders promptly of receipt of any such notice and provide them with a copy of such notice.

(b)	All prepayments of a Loan under this Agreement must be made together with:

(i)	accrued interest on the amount prepaid;

(ii)	Linkage Differentials; and

(iii)	any amounts payable under:

(A)	Clause 25.2 (Other Indemnities);

(B)	any Make Whole Amount or the Make Whole Amount for Financial Loss, as applicable,.

(c)	No amounts of the Total Senior Lender Commitments cancelled under this Agreement may subsequently be reinstated.

8	INTEREST

8.1	Calculation of Interest

(a)	The rate of interest on each Loan (other than a Loan under the VAT Facility, the Guarantees Facility or the Working Capital Facility) is the percentage rate per annum equal to the Bond Rate plus the Margin.

(b)	The rate of interest on each Loan under the VAT Facility, the Guarantees Facility or the Working Capital Facility is the percentage rate per annum equal to the Prime Interest Rate plus the Margin.

(c)	Notwithstanding the provisions of sub-Clauses (a) and (b) above, unless the directives of the Bank of Israel require otherwise, the rate of interest with respect to any Loan shall not be less than zero (0).

8.2	Margin

[***]

8.3	Payment of Interest

Except where it is provided to the contrary in this Agreement, the Borrower must pay accrued interest (together with Linkage Differentials thereon, where applicable) on each Loan made to it on the last day of each Interest Period.

8.4	Capitalisation of Interest

(a)	Notwithstanding Clause 8.3 (Payment of Interest), until the First Repayment Date interest on each such Loan under the Long Term Facility, the Standby Facility, the DSRA Facility and the Hedging Facility (together with Linkage Differentials thereon, where applicable) shall be capitalised on the last date of each relevant Interest Period and shall be added to the Financing Principal amount of such Loans.

(b)	Interest capitalised under this Clause 8.4 (Capitalisation of Interest) shall accrue Linkage Differentials, where applicable, and interest at the interest rate or rates applicable to the Loan in respect of which that interest would have otherwise been payable.

8.5	Interest on Overdue Amounts

(a)	If the Borrower fails to pay any amount payable by it to a Senior Finance Party under the Senior Finance Documents, it must immediately on demand by the Senior Agent pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment.

(b)	Interest on an overdue amount is payable at a rate determined by the Senior Agent to be three hundred and fifteen basis points (3.15%) per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan.

(c)	Interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each of Interest Period but will remain immediately due and payable.

9	INTEREST PERIODS

9.1	Interest Periods

(a)	The Interest Period for any Loan under the Senior Facilities (other than the VAT Facility and the Working Capital Facility) will, subject to the other provisions of this Clause 9.1, be three (3) months. The first Interest Period for each Loan shall commence on the Utilisation Date for such Loan and shall end on the first to occur of March 25, June 25, September 25 and December 25 of such calendar year. Each subsequent Interest Period shall commence on the expiry of the previous Interest Period. If a Loan is advanced on a date that is less than one (1) month prior to the commencement of the next Interest Period, interest will be calculated on such Loan on a daily basis until the end of the next Interest Period and shall be added to the Financing Principal amount of the Loan in question on last day of the next Interest Period.

(b)	The Interest Period for any Loan under the VAT Facility or the Working Capital Facility will, subject to the other provisions of this Clause, be one (1) month.

(c)	If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

9.2	No Overrunning the Final Maturity Date

If an Interest Period would otherwise overrun the Final Maturity Date applicable to that Senior Facility, it will be shortened so that it ends on the Final Maturity Date of such Facility.

9.3	Other Adjustments

The Senior Agent and the Borrower may enter into such other arrangements as they may agree for the adjustment of terms and the consolidation and/or splitting of Loans. Notwithstanding the foregoing, the Senior Agent shall be entitled to consolidate the Loans made under the Senior Facilities and to make such other adjustments (including making adjustments to repayment schedule), in order to facilitate the efficient administration of the Loans or to accord with current market practice, provided that, in each case, such adjustments do not adversely affect the Borrower. The interest rate on a consolidated loan shall be equal to the weighted average of the interest rates on the Loans being consolidated.

10	LINKAGE

The Linked Loans under the Long Term Facility, the Standby Facility, the DSRA Facility and the Hedging Facility and all interest thereon and any other amount required to be linked to the Index under the Senior Finance Documents shall be linked to the Index in accordance with the following:

(a)	If on any Linkage Date or any date when a calculation is to be made in accordance with the provisions of a Senior Finance Documents, the New Index shall have risen in comparison to the Base Index or, with respect to a Linked Loan, the Loan Base Index, the Borrower shall make all payments to the Senior Agent on such date (whether in respect of Financing Principal, interest or any other amount payable in NIS hereunder), duly multiplied by the New Index and divided by the Base Index or the Loan Base Index, as applicable. If on any Linkage Date the New Index shall not have risen or shall have fallen in comparison to the Base Index or the Loan Base Index, as applicable, the Borrower shall effect payment in full of all such amounts payable hereunder at their stated values, without any reduction.

(b)	If the Index due to be published preceding any such date, shall not be published for any reason, then until the Index is published, the “New Index” with respect to any payment made on such date, shall mean, the last published Index.

(c)	If it transpires that the New Index which shall have been published shall have risen in comparison to the Index which served as a provisional basis for making the aforesaid payments, then the Borrower shall pay to the Senior Lenders the resulting differentials within five (5) Business Days from the date of publication of the New Index.

(d)	Conversely, if it transpires that the New Index which shall been published late, shall have fallen in comparison to the Index which served as a provisional basis for making the aforesaid payments, then the Senior Lenders shall pay to the Borrower the resulting differentials by way of set-off against the next payment from the Borrower to the Senior Lenders. Notwithstanding the above, for the purposes of calculating any such differentials, the New Index taken into account shall not fall below the Base Index or the Loan Base Index, as applicable.

11	MARKET DISRUPTION

11.1	Market Disruption Event

In this Clause, each of the following events is a “Market Disruption Event”:

(a)	the Senior Agent is unable to determine the applicable rate of Interest, or otherwise determines that adequate and fair means do not exist for ascertaining the same; or

(b)	the Senior Agent receives by close of business on the date that is five (5) Business Days before the proposed Utilisation Date of the applicable Loan notification from one or more of the Senior Lenders required to participate in that Loan that:

(i)	the cost to it of obtaining matching deposits for the relevant period would be in excess of one hundred and fifty basis points (1.50%) per annum (the “Market Disruption Threshold”) above the Bond Rate;

(ii)	matching deposits for the relevant period will not be available to it in the ordinary course of business to fund its participation in that Loan; or

(iii)	there shall be no objective possibility for such Senior Lender to finance itself in respect of any particular Loan about to be made.

The Senior Agent must promptly notify the Borrower and the Senior Lenders of a Market Disruption Event.

11.2	Alternative Basis of Interest or Funding

(a)	If a Market Disruption Event set out in sub-clause 11.1(b)(i) above occurs, the following rate of interest shall be applied to each affected Loan:

(i)	If the Market Disruption Threshold is equal to or greater than one hundred and fifty basis points (1.50%) per annum, but less than or equal to two hundred basis points (2.00%) per annum, then the Margin shall be increased by seventy five basis points (0.75%) per annum; or

(ii)	If the Market Disruption Threshold is greater than two hundred basis points (2.00%) per annum, then the Margin shall be increased by the full amount of the increase in cost for obtaining matching deposits.

(b)	If any other Market Disruption Event occurs and the Senior Agent, any affected Senior Lender or the Borrower so requires, the Borrower and the Senior Agent with consultation with the Senior Lender affected by the market disruption (the “Affected Senior Lender”), must enter into negotiations for a period of not more than thirty (30) days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the affected Loan and such alternative basis shall be binding on the Affected Senior Lender.

(c)	In the event that no alternative basis is agreed pursuant to sub-clause (b) above, such Loan will not be made, and the Senior Agent shall be entitled to require, or the Borrower shall be entitled to elect to make, the immediate repayment of the outstanding balance of any or all Loans made by the Affected Senior Lender in accordance with Clause 7.2 (Mandatory Prepayment and Cancellation - Illegality) above and all Total Senior Lenders Commitments of the Affected Senior Lender(s) shall be cancelled immediately. The Borrower shall be entitled to fund such prepayment and cancellation by an alternative lender in accordance with the procedure set forth in Clause 28.4 (Replacement of a Defaulting Senior Finance Party).

(d)	To the extent that the alternative basis for the Loan made under this Clause is a short-term Loan, upon returning to normal market conditions which allow the return to the provisions of this Agreement, the Borrower shall resume drawings under the relevant Senior Facility (which Loan shall be used, inter alia, to prepay the short term Loan made under this Clause 11 (Market Disruption)), under the terms of this Agreement, and such Loans shall be continued for an Interest Period expiring on the next Interest Due Date which would have applied if these provisions of this Clause 11 (Market Disruption) had not been operating.

12	TAXES

12.1	General

In this Clause 12 (Taxes), “Tax Credit” means a credit against any Tax or any relief or remission for Tax (or its repayment).

12.2	Tax Gross-up

(a)	The Borrower must make all payments to be made by it to a Senior Finance Party under the Senior Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law. Any Tax Deduction will be made within the time allowed by law.

(b)	If the Borrower or the Senior Agent is aware that the Borrower must make a Tax Deduction (or that there is a change in the calculation, rate or the basis of a Tax Deduction), it must promptly notify the affected Parties.

(c)	If a Tax Deduction is required by law to be made by the Borrower or the Senior Agent, the amount of the payment due from the Borrower will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	Within thirty (30) days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Borrower must deliver to the Senior Agent evidence that the Tax Deduction has been made or paid to the relevant taxing authority.

12.3	FATCA Deduction

A Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the other Senior Finance Parties.

12.4	Tax Indemnity

(a)	Except as provided below, the Borrower must indemnify a Senior Finance Party against any loss or liability which that Senior Finance Party determines will be or has been suffered (directly or indirectly) by that Senior Finance Party for or on account of Tax in relation to a payment received or receivable (or any payment deemed to be received or receivable) under a Senior Finance Document.

(b)	Sub-Clause (a) above does not apply to any Tax assessed on a Senior Finance Party under the laws of the jurisdiction in which:

(i)	that Senior Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Senior Finance Party is treated as resident for tax purposes; or

(ii)	that Senior Finance Party’s Senior Facility Office is located in respect of amounts received or receivable in that jurisdiction;

if that Tax is imposed on or calculated by reference to the net income received or receivable by that Senior Finance Party. However, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Senior Finance Party, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose.

(c)	A Senior Finance Party making, or intending to make, a claim under sub-Cause (a) above must promptly notify the Borrower of the event which will give, or has given, rise to the claim.

12.5	Tax Credit

If the Borrower makes a Tax Payment and:

(a)	the relevant Senior Finance Party determines that a Tax Credit is directly attributable to that Tax Payment;

(b)	there is no legal impediment to receiving such Tax Credit; and

(c)	the relevant Senior Finance Party has used and retained that Tax Credit,

the relevant Senior Finance Party must pay the Borrower an amount equal to that Tax Credit, provided that such payment will leave that Senior Finance Party (after such payment) in the same after-tax position as it would have been in if the Tax Payment had not been required to be made by the Borrower.

12.6	Stamp Taxes

The Borrower must pay and indemnify each Senior Finance Party against any stamp duty, stamp duty land tax, registration or other similar Tax payable in connection with the entry into, performance or enforcement of any Senior Finance Document, except for any such Tax payable in connection with the entry into a Transfer Certificate.

12.7	VAT

(a)	Any amount payable under a Senior Finance Document by the Borrower is exclusive of any VAT or any other Tax of a similar nature which might be chargeable in connection with that amount. If any such Tax is chargeable, the Borrower must pay to the Senior Finance Party (in addition to and at the same time as paying that amount) an amount equal to the amount of that Tax.

(b)	Where a Senior Finance Document requires a Party to reimburse a Senior Finance Party for any costs or expenses, that Party must also at the same time pay and indemnify that Senior Finance Party against all value added tax or any other Tax of a similar nature incurred by that Senior Finance Party in respect of those costs or expenses, against delivery of the VAT invoice with respect thereto.

12.8	Section 9(2) of the Income Tax Ordinance

To the extent that

(a)	a Senior Finance Party was entitled to an exemption from income tax on income received by such Senior Finance Party from the Borrower pursuant to Section 9(2) of the Income Tax Ordinance [New Version], 5721-1961; and

(b)	with respect to any payment made by the Borrower hereunder, such Senior Finance Party ceased to be entitled to such exemption due solely to changes in the ownership of the Borrower;

then the Borrower shall forthwith on demand, indemnify each such Senior Finance Party against any additional Tax payable by that Senior Finance Party as a result of the said exemption from income tax ceasing to apply. Such indemnity shall be by way of grossing up of the Tax payable and the provisions of Clause 12.3 (Tax Indemnity) above shall apply.

13	INCREASED COSTS

13.1	Increased Costs

Except as provided below in this Clause, the Borrower must pay to a Senior Finance Party the amount of any Increased Cost incurred or payable by that Senior Finance Party or any of its Affiliates as a result of:

(a)	after the Signature Date, the introduction of, or any change in, or any change in the interpretation by a Government Entity (including any court), administration or application of, any law or regulation; or

(b)	compliance with any law or regulation made after the Signature Date.

Payment of Increased Costs pursuant to this Clause 13.1 (Increased Costs) shall be made within 30 (thirty) days of a demand of the Senior Agent to make such payment, unless the law or regulation (including, change in interpretation with respect thereto) referred to in sub-Clauses (a) or (b) above specifically sets a later date for such payment, in which case the payment shall be made by such later date.

13.2	Exceptions

The Borrower need not make any payment for an Increased Cost to the extent that the Increased Cost is:

(a)	compensated for, or would have been compensated for, under another Clause but for an exception to that Clause; or

(b)	attributable to a Senior Finance Party or its Affiliate wilfully failing to comply with any law or regulation; or

(c)	applicable to borrowers similarly situated to the Borrower, but such Senior Finance Party decides to impose such Increased Cost only on the Borrower (unless such Increased Cost was specifically required to be imposed pursuant to Applicable Law).

13.3	Claims

A Senior Finance Party intending to make a claim for an Increased Cost must notify the Senior Agent of the circumstances giving rise to and the amount of the claim following which the Senior Agent will promptly notify the Borrower.

14	MITIGATION

14.1	Mitigation

(a)	Each Senior Finance Party shall take all reasonable steps to mitigate any circumstances which arise and which result or would result in any Tax Payment or Increased Costs in connection with the Senior Finance Documents. The foregoing does not in any way limit the obligations of the Borrower under the Senior Finance Documents.

(b)	The Borrower must indemnify each Senior Finance Party for all costs and expenses reasonably incurred by that Senior Finance Party as a result of any step taken by it under this Clause.

(c)	A Senior Finance Party is not obliged to take any step under this Clause, if, in the opinion of that Senior Finance Party (acting reasonably), to do so might be prejudicial to it.

14.2	Conduct of Business by a Senior Finance Party

Without derogating from Clause 14.1 (Mitigation), no term of this Agreement will interfere, limit or derogate, in any way, from the right of any Senior Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit or oblige any Senior Finance Party to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or the extent, order and manner of any claim or disclose any information relating to its affairs or any computation in respect of Tax.

15	REPRESENTATIONS

15.1	Representations

The representations and warranties set out in this Clause 15 (Representations) are made by the Borrower to each Senior Finance Party.

15.2	Status

It is a limited liability company, duly incorporated and validly existing under the laws of Israel.

15.3	Powers and Authority

(a)	It has the corporate power to:

(i)	enter into, perform and deliver, and has taken all necessary action to authorise the entry into, performance and delivery of, the Transaction Documents to which it is a party and the transactions contemplated by those Transaction Documents; and

(ii)	own its assets and carry out the Project.

(b)	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.

15.4	Legal Validity

(a)	Each Transaction Document is legally binding, valid and (subject to the Legal Opinion Qualifications) enforceable according to its terms.

(b)	Each Transaction Document to which a Principal Project Party is a party is in the proper form for its enforcement by that party in accordance with its terms in the courts of Israel.

(c)	Each Transaction Document is in full force and effect.

15.5	Non-Conflict

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents to which it is a party do not and will not conflict with:

(a)	any Applicable Law applicable to the Project, the Borrower or any of its assets;

(b)	its Organisational Documents;

(c)	any Transaction Authorisation; or

(d)	any document which is binding upon it or any of its assets or constitute a default or termination event (however described) under any such document.

15.6	No Default

(a)	No Default is outstanding or will result from the execution of, or the performance of any transaction contemplated by, any Transaction Document.

(b)	There is no outstanding breach by the Borrower of any term of any Transaction Document to which it is a party and no Person has disputed, repudiated or disclaimed liability under any Transaction Document to which it is a party or evidenced an intention to do so.

(c)	No other event is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of the foregoing, would constitute) a default or termination event (however described) under any document which is binding on it or any of its assets to an extent or in a manner which has or is reasonably likely to have a Material Adverse Effect.

(d)	To the best of its knowledge, no Project Party is in breach of the terms of any Transaction Document to which that Project Party is a party, its Organisational Documents, or any Transaction Authorisation.

15.7	Transaction Authorisations

(a)	All Transaction Authorisations required by each Project Party are listed in Schedule 13 (Transaction Authorisations) of this Agreement as updated in accordance with Clause 17.1(b) below.

(b)	All Transaction Authorisations have been obtained or effected and are in full force and effect or will be obtained or effected and will be in full force and effect on the date they are required, in each case, without any conditions or requirements which the Borrower or, to the best of its knowledge, the applicable Project Party, does not reasonably expect to be able to satisfy.

(c)	It, or to the best of its knowledge, the applicable Project Party, is in full compliance in all material respects with the terms of each Transaction Authorisation.

(d)	To the best of its knowledge:

(i)	there is no reason why any Transaction Authorisation will not be obtained or effected by the time it is required, including any permits required to connect to the IEC’s Electricity Network;

(ii)	no steps to revoke, cancel, challenge or annul any Transaction Authorisation have been taken;

(iii)	there is no reason why any Transaction Authorisation will not be renewed when it expires without the imposition of any new restriction or condition; or

(iv)	there is no reason why the Permanent License will not be obtained on substantially the same terms as the Provisional License.

(e)	The Project, if constructed and operated in accordance with the plans and specifications therefor and the Project Documents, will conform to and comply with all covenants, conditions, restrictions and reservations in the Transaction Authorisations, the Transaction Documents applicable thereto and all Applicable Laws.

15.8	Insolvency

(a)	No:

(i)	action, legal proceeding or other procedure or step described in sub-Clause (a) of Clause 20.7 (Insolvency Proceedings); or

(ii)	creditors’ process described in Clause 20.8 (Creditors’ Process);

has been taken or is threatened in relation to it nor, to the best of its knowledge, has been taken or is threatened in relation to any Major Project Party.

(b)	None of the circumstances described in Clause 20.6 (Insolvency) applies to it, nor, to the best of its knowledge, to any Major Project Party.

15.9	Financial Statements

(a)	Its audited annual financial statements most recently delivered to the Senior Agent (which, at the Signature Date, are the financial statements delivered to the Senior Agent in accordance with Schedule 2 (Initial Conditions Precedent):

(i)	have been prepared in accordance with GAAP consistently applied (including the treatment of the Project as a “financial asset”) and give true and fair view of its financial condition as at the date to which they were drawn up;

(ii)	have been audited by the Auditors; and

(iii)	contain no form of qualification of any kind by the Auditors as to the true and fair view of its financial condition;

except, in each case, as disclosed to the contrary in the financial statements.

(b)	There has been no material adverse change in its financial condition since the date on which the financial statements were drawn up.

15.10	Budgets, Calculation of Ratios and Financial Model

(a)	The Assumptions and any estimates made by the Borrower and supplied to the Senior Agent for the purposes of preparing any Forecast or Historic Statement (in each case whether draft or otherwise), the Financial Model or the revised Financial Model or any Budget were determined in good faith by the Borrower after due and careful enquiry and represent the genuine views of the Borrower, it being recognised that forecasts by their nature are uncertain.

(b)	Each of the Financial Model, the revised Financial Model and each Forecast, Budget and Historic Statement (in each case whether draft or otherwise) as at the date delivered by the Borrower:

(i)	other than in respect of any estimate, was true and accurate in all material respects;

(ii)	was prepared in good faith and with due care on the basis of recent historical information and assumptions believed by it to be reasonable;

(iii)	was consistent with the Transaction Documents and takes into account all Applicable Laws and Tax treatment;

(iv)	reasonably represented the Borrower’s expectations in relation to the matters covered in those documents

(v)	has been, other than as expressly disclosed to the Senior Agent in writing as of the date on which such document is dated, prepared in accordance with GAAP; and

(vi)	with respect to each Historic Statement, has been approved by the Borrower’s CEO, the Borrower’s CFO or any other officer of the Borrower whose identity is approved by the Senior Agent in accordance with the form of Schedule 12 (Form of Historic Statement).

(c)	To the best of its knowledge, there is no information which, if disclosed, would make any of the Financial Model, the current Budget, the current Forecast or calculation of any Ratio untrue or misleading in any material respect.

(d)	Each current Budget specifies (at the date of delivery to the Senior Agent) all material costs and expenses incurred or to be incurred during the period to which it relates and is based on reasonable assumptions made in good faith and represents the Borrower’s view as to costs and expenses anticipated by it to be incurred:

(i)	in order to achieve the Construction Completion Date by the Scheduled Completion Date; and

(ii)	after the Construction Completion Date, during the period to which it relates;

in a manner consistent with the Transaction Documents.

(e)	There is no defect in the Financial Model which would materially affect the computation of the financial projections and projected cash flows as required by and in accordance with the Senior Finance Documents.

(f)	The arithmetic and methodology of all calculations contained in the Financial Model are correct and in keeping with best professional practice of similarly situated companies in all material respects.

(g)	The Senior Finance Parties have full authority to use the Financial Model for the purposes contemplated by the Senior Finance Documents.

15.11	Litigation

(a)	No litigation, arbitration or administrative proceedings, Environmental Claim or injunction, writ, restricting order or order of any nature are current or have been issued or, to its knowledge, pending or threatened against the Borrower.

(b)	To the best of its knowledge and belief, no litigation, arbitration or administrative proceedings, Environmental Claim or injunction, writ, restricting order or order of any nature are current or have been issued or, to its knowledge, pending or threatened against any person (other than the Borrower), which have, or, if adversely determined, are reasonably likely to have, a Material Adverse Effect.

15.12	Environmental Law

(a)	It is in compliance with Clause 17.10 (Environmental matters) and to the best of its knowledge no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

(b)	No Environmental Claim has been commenced or (to the best of its knowledge ) is threatened against any Principal Project Party where that claim has or is reasonably likely, if determined against that Principal Project Party, to have a Material Adverse Effect.

(c)	The cost to it of compliance with Environmental Laws (including Environmental Approvals) is (to the best of its knowledge) adequately provided for in the Financial Model and the cost of compliance with the recommendations contained in the Technical Adviser’s report referred to in paragraph 12(a) of Schedule 2 (Initial Conditions Precedent) is adequately provided for in the Financial Model.

15.13	Utility Availability

Subject only to payment of costs contemplated in the Construction Budget, all services, materials, utilities, transportation, facilities and infrastructure reasonably necessary for the design and construction of the Project are available for use at the Site or will be available (and, in respect of the start-up and maintenance of the Project or any part thereof are so available but only as of the date that they are so required to be available under the terms of the Transaction Documents) and arrangements reflected accurately in the Construction Budget on reasonable terms have been made for the provision of such services, materials, utilities, transportation, facilities and infrastructure and connection to the IEC’s Electricity Network and supply of steam.

15.14	Ownership of Assets

(a)	It has:

(i)	freedom and access to use the Site and/or the Energy Center Site, and in accordance with the terms of the Land Lease Agreement and/or the Energy Center Land Lease Agreement;

(ii)	good title to, or freedom to use under any applicable laws, any assets (including intellectual property rights) necessary, customary or desirable to implement the Project in accordance with the Transaction Documents;

(iii)	good and marketable title to all the assets reflected in its latest audited financial statements; and

(iv)	access to the Site and the Energy Center Site (for so long as the Energy Center is held by the Borrower), any buildings or fixtures on the Site and/or the Energy Center Site (for so long as the Energy Center is held by the Borrower), and all easements, wayleaves and other rights necessary in order to implement the Project in accordance with the Transaction Documents;

in each case on the terms set out in the Project Documents and free from Security Interests (other than any Permitted Security Interests), restrictions and onerous covenants.

(b)	The Borrower has paid all due payments, fees, levies, duties and the like for all of the above purposes.

(c)	It is the sole legal and beneficial owner of the assets over which it purports to grant a Security Interest pursuant to the Security Documents.

(d)	The Project, including all materials, services, equipment and other parts of the Project Works and Project Facilities, is free and clear of all claims, Security Interests (other than Permitted Security Interests), encumbrances in the nature of mechanics, labour or material men’s liens, possessory liens and “moral rights”.

15.15	No Other Business

(a)	Except as expressly contemplated by the Transaction Documents and any ancillary or related activities, it has not traded or carried on any business since August 10, 2015 and, to the best of the Borrower’s knowledge, since the date of its incorporation.

(b)	Except as may arise under the Transaction Documents, it does not have and has not had any assets or actual or contingent liabilities or commitments.

(c)	It does not own or hold any equity interest or equivalent interest in any other Person.

15.16	Ranking of Security

Each Security Document is legal, valid and enforceable in accordance with any Applicable Law and creates first priority security interests of the types described, over the assets referred to, in such Security Document, and those assets are not subject to any prior or pari passu Security Interest.

15.17	Project and Transaction Documents

(a)	Each copy of a Project Document delivered to the Senior Agent under this Agreement is true and complete and there is no other agreement or document in connection with, or arrangements which amend, supplement or affect any Project Document.

(b)	The Project Documents include all agreements required for the design, construction, ownership (to the extent relevant), use and maintenance of the Project as contemplated by the Transaction Documents.

(c)	To the best of its knowledge, there is no event or circumstance that is reasonably likely to prevent the achievement of Construction Completion Date by the Scheduled Completion Date and within the Construction Budget.

(d)	There is no dispute in connection with any Project Document which, if adversely determined, would, or would be reasonably likely to have a Material Adverse Effect.

(e)	It is not a party to any material agreement other than the Transaction Documents.

(f)	It has not granted the issuer of any Project Guarantee any recourse to its assets and to the best of its knowledge, none of the issuers of such Project Guarantees have relied on the assets or credit of the Borrower in any way in connection with the Project Guarantees.

(g)	The scope of the Project Documents is sufficient to provide the Borrower with all the required services, materials, utilities, facilities or infrastructure for the design, construction and operation of the IPP, including producing through the use of natural gas, electricity and steam in the quantities envisaged in the Initial Financial Model and contemplated in the Project Documents and any PPA during the Commercial Operation Phase.

15.18	Ownership

(a)	No Shareholder or other Person has any right to call for the issue or transfer of any share capital or loan stock in the Borrower other than in accordance with the Equity Documents or the Security Documents.

(b)	The shares in the capital of the Borrower are fully paid.

(c)	Subject to the Security Documents, the Initial Shareholder is the legal and beneficial owner of all of the share capital of the Borrower, in each case, free from any Security Interests.

(d)	The authorised share capital in the Borrower is 51,000 ordinary shares, par value NIS 1 per share, 1,000 of which are held by the Initial Shareholder.

(e)	The Borrower does not have outstanding any securities convertible into or exchangeable for its share capital or any options, warrants or other rights to acquire share capital or securities convertible or exchangeable into its share capital, or any agreements, arrangements or understandings providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its share capital or to other instruments which entitle the holder to influence the operations of the Borrower.

15.19	Financial Indebtedness

(a)	The Borrower does not have any Financial Indebtedness of any kind or nature, save for as permitted pursuant to Clause 17.7 (Financial Indebtedness) below.

(b)	The Financial Indebtedness of the Borrower pursuant to the Senior Finance Documents constitutes direct, unconditional, and general obligations of the Borrower and ranks, not less than pari passu as to priority of payment to all other Financial Indebtedness of the Borrower except for obligations mandatorily preferred by law applying to companies generally.

15.20	Taxes

(a)	All amounts payable by it under the Senior Finance Documents may be made without any Tax Deduction (except with respect to any tax obligations of the Senior Finance Parties, if applicable).

(b)	No claims are being, nor, to the best of its knowledge, might reasonably be expected to be, asserted against it with respect to Taxes.

(c)	All Tax reports and returns required to be filed by or on behalf of it have been filed when due.

(d)	All Taxes required to be paid by or on behalf of it have been paid within the applicable time limit, except any Tax being contested in good faith and by appropriate means and where the Borrower has set aside an adequate reserve for payment of that Tax.

15.21	No Filing or Stamp Duties

Except for registration with, and registration fees payable to, the Companies Registry and the Pledges Registry and Land Registry in respect of each of the Charges and the Equity Pledges, it is not necessary that the Senior Finance Documents be filed, recorded or enrolled with any court or other authority in Israel and no stamp or registration duty or similar Tax or charge is payable in Israel in respect of any Transaction Document or any transaction contemplated by any Transaction Document.

15.22	No Force Majeure

No Force Majeure Event or any other event of force majeure as defined or contemplated in any other Project Document has occurred and is continuing.

15.23	Intellectual Property Rights

(a)	It has all of the Intellectual Property Rights (including software licences, software licence agreements and software maintenance agreements) necessary for the construction, operation and maintenance of the Project and in order to comply with its obligations under the Transaction Documents free from all Security Interests other than Permitted Security Interests.

(b)	It does not have any material Intellectual Property Rights which are capable of being the subject of a Security Interest in favour of the Security Agent.

15.24	No Immunity

(a)	The execution by it of each Transaction Document constitutes, and the exercise by it of its rights and performance of its obligations under each Transaction Document will constitute, private and commercial acts performed for private and commercial purposes.

(b)	It will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in Israel in relation to any Transaction Document.

15.25	Insurances

(a)	All Insurances or Reinsurances which are required to be maintained or effected pursuant to the Transaction Documents and Applicable Law are in full force and effect. All premia or other payments with respect to such Insurances or Reinsurances have been paid in full when due and all other terms of such Insurance or Reinsurances have been complied with.

(b)	No event or circumstance has occurred, nor has there been any omission to disclose or misrepresentation of a material fact or breach of any warranty or condition precedent, whereby any Insurance or Reinsurance may be rendered void or voidable or suspended, impaired or defeated in whole or in part.

15.26	Information

(a)	Without derogating from sub-Clause (c) below, any information provided to the Senior Finance Parties in connection with the Transaction Documents and the Project: (i) is true, complete and accurate in all material respects at the time it was given or made; (ii) does not omit anything which could make the information untrue, inaccurate or misleading in any material respect.

(b)	There are no facts or circumstances or any other information which could make the information provided to the Senior Finance Parties incomplete, untrue, inaccurate or misleading in any material respect.

(c)	All opinions, projections, forecasts or expressions of intention contained in the information and the assumptions on which they are based have been arrived at after due and careful enquiry and consideration and are believed to be reasonable by the Borrower as at the date they were given or made, it being understood that forecasts by their nature are uncertain.

15.27	Information provided to the Arranger

(a)	The Borrower has no possession of any material information in connection with the Senior Facilities or the Project, which was not made available to the Arrangers.

(b)	The Parties agree that the documents listed in Schedule 19 (List of Documents provided to the Arranger) have been delivered by the Borrower to the Arrangers in connection with the Senior Facilities or the Project.

15.28	Times for Making Representations

(a)	Each of the representations set out in this Clause 15 (Representations) are made by the Borrower on the Signature Date, on Financial Close and on the date of the first Request.

(b)	Each of the Repeating Representations is deemed to be repeated by the Borrower on the date of the giving of each Drawdown Request, on each Utilisation Date, on the date of each Disbursement Request and on the first day of each Interest Period.

(c)	When a representation is repeated, it is applied to the circumstances existing at the time of repetition.

16	INFORMATION COVENANTS

16.1	Financial Statements

The Borrower must supply to the Senior Agent, who in turn will distribute to all the Senior Lenders,

(a)	its audited annual financial statements for each of its financial years within ninety (90) days of the end of its financial year and its reviewed quarterly financial statements within sixty (60) days of the end of the relevant financial period; and

(b)	the audited consolidated financial statements of:

(i)	each Major Project Party listed in paragraphs (a), (b), (e), (g), (i) and (j) of the definition of “Major Project Party”,

(ii)	any other Major Project Party, for as long as such financial statements are publicly available,

for each of the financial years subsequent to the financial year with respect to which financial statements were delivered pursuant to Schedule 2 (Initial Conditions Precedent) within ninety (90) days of the end of the relevant financial period.

16.2	Form of Financial Statements

(a)	The Borrower must ensure that its financial statements:

(i)	give (if audited) a true and fair view of, or (if unaudited) fairly represents the financial condition (consolidated or otherwise) of the Borrower as at the date to which those financial statements were drawn up; and

(ii)	have been prepared in accordance with GAAP.

(b)	The Borrower must notify the Senior Agent of any proposed change to the manner in which its financial statements are prepared and to explain, to the full satisfaction of the Senior Agent, such change, including its ramifications with respect to the Financial Model or the Project. It being clarified that the Borrower shall not be entitled to voluntarily adopt any such change (unless required to be adopted in order to comply with GAAP) without the prior written consent of the Senior Agent, not to be withheld unless such change may adversely affect the Project.

(c)	If requested by the Senior Agent, the Borrower must supply to the Senior Agent:

(i)	a full description of any change notified under paragraph (b) above; and

(ii)	sufficient information to enable the Senior Finance Parties to make a reasonable comparison between the financial position shown by the set of financial statements prepared on the changed basis and its most recent audited financial statements delivered to the Senior Agent under this Agreement.

16.3	Information Requirements During the Construction Phase

(a)	The Borrower must supply to the Senior Agent, who in turn will distribute copies to all Senior Lenders and the Technical Adviser, monthly progress reports in relation to the construction of the Project in respect of each monthly period up to and including the monthly period commencing on the Commercial Operation Date, or, upon the occurrence of special circumstances (in the opinion of the Senior Agent) with respect to any other period, in a form acceptable to the Senior Agent and the Technical Adviser, which shall include details of, without limitation:

(i)	the extent to which the Construction Budget has been complied with in that period and, where it has not been complied with, reasons for such non-compliance;

(ii)	any event of which it is aware which may delay the Construction Schedule, the Scheduled Completion Date, or the date of issuance of the Permanent License or the Supply License and the anticipated duration of any such delay;

(iii)	details of actual expenditure in comparison to the Construction Budget both in real and nominal terms, and actual performance in comparison to the timetable and milestones set out in the EPC Contract; and

(iv)	any material event, issuance of Variation or material changes in the scope of the Project.

(b)	The information referred to in sub-Clause (a) above must be supplied by the Borrower as soon as it is available and in any case within twenty five (25) days of the end of the relevant monthly period.

(c)	The Borrower must promptly notify the Senior Agent of:

(i)	any breach (or attempted breach) of Site or Project safety or security which has or is reasonably likely to have a Material Adverse Effect;

(ii)	any material claim it may have under any indemnity or provision for liquidated damages under the EPC Contract or any material claim made by the EPC Contractor;

(iii)	any change of work which the Borrower wishes to request or agree to or which is mandatory under the EPC Contract and which is likely to increase the Lump Sum Price (as defined in the EPC Contract), extend the Scheduled Completion Date or change the milestones set out in the Construction Schedule;

(iv)	any actual or proposed change to the milestones set out in the Construction Schedule or the Scheduled Completion Date, including any actual or proposed change to the timetable in the EPC Contract which would result in a change to the Scheduled Completion Date;

(v)	any Cost Overrun;

(vi)	receipt of any copies of all reports and notices provided by or to the EPC Contractor pursuant to the EPC Contract, other than notices which are of an administrative nature;

(vii)	the satisfaction of any conditions to commencement or takeover of the Project Works;

(viii)	any material breach of a Project Document;

(ix)	any material claim from IEC, the PUA, Hadera Paper, the Gas Supplier or the Gas Transporter; and

(x)	any other matter that may be material to the completion of the Project Works.

(d)	The Borrower must supply to the Senior Agent, who in turn will distribute copies to all the Senior Lenders and the Technical Adviser:

(i)	a cashflow statement for each calendar month showing performance against budget, and performance against the previous month, in each case, in relation to the Energy Center (for so long as the Energy Center is held by the Borrower) and the take-or pay obligations under the Gas Supply Agreement and in a form acceptable to the Senior Agent; and

(ii)	details of the extent to which the Energy Center Budget has been complied with in that period and, where it has not been complied with, reasons for such non-compliance.

(e)	The information referred to in sub-Clause (d) above must be supplied by the Borrower within twenty five (25) days of the end of each calendar month or calendar year, as applicable.

(f)	On a weekly basis, the Borrower shall deliver to the Senior Agent a calculation of the Bond Rate in a form attached hereto as Schedule 20 (Bond Rate Calculation) (however, non compliance with this sub-clause (f) will not constitute a Default).

(g)	(i) By the end of each calendar year; (ii) on the Second Reconciliation Date, and (iii) on the last day of the Warranty Period, the Borrower shall deliver to the Senior Agent, for its approval, a statement by the Borrower’s CEO or the Borrower’s CFO detailing the total amount of Loans which have been applied for the purposes set forth in paragraphs (i) and/or (ii) of Clause 2.3 (EPC/Energy Center Undertakings) of the Equity Subscription Agreement.

16.4	Information Requirements During the Commercial Operation Phase

(a)	The Borrower must supply to the Senior Agent, who in turn will distribute copies to all the Senior Lenders, and the Technical Adviser:

(i)	an operating report for each calendar quarter in a form attached hereto as Schedule 15 (Form of Operating Report), which shall include details of:

(A)	the actual amounts of electricity supplied to IEC and End Users (compared to the corresponding calendar quarter in the previous year);

(B)	the actual expenditure in comparison to the Operating Budget in nominal terms;

(C)	operating hours, availability and efficiency of the IPP;

(D)	gas consumption, electricity and steam sales during the preceding calendar quarter and the preceding twelve (12) months period and a comparison between the applicable periods, and with respect to a calendar quarter, the equivalent quarter during the previous calendar year;

(E)	electricity consumption of the IPP;

(F)	electricity sales during peak, shoulder and off-peak hours;

(G)	any fines paid by the Borrower to the PUA or an Essential Service Provider (as that term is defined under the Electricity Sector Law) in accordance with the PUA Rules and consumption details of the End Users; and

(H)	the performance of the IPP in comparison to the performance guaranteed values under the EPC Contract and the O&M Contract, including an explanation as to the differences, if any, between actual performance and guaranteed performance and a copy of any material information, communication and documentation with respect to the O&M Services.

(ii)	a cashflow statement for each calendar year showing performance against budget, and performance against the previous year, in a form acceptable to the Senior Agent.

(iii)	details of the extent to which the Operating Budget has been complied with in that period and, where it has not been complied with, reasons for such non-compliance;

(iv)	a copy of any material information, communication and documentation, with respect to the O&M Services.

(b)	The information referred to in sub-Clause (a) above must be supplied by the Borrower as soon as it is available and in the case of each operating report and cash flow statement, within sixty (60) days of the end of each calendar quarter or calendar year, as applicable.

(c)	The Borrower must promptly notify the Senior Agent of:

(i)	any breach (or attempted breach) of Site or Project safety or security which has or is reasonably likely to have a Material Adverse Effect;

(ii)	any material event, Variation or material changes in the scope of the Project;

(iii)	any material breaches of the Project Documents;

(iv)	any material claim it may have under any indemnity or provisions for liquidated damages under the O&M Contract or any material claim by the Operator; and

(v)	notwithstanding any other provision to the contrary, any material claim from IEC, the PUA, Hadera Paper, any End Users pursuant to a Material PPA, the Gas Supplier or the Gas Transporter.

16.5	Budgets

(a)	The Borrower must supply to the Senior Agent, who in turn will distribute to all the Senior Lenders, and the Technical Adviser:

(i)	as soon as the same is available and in any event by the date falling fifteen (15) days before the end of (A) the six (6) month period following the Signature Date and (B) each subsequent six (6) month period up to the Commercial Operation Date, a draft Construction Budget following the form of the Initial Construction Budget;

(ii)	as soon as the same is available and in any event by the date falling fifteen (15) days before the end of (A) the six (6) month period following the Signature Date and (B) each subsequent six (6) month period up to the Commercial Operation Date, a draft Energy Center Budget following the form of the Initial Energy Center Budget; and

(iii)	as soon as the same is available and in any event by each of (A) the earlier of (i) the Commercial Operation Date; and (ii) the date upon which the Borrower expects a deviation of more than ten percent (10%) in the aggregate from the Initial Operating Budget and (B) on 1 December of each year, a draft Operating Budget following the form of the Initial Operating Budget for the next twelve (12) month period.

in each case to be agreed in accordance with this Clause 16.5.

(b)	Following receipt of a draft Budget pursuant to this Clause 16.5, the Senior Agent shall distribute to the Senior Lenders a report, which will be prepared by the Technical Adviser, commenting on the technical costs and aspects of the draft Budget and recommending amendments (if any) to be made.

(c)	The Senior Agent must, within thirty (30) days of receipt of any draft Budget and following consultation with the Technical Adviser, notify the Borrower whether or not it approves the draft Budget.

(d)	If requested by the Senior Agent, the Borrower must enter into discussions with the Senior Agent and the Technical Adviser for as long as is necessary with a view to agreeing any draft Budget and until agreement is reached the previous Budget will continue to apply. If, within thirty (30) days from the date on which any change is proposed, no agreement has been reached the provisions of Clause 16.6(c) shall apply here mutatis mutandis.

(e)	The Borrower shall not make any amendment to any Budget without the prior approval of the Senior Agent.

(f)	In the absence of agreement regarding an amendment to a Budget, the Borrower may only make payments in respect of Project Costs (A) in accordance with the then current Construction Budget, the then current Energy Center Budget or subject to Clause 18.21 (Budgets), the then current Operating Budget (as the case may be) or (B) to the extent required under the Project Documents.

(g)	If an amendment to a Budget is approved by the Senior Agent (pursuant to sub-Clause (e) above) it will then be deemed the Construction Budget, the Energy Center Budget, the Operating Budget or the Financial Model (as the case may be) for the purposes of the Senior Finance Documents.

16.6	Financial Model and Ratios

(a)	Submission of Updated Financial Model

Commencing on the first Utilisation Date and until all of the obligations of the Borrower under the Senior Finance Documents have been discharged in full, the Borrower shall supply to the Senior Agent an updated Financial Model, no later than: (i) during the Construction Phase, the date falling twenty one (21) Business Days prior to the end of each two quarter period; (ii) during the Commercial Operation Phase, the date upon which the Borrower is required to deliver its quarterly financial statements with respect to the second quarter and the fourth quarter pursuant to this Agreement.

(b)	Disagreements

(i)	In case the Senior Agent disagrees with an updated Financial Model or a calculation of the Ratios submitted by the Borrower, it shall so notify the Borrower, and the Senior Agent and the Borrower will consult, in good faith, and use all reasonable endeavours resolve the disagreement as soon as practicable.

(ii)	If the Senior Agent and the Borrower are unable to agree on any updated Financial Model or calculation of the Ratios by the relevant Calculation Date, then for the purposes of the Senior Finance Documents, the updated Financial Model or the calculation or the Ratios, as the case may be, shall be determined by the Senior Agent.

(c)	Changes to the Assumptions in the Financial Model

(i)	The Borrower (in order for it to be able to provide the representation set out in Clause 15.10(c) above) and the Senior Agent may each make proposals for changes to the Financial Model which they believe in good faith are necessary for producing more accurate calculations or projections, including following the occurrence of any event which affects the assumptions forming part of the Financial Model.

(ii)	Any proposal made under this sub-Clause must be accompanied by reasons for that proposal.

(iii)	If the Senior Agent and the Borrower are unable to agree on any change referred to above within thirty (30) days from the date on which the change is proposed, then, for the purposes of the Senior Finance Documents, the matter shall be referred to an expert, whose determination will be final. The expert will be a major accountancy or consultancy firm, nominated by the Borrower and agreed by the Senior Agent, or failing agreement within five (5) days of the identity of a person to be the expert, nominated (on the application of either party) by the Appointing Body.

in this Clause, the “Appointing Body” means:

(a)	in relation to economic assumptions, the Institute of Certified Public Accountants in Israel;

(b)	in relation to technical assumptions, the Association of Engineers, Architects and Graduates in Technological Sciences in Israel; and

(c)	in relation to regulatory assumptions and other matters not referred to in paragraphs (a) and (b) above, the chairman of the Israel Bar Association.

(d)	Ratios

(i)	The Borrower must supply to the Senior Agent, who will in turn distribute to all the Senior Lenders, the following Ratios:

(A)	during the Construction Phase, prior to each drawdown:

a.	the LLCR;

b.	the Projected Average Debt Service Cover Ratio; and

c.	the Projected Minimum Debt Service Cover Ratio.

(B)	during the Commercial Operation Phase, on the date of the delivery of each of the financial statements:

a.	the Historic Debt Service Cover Ratio as of the date of such financial statements;

b.	the Projected Debt Service Cover Ratio as of the date of such financial statements;

c.	the Projected Average Debt Service Cover Ratio;

d.	the Projected Minimum Debt Service Cover Ratio; and

e.	the LLCR.

(ii)	The Senior Agent may request that an additional calculation of the Ratios will be prepared and submitted to it if it reasonably believes that:

(A)	such calculation will demonstrate that an Event of Default is outstanding;

(B)	if the Borrower has requested a waiver under a Senior Finance Document, and such waiver (if granted) may adversely affect a Ratio; or

(C)	there has been a material change in one of the assumptions forming part of the Financial Model since the last Calculation Date.

16.7	Project Documents

(a)	Without derogating from the provisions of Schedule 10 (Reserved Discretions), the Borrower must promptly notify the Senior Agent if any of the following events occurs under or in relation to any Project Document:

(i)	any event which, the Borrower reasonably believes, may entitle any party to terminate or suspend any Project Document and/or a right granted to the Borrower pursuant thereto;

(ii)	any actual, proposed or threatened suspension of the works conducted by a Party to a Project Document;

(iii)	any actual, proposed or threatened claim in writing delivered to the Borrower by a party thereto for any liquidated or other damages or other compensation under or in respect of a Project Document in an amount in excess of two hundred and fifty thousands NIS (NIS 250,000) or its equivalent;

(iv)	promptly upon becoming aware of any indemnities or damages (including liquidated damages) claimed or paid under a Project Document, any claims under a Project Guarantee or any events giving rise to any claims under a Project Document, details of the same;

(v)	any notice of default or termination of a Project Document;

(vi)	any actual or proposed extra Project Works or change to the specification of the IPP or to the Borrower’s construction or operating requirements requested or required;

(vii)	promptly on becoming aware of them, details of any proposal for an amendment or waiver of a Project Document; or

(viii)	any actual or proposed adjustment to any prices, indices or other variables, or any payment, under any Project Document.

(b)	The Borrower must provide the Senior Agent with any further information and copy documentation in connection with any event mentioned in this Clause and in Clause 16.8 (Power Purchase Agreements and Steam Sale Agreement) below as the Senior Agent may reasonably require.

(c)	The Borrower must provide the Senior Agent with a copy of each material report under any Project Document and/or any PPA at the same time such report is provided to a party thereto.

16.8	Power Purchase Agreements and Steam Sale Agreement

Without derogating from the provisions of Schedule 10 (Reserved Discretions) or the generality of the provisions of Clause 16.7 (Project Documents), the Borrower must promptly notify the Senior Agent if any of the following events occurs under or in relation to any PPA:

(a)	with respect only to any Material PPA - any reduction of more than five percent (5%) from such End User’s actual consumption during the corresponding three (3) month period during the preceding year of the quantities of electricity or steam purchased by a party thereto for a period of at least three consecutive (3) months (including anticipated reduction to the extent such has been notified to the Borrower) other than a reduction in the ordinary course of business of such party which was not a result of such party’s financial difficulties, reduction and/or change in such party’s operations;

(b)	the exercising of any right to increase quantities of electricity or steam purchased, if applicable.

16.9	Information – Miscellaneous

The Borrower must supply to the Senior Agent, who will in turn distribute to all the Senior Lenders:

(a)	promptly upon becoming aware of them, details of any litigation, arbitration, administrative proceedings or Environmental Claim which are current, threatened or pending and which have or might, if adversely determined, have a Material Adverse Effect;

(b)	promptly on request, such further information regarding the financial condition, assets and operations of the Borrower or, to the extent available to the Borrower, any other Major Project Party or any End User to a Material PPA, as the Senior Agent may reasonably request;

(c)	promptly upon becoming aware of them, details of any event which has or may have a Material Adverse Effect or details of any circumstances or any other information that makes the information provided to the Senior Finance Parties by the Borrower under the Transaction Documents incomplete, untrue, inaccurate or misleading in any material respect;

(d)	as soon as they are available, copies of all material documents and other material communications and information given or received by it under any Project Document or in relation to the Project Works, including details pertaining to Force Majeure Events, claims, notices of defects, payment of claims, payment of liquidated damages, notices of disputes, termination notices, material defects in the Project, anticipated delays and copies of all Transaction Authorisation;

(e)	upon the request of the Senior Agent, any information available to the Borrower, as may be required by a Senior Lender in order to comply with regulatory requirements to which it is subject;

(f)	promptly upon becoming aware of them, details of any claim made under any Insurance or Reinsurance where the claim is for a sum in excess of two hundred and fifty thousands NIS (NIS 250,000) or its equivalent (before deductibles) or where the amount of the claim when aggregated with all other amounts claimed under any Insurance or Reinsurance during the previous six (6) months exceeds four hundred thousands NIS (NIS 400,000) or its equivalent;

(g)	promptly upon becoming aware of them, details of any proposal for an amendment or waiver of a Project Document;

(h)	promptly upon becoming aware of them, details of any damage to, or destruction of, any assets in the Project or the Project Facilities, where the cost of repair or re-instatement is likely to exceed two hundred and fifty thousand NIS (NIS 250,000) or its equivalent;

(i)	promptly upon becoming aware of any material defects in the Project Works identified by it, the EPC Contractor or the Operator, details of the same;

(j)	if requested by the Senior Agent, copies of all Transaction Authorisations obtained by it;

(k)	promptly upon becoming aware of them, details of any:

(i)	reason why any Transaction Authorisation will not be obtained or effected by the time it is required;

(ii)	steps to revoke or cancel any Transaction Authorisation; or

(iii)	reason why any Transaction Authorisation will not be renewed when it expires without the imposition of any new restriction or condition; and

(l)	copies of all material documents and other material communication between a Government Entity and the Borrower.

16.10	Notification of Default

(a)	The Borrower must notify the Senior Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly upon request by the Senior Agent, the Borrower must supply to the Senior Agent a Borrower’s certificate, signed by two of its authorised signatories, certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it. A request sent to the Borrower pursuant to this sub-clause (b) shall specify the reasons for which the Senior Agent believes that a Default has occurred or is outstanding.

16.11	Forecast Funding Shortfall

The Borrower must, on each date that it delivers a Drawdown Request, deliver to the Senior Agent a Borrower’s certificate signed by two of its authorised signatories (one of which shall be the Borrower’s CFO), certifying that there is no Forecast Funding Shortfall existing at the time.

16.12	Year End

The Borrower must not change its financial year end from being 31 December.

16.13	Know Your Customer Requirements

(a)	The Borrower must promptly on the request of any Senior Finance Party supply to that Senior Finance Party any documentation or other evidence which is reasonably requested by that Senior Finance Party (whether for itself, on behalf of any Senior Finance Party or any prospective new Senior Lender) to enable a Senior Finance Party or prospective new Senior Lender to carry out and be satisfied with the results of all applicable “know your customer” requirements in relation to the Borrower and each Shareholder and in order to enable a Senior Finance Party to verify that no event of illegality pursuant to Clause 7.2 (Mandatory Prepayment and Cancellation - Illegality) of this Agreement has occurred.

(b)	Each Senior Finance Party must promptly on the request of the Senior Agent supply to the Senior Agent any documentation or other evidence which is reasonably required by the Senior Agent to carry out and be satisfied with the results of all applicable “know your customer” requirements.

16.14	FATCA Information

(a)	Subject to sub-Clause (c) below, each Party shall, prior to Financial Close and within fifteen (15) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA;

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to sub-Clause (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	sub-Clause (a) above shall not oblige any Senior Finance Party to do anything, and sub-Clause (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any Applicable Law;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with sub-Clause (a)(i) or (ii) above (including, for the avoidance of doubt, where sub-Clause (c) above applies), then such Party shall be treated for the purposes of the Senior Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)	Where a Borrower is not a US Tax Obligor, the date of a request from the Agent, supply to the Senior Agent:

(i)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(ii)	any withholding statement or other document, authorisation or waiver as the Senior Agent may require to certify or establish the status of such Senior Lender under FATCA or that other Applicable Law.

(f)	The Senior Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Senior Lender pursuant to sub-Clause (e) above to the Borrower.

(g)	If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Senior Agent by a Senior Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Senior Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Senior Agent unless it is unlawful for the Senior Lender to do so (in which case the Senior Lender shall promptly notify the Senior Agent). The Senior Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the Borrower.

(h)	The Senior Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Senior Lender pursuant to paragraph (e) or (g) above without further verification. The Senior Agent shall not be liable for any action taken by it under or in connection with paragraph (e), (f) or (g) above.

16.15	Information to the Registry Office

To the extent requested by the Senior Agent or a Senior Lender, the Borrower shall, within 3 (three) Business Days of receipt of such request, deliver to Fair Spread Ltd. (or to any substitute entity that was appointed as a registry office for the purposes of the Institutional Entity Circular No. 22-9-2013 issued by the Commissioner on December 30, 2013), any specific information requested by the Senior Agent or a Senior Lender in connection with the aforementioned Institutional Entity Circular. It is hereby clarified that failure of the Borrower to comply with this Clause 16.15 will not constitute a Default.

17	GENERAL COVENANTS

17.1	Authorisations

(a)	The Borrower must promptly obtain, maintain and comply with the terms of its Transactions Authorisations in accordance with the list set forth in Schedule 13 (Transactions Authorisations) at such times in order to implement the Project in accordance with the Project Schedule.

(b)	In the event that following the Signature Date, an additional Transaction Authorisation is required and such Transaction Authorisation is not included in Schedule 13 (Transactions Authorisations), Schedule 13 (Transactions Authorisations) shall be updated to include such Transaction Authorisation and the Borrower shall be obligated to obtain such Transaction Authorisation by no later than the last day permitted for such obtainment under Applicable Law and all provisions of this Agreement with respect to Transaction Authorisations shall apply with respect to such new Transaction Authorisation as of such date.

17.2	Compliance with Laws

The Borrower must comply with all Applicable Laws in all material respects.

17.3	Ranking

(a)	The Borrower must ensure that its payment obligations under the Senior Finance Documents rank in priority to all of its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

(b)	The Borrower must ensure that the Security Interests created in favour of the Senior Lenders are maintained as first ranking Security Interests until the Final Discharge Date.

17.4	Negative Pledge

(a)	The Borrower must not create or allow to exist any Security Interest on any of its assets other than a Permitted Security Interest.

(b)	The Borrower must not:

(i)	sell, transfer or otherwise dispose of any of its assets on terms where it is or may be leased to or re-acquired or acquired by it or any of its Affiliates, other than the sale of gas during the Construction Phase, pursuant to the Bazan Agreement or, if the Bazan Agreement is terminated, any other agreement for the supply of gas by the Borrower that meets each of the following conditions:

(A)	the Senior Agent approves in writing and in advance the entry into such agreement;

(B)	the take-or-pay obligations of the off-taker under such agreement, together with quantities of gas required for the operation of the Energy Center (for so long as the Energy Center is held by the Borrower) and purchased by the Borrower in connection therewith, are at least equal to the take-or-pay obligations of the Borrower under the Gas Supply Agreement during the Construction Phase;

(C)	the price of gas sold by the Borrower under such agreement is not lower than the contract price (as defined in the Gas Supply Agreement); and

(D)	the entry into such agreement does not result in any losses incurred by the Borrower

(an agreement that meets all foregoing conditions, a “Gas Resale Agreement”).

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect.

17.5	Existence

(a)	The Borrower shall at all times preserve and maintain in full force and effect:

(i)	its existence as a company with limited liability under Applicable Law;

(ii)	all of its powers, rights, privileges and franchises necessary for the development, construction, operation and maintenance of the Project; and

(iii)	good and marketable title to its properties and assets (subject to Permitted Security Interests).

(b)	The Borrower shall at all times engage, either directly or indirectly through a management services agreement, such personnel as are required for the performance of its obligations, including a CEO and CFO (or, in each case, their equivalents). The Borrower shall promptly notify the Senior Agent of any changes to the senior management of the Borrower.

(c)	The Borrower must not carry on any business other than the Project.

(d)	The Borrower must not make any changes to its Organisational Documents without the prior consent of the Senior Agent.

(e)	The Borrower shall not: (i) grant any of its officers or directors exemption from their responsibility, (ii) indemnify or undertake to indemnify them, or (iii) insure their responsibility of any of its officers and directors, pursuant to section 11 (exemption, indemnification and insurance) of the Borrower’s articles of association without the prior consent of the Senior Agent.

(f)	The Borrower must not enter into any amalgamation, demerger, merger or reconstruction.

(g)	Other than as permitted under the Accounts Schedule, the Borrower must not:

(i)	make any acquisition or invest in any business, shares, securities or other investments; or

(ii)	have or acquire any subsidiaries or any equity in any other Person.

17.6	Disposals

(a)	Except as provided below, the Borrower must not, either in a single transaction or in a series of transactions and whether related or not, dispose of all or any part of its assets, other than Authorised Investments.

(b)	Sub-Clause (a) above does not apply to any disposal:

(i)	of worn, damaged or obsolete parts of the Project which are replaced in accordance with Good Industry Practice;

(ii)	required or expressly permitted under the Senior Finance Documents;

(iii)	required under any PPA or the Electricity Legislation;

(iv)	of assets in exchange for other assets comparable or superior as to type, value and quality;

(v)	the sale of gas during the Construction Phase, pursuant to the Bazan Agreement or a Gas Resale Agreement;

(vi)	on arm’s length terms where the consideration (when aggregated with the consideration of any other disposal similarly allowed under this sub-clause (vi)) does not exceed three million NIS (NIS 3,000,000) or its equivalent linked to the Base Index; or

(vii)	made with the prior written consent of the Senior Agent.

17.7	Financial Indebtedness

(a)	Except as provided below the Borrower must not incur any Financial Indebtedness.

(b)	Sub-Clause (a) above does not apply to the following permitted Financial Indebtedness (“Permitted Financial Indebtedness”):

(i)	any Financial Indebtedness incurred under the Senior Finance Documents;

(ii)	any Equity Subordinated Loan and/or other capital investment instruments to the extent such instruments are approved by the Senior Agent and considered Financial Indebtedness and contain subordination provisions in form and substance acceptable to the Senior Agent;

(iii)	any Financial Indebtedness to the IEC under the Finance Support Rules;

(iv)	any Financial Indebtedness approved by the Senior Agent; and

(v)	any Financial Indebtedness referred to in paragraph (g) of the definition of Financial Indebtedness, which does not exceed in the aggregate an amount of three million NIS (NIS 3,000,000) linked to the Base Index.

17.8	Environmental Matters

(a)	The Borrower must ensure that it is, and has been, in compliance in all material respects with all Environmental Law and Environmental Approvals applicable to it.

(b)	The Borrower must promptly upon becoming aware notify the Senior Agent of:

(i)	any Environmental Claim current, or to its knowledge, pending or threatened;

(ii)	any circumstances reasonably likely to result in an Environmental Claim; or

(iii)	any suspension, revocation or modification of any Environmental Approval.

17.9	Loans

The Borrower must not be the creditor in respect of any Financial Indebtedness other than any credit provided in accordance with the Project Documents or approved by the Senior Agent.

17.10	Guarantees

The Borrower must not incur or allow to be outstanding any guarantee by it in respect of the liabilities of any Person, other than (i) Third Party Guarantees issued pursuant to this Agreement and (ii) Letters of Credit issued pursuant to this Agreement.

17.11	Security Interests

(a)	The Borrower shall maintain all Security Interests created under the Security Documents in favour of the Security Agent and/or the Senior Agent for the benefit of the Senior Lenders and will effect all registrations relating thereto.

(b)	The Borrower must not, and must use reasonable efforts to ensure that each Shareholder does not, take any action or step or fail to take any action or step which would result in the Security Agent being unable to appoint a receiver of the Borrower under any Security Document.

(c)	The Borrower shall, no later than fourteen (14) days following the execution of any Project Document executed after the Signature Date, file or record any amendment to the Fixed Charge to reflect any such Project Document, as part of the Fixed Charge, with any public registry required by Applicable Law. Any such amendment and/or supplement to the Fixed Charge will be provided for the approval of the Senior Agent prior to its registration.

(d)	The Borrower shall deliver duly executed acknowledgements of the notices of assignment of the Borrower’s rights and interests in any Project Document referred to in sub-Clause (c) above, in form and substance satisfactory to the Senior Agent within such period as set forth in the Fixed Charge.

(e)	In the event that the Applicable Law is changed or amended (i) to require registration of the Security Interests in different or additional registrations, or (ii) to allow to pledge any right, title and interest in and to any property of the Borrower which is not pledged under the Charge due to any impediment, the Borrower undertakes and commits to register the Security Interests or pledge the Borrower’s property, to the full satisfaction of the Security Agent.

(f)	The Borrower shall, no later than fourteen (14) days following each calendar quarter end, file or record an amendment to the Fixed Charge to reflect any Power Purchase Agreement (other than a Material PPA, in which case Sub-clause (c) shall apply) entered into during the preceding calendar quarter with any public registry required by Applicable Law. Any such amendment and/or supplement to the Fixed Charge will be provided for the approval of the Senior Agent prior to its registration. Notwithstanding the foregoing, the Senior Agent shall be entitled to require the Borrower to file or record an amendment to the Fixed Charge to reflect any Power Purchase Agreement referred to in this Sub-clause with any public registry required by Applicable Law on a date earlier than the abovementioned date.

17.12	Intellectual Property Rights

The Borrower must:

(a)	procure that all Intellectual Property Rights which are necessary from time to time for the Project and in order for it to comply with its obligations under the Transaction Documents are in full force and effect on or before the date they are so required (including by making all necessary registrations and paying any necessary fees, registration taxes and other similar amounts) free from all Security Interests other than Permitted Security Interests;

(b)	promptly upon the written request of the Senior Agent provide to it (or, if so requested by it in writing, to the Technical Adviser) copies of all such licenses, agreements and other documents satisfactory to the Senior Agent evidencing that those Intellectual Property Rights referenced in sub-clause (a) above are in full force and effect;

(c)	take such steps as are reasonably necessary (including the institutions of legal proceedings) to prevent third parties from infringing those Intellectual Property Rights;

(d)	not, without the prior written consent of the Senior Agent:

(i)	sell, transfer, license or otherwise dispose of all or any part of those Intellectual Property Rights referenced in clause (a) above; or

(ii)	permit any Intellectual Property Right which is registered to be abandoned or cancelled, to lapse or to be liable to any claim of abandonment for non use or otherwise so long as such Intellectual Property Right continues to be useful in the business of the Borrower;

(e)	take all reasonable steps (subject to applicable law) to grant a first ranking Security Interest over any of its Intellectual Property Rights which may become capable of being secured in favour of the Senior Finance Parties, as soon as practicable following such event; and

(f)	if requested to do so by the Security Agent, make entries in any public register of the Intellectual Property Rights referred to in paragraph (e) above which either record the existence of the Security Document creating the Security Interest referred to in paragraph (e) above or the restrictions on disposal effected by that Security Document.

18	PROJECT COVENANTS

18.1	Capital Expenditures

The Borrower must not incur any capital expenditure, other than:

(i)	in accordance with the then current Budget; or

(ii)	Cost Overruns:

(A)	which the Borrower funds using proceeds of a drawdown under the Long Term Facility or the Standby Facility, made in accordance with the terms of this Agreement; or

(B)	funded by Equity contributions of the Shareholders.

18.2	Project Works

(a)	The Borrower must ensure that:

(i)	the Project Works are performed and completed in accordance with the Project Documents, Applicable Law, all Transaction Authorisations and the appropriate industry standards; and

(ii)	the Commercial Operation Date occurs by no later than the Longstop Date.

(b)	Without derogating from the generality of Clause 18.24 (Reserved Discretions) below, the Borrower:

(i)	must not, without the prior consent of the Senior Agent, agree to the issue of, or the deferral of the issue of, any “Final Acceptance Certificate”, “Final Payment Certificate”, “Taking-Over Certificate”, “Actual Project Acceptance Certificate” (or similar document) under the EPC Contract.

(ii)	must not implement or agree to any extra Project Works without the prior written approval of the Senior Agent (acting in consultation with the Technical Adviser); or

(iii)	may not initiate or approve a Variation (as defined in the EPC Contract) without the prior written approval of the Senior Agent.

(c)	The Borrower must not:

(i)	claim, or agree to the grant of, any extension of time for completion of the Project in circumstances where any Transaction Document or Applicable Law provide for financial compensation for costs or lost revenues of the Borrower during the period of delay to such completion unless at the same time it claims or agrees to that financial compensation in the full amount to which it would be entitled; or

(ii)	settle any arbitration or other dispute in relation to any such claim;

in either case without the prior written consent of the Senior Agent.

(d)	Confirmation by the EPC Contractor of an absence of any claims against the Borrower (the “EPC Confirmation”):

(i)	As of the Commercial Operation Date, the Borrower shall provide the Senior Agent, from time to time, with an update on the process of obtaining the EPC Confirmation.

(ii)	The Borrower shall use its best efforts to procure that by the date that is three (3) years from the Longstop Date, the EPC Contractor shall provide the Borrower with the EPC Confirmation.

(iii)	If the costs of obtaining the EPC Confirmation do not exceed one million USD (USD 1,000,000), the Borrower, if so instructed by the Senior Agent, shall pay such costs and obtain the EPC Confirmation.

18.3	Operation and Maintenance

(a)	The Borrower must:

(i)	diligently operate and maintain, or ensure the diligent operation and maintenance of, the Project, in a safe, efficient and business-like manner and in accordance with the Project Documents, Applicable Law, all Transaction Authorisations and Good Industry Practice;

(ii)	not terminate the appointment of the Operator as the operator of the Project, unless a replacement has been appointed whose identity and terms of appointment are acceptable to the Senior Agent;

(iii)	not terminate the appointment of the LTSA Contractor as the long term service contractor of the Project, unless a replacement has been appointed whose identity and terms of appointment are acceptable to the Senior Agent;

(iv)	not enter into any agreement under which the Borrower may incur Operating Costs unless on arm’s-length terms; and

(v)	notify at least ten (10) Business Days in advance, to the Senior Agent of the performance by the Operator or the LTSA Contractor of any major or material maintenance activities with respect to the IPP or the Energy Center.

(b)	The Borrower must not use, maintain, operate or occupy or allow the use, maintenance, operation or occupancy of any portion of the Site or the Project in any manner:

(i)	which constitutes, or may be reasonably likely to constitute, a breach of the Land Lease Agreement or the Energy Center Land Lease Agreement;

(ii)	which may make void, voidable, liable to cancellation or materially increase the premium of any of the Insurances; or

(iii)	otherwise than for the intended purpose thereof in accordance with the Transaction Documents.

18.4	Power to Remedy

(a)	If the Borrower does not comply with:

(i)	Clause 18.2 (Project Works); or

(ii)	Clause 18.3 (Operation and Maintenance);

and such non-compliance is material and is continuing five (5) days after the earlier of the Senior Agent giving notice and the Borrower becoming aware of such non-compliance, the Borrower must allow the Senior Agent, its agents and contractors to enter the Project Facilities and to do anything necessary to remedy the failure to comply with Clause 18.2 (Project Works) or Clause 18.3 (Operation and Maintenance).

(b)	Nothing done by the Senior Agent or its agents or contractors pursuant to this sub-Clause will in any way prejudice any right of a Senior Finance Party under the Senior Finance Documents or operate as a waiver of that right without the prior consent of all the Senior Lenders.

(c)	The Borrower must indemnify and keep the Senior Agent indemnified against any loss or liability incurred by the Senior Agent in connection with this Clause, other than any loss or liability incurred by the Senior Agent as a result of the Senior Agent’s bad faith or willful misconduct.

18.5	Project Documents - General

(a)	The Borrower must exercise its rights and comply with its obligations under each Project Document to which it is a party in a proper and timely manner consistent with the Borrower’s obligations under the Senior Finance Documents and the provisions of Schedule 10 (Reserved Discretions).

(b)	The Borrower must not agree to:

(i)	amend or waive;

(ii)	assign or transfer; or

(iii)	terminate, suspend or abandon,

all or any part of a Project Document, in each case without the consent of the Senior Agent.

18.6	Gas Agreements

(a)	The Borrower shall use its best efforts to procure the supply of gas in accordance with the Gas Supply Agreement, the Gas Transportation Agreement, any other relevant Project Document or Transaction Authorisations, Applicable Law and Good Industry Practice.

(b)	The Borrower shall not be entitled to enter into any agreement or undertaking for the sale of gas without the prior written consent of the Senior Agent. The Senior Agent hereby approves the Bazan Agreement.

(c)	The Parties acknowledge that the existing Gas Supply Agreement does not provide the entire gas quantities required for the Project until the end of the Commercial Operation Phase. Therefore, the Parties agree as follows:

(i)	subject to the prior written consent of the Senior Agent, the Borrower shall enter into an agreement with the Gas Supplier for the supply of the entire gas quantities required for the Project until, at least, the Final Maturity Date with respect to the Long Term Facility (“Modified Gas Supply Agreement”). The Senior Agent hereby agrees that it will not withhold its consent to the entry into such agreement based solely on the argument that the supply of gas for the period commencing on the expiration date of the existing Gas Supply Agreement, will be on an interruptible basis (i.e, a gas supply agreement that does not include a firm commitment of the Gas Supplier to provide all quantities of gas required at any given time).

(ii)	the Borrower shall maintain a Gas Reserve Account pursuant to provisions of the Accounts Schedule.

18.7	Power Purchase Agreements

(a)	The Borrower may not enter into any Power Purchase Agreement other than in accordance with the terms of this Agreement.

(b)	Subject to sub-clause (c) below, the aggregate commitment of the Borrower to supply capacity pursuant to the PPAs (including the rights, if any, of any End User to request any increase of the capacity sold to it by the Borrower), other than PPAs the term of which do not exceed one (1) year, shall not exceed, at any time, one hundred and forty three percent (143%) of the net electrical output prescribed under the Permanent License.

(c)	Notwithstanding sub-clause (b) above, in the event that the amounts payable by the Borrower to any other Person in connection with the sale or consumption of energy in excess of the net electrical output prescribed under the Permanent License, on any calendar year, exceeds one million USD (USD 1,000,000), or its equivalent, the Borrower shall promptly notify the Senior Agent and shall act in accordance with any instructions given by it, including in respect of termination of PPAs in excess of the net electrical output prescribed under the Permanent License.

(d)	The Borrower must ensure that:

(i)	No PPA shall contain restrictions on delivery of information pertaining to the End User or in connection with such PPA to the Senior Finance Parties or to any Person on their behalf (including potential Senior Lenders and rating agencies);

(ii)	with respect to any PPA entered into after the date of this Agreement, it shall deliver to the Senior Agent, within ten (10) Business Days of signature thereof, a notice of assignment in the form of Schedule 18 (Notice of Assignment) hereto duly executed by the Borrower and acknowledged by the End User under such PPA;

(iii)	the term of each PPA (other than PPA referred to in sub-clause (e)(i) below) is at least five (5) years (provided, however, that this condition shall not be required as long as the aggregate capacity commitment of PPAs with term of at least (5) years exceeds at such time, fifty percent (50%) of the aggregate commitment of the Borrower to supply capacity to End Users under the PPAs in effect at any given time, other than the IEC PPA);

(iv)	each PPA includes the right of assignment of such PPA to the Senior Lenders without the prior approval of the applicable End User;

(v)	in events of (i) shortage of natural gas; (ii) force majeure (however defined); (iii) an instruction of IEC to the Borrower not to generate; or (iv) maintenance by IEC of the grid connection of the IPP, the End User shall not be entitled to a discount or to the supply of electricity;

(vi)	By no later than twenty one (21) days after the end of each calendar quarter, the Borrower shall deliver to the Senior Agent (a) a copy of each PPA entered into during the immediately preceding quarter; and (b) the following reports, in form and substance satisfactory to the Senior Agent:

(1)	breakdown of all the PPAs signed, renewed amended or terminated during that Quarter;

(2)	confirmation regarding such PPAs, that the provisions of such PPAs conform to the requirements of this Clause 18.7 (Power Purchase Agreements);

(3)	consumption data report on a cumulative basis with respect to such calendar quarter; and

(4)	changes in the End Users or projected changes in the consumption of the current End Users.

(e)	Without derogating from the foregoing in this Clause 18.7 (Power Purchase Agreements):

(1)	subject to paragraph (2) below, any PPA which includes a commitment to supply capacity (including the rights, if any, of any End User to request any increase of the capacity sold to it by the Borrower) of up to (and not including) 5MW (up to (and not including) 25MW in the aggregate of all such PPAs) shall not require the prior approval of the Senior Agent; and

(2)	any PPA which includes a commitment to supply capacity (including the rights, if any, of any End User to request any increase of the capacity sold to it by the Borrower): (a) of up to (and not including) 5MW individually and to which paragraph (1) above does not apply; or (b) which is at least 5MW but up to (and not including) 15MW, shall not require the prior approval of the Senior Agent, subject to the following conditions:

(A)	any PPA will include the Borrower’s right of early termination in case the “Average Generation Component” (as defined in the PUA Rules) decreases below twenty one (21) Agorot per KWh linked to the Base Index.

(B)	with respect to any PPA entered into prior to the Commercial Operation Date, any obligation of the Borrower to compensate the End User for a delay in the scheduled date for sale of electricity under such PPA shall not exceed the net discount rate for sale of electricity as set out in such PPA during the period of delay.

(C)	with respect to any PPA entered into between the Borrower and any of its Related Parties, any discount granted to the End User with respect to the “Generation Component” (as defined in the PUA Rules) shall be subject to the approval of the Senior Agent; provided that, for the purpose of this sub-clause (D), “Related Parties” shall be limited solely to the entities Controlled directly or indirectly by the ultimate material individual owner of the Initial Shareholder as of the Signature Date.

(D)	the Borrower may commit to certain availability requirements with respect of the supply of electricity, provided that, it is expressly clarified that circumstances of (i) shortage of natural gas; (ii) an event of force majeure (however defined); (iii) an instruction of IEC to the Borrower not to generate; or (iv) maintenance by IEC of the grid connection of the IPP, shall not be deemed under such PPA as the Borrower’s unavailability.

(E)	the End User under such PPA undertakes to pay: (i) the TAOZ Tariff, as any IEC customer, for any capacity it consumes in excess of the maximum capacity commitment under that PPA; and (ii) those fees, costs actual fines and other payments imposed by the PUA and/or IEC in respect of any electricity the End User consumes in excess of the maximum capacity commitment under that PPA.

(F)	in addition to the delivery to the Senior Agent of a duly executed notice of assignment, as required pursuant to Clause 18.7 (d) (ii), above, each such PPA will contain provisions for the benefit of the Senior Lenders substantially in the form attached hereto as Schedule 17 (Form of Provisions to be included in Certain PPAs).

(f)	Without derogating from any other obligation of the Borrower with respect to Material PPA pursuant to the terms of this Agreement, each Material PPA shall be subject to the prior approval of the Senior Agent (including without limitation, with respect to any discount granted to the End User under such Material PPA with respect to the “Generation Component” (as defined in the PUA Rules)). In addition, the Borrower must not change or terminate any Material PPA, other than administrative and non-material modifications, without the prior consent of the Senior Agent.

(g)	Without prejudice to the generality of the foregoing:

(1)	the Borrower shall comply in all material respects with all terms of the PPAs and, with respect to Material PPAs, shall exercise its rights thereunder if requested to do so by the Senior Agent.

(2)	the Borrower must promptly notify the Senior Agent if any of the following events occurs under or in relation to any Material PPA:

(i)	any material disagreement or any event which may entitle either party to terminate or suspend any of the Borrower’s rights;

(ii)	any actual, proposed or threatened deduction from, or suspension of, payments by the End User party to such Material PPA;

(iii)	any actual, proposed or threatened claim by a party thereto for any liquidated or other damages or other compensation;

(iv)	any notice of non-extension, exercise of early termination option, default or termination of the relevant PPA; and

(v)	any reduction of the quantities of electricity other than a reduction in the ordinary course of business of the End User.

(h)	The Borrower must supply the Senior Agent with any further information and documentation in connection with any event mentioned in paragraph (g)(2) as the Senior Agent may reasonably require.

18.8	Cogeneration Production Unit

In the event the IPP ceases to comply with the terms of the definition of “Cogeneration Production Unit”, under the Electricity Sector Regulations (Cogeneration) 2004, the Borrower:

(a)	shall promptly notify the Senior Agent of such circumstances and its best estimation of the period during which the IPP shall not be considered a “Cogeneration Production Unit” (“יחידת ייצור בקוגנרציה”), under the Electricity Sector Regulations (Cogeneration) 2004;

(b)	shall provide the Senior Agent with drafts of updated Budgets, Forecasts, Ratios and Financial Model in accordance with the provisions of Clause 16.5 (Budgets) and 16.6 (Financial Model and Ratios).

18.9	Energy Center

(a)	No later than six (6) months prior to the anticipated Commercial Operation Date and provided that the Energy Center is held by the Borrower, the Borrower shall provide to the Senior Agent a Borrower’s statement signed by the Borrower’s CEO or the Borrower’s CFO or any other officer of the Borrower whose identity is approved by the Senior Agent, with respect to the anticipated uses of the Energy Center during the Commercial Operation Phase; The Borrower further acknowledges that the Senior Agent is entitled to request Adviser(s) to prepare and submit report(s) relating to technical and/or other aspects of the Energy Center. The Borrower undertakes to fully cooperate with such Adviser(s) and the Senior Agent in connection with the delivery of such report(s) to the Senior Agent no later than six (6) months prior to the anticipated Commercial Operation Date.

(b)	Without derogating from the provisions of Schedule 10 (Reserved Discretions), the Borrower shall not (i) send to Hadera Paper a notice of default under the Short Term Hadera PPA; or (ii) terminate the Short Term Hadera PPA, without the prior approval of the Senior Agent.

18.10	Material Contracts

(a)	The Borrower must not enter into any material contract other than the Transaction Documents without the prior consent of the Senior Agent.

(b)	The Borrower must:

(i)	exercise its rights and comply with its obligations under each Project Document to which it is a party; and

(ii)	ensure (so far as this is within its control) that each other party to a Project Document exercises its rights and complies with its obligations under that Project Document;

(c)	in a proper and timely manner consistent with the Borrower’s obligations under the Senior Finance Documents.

(d)	The Borrower must ensure that each material contract it enters into after the Signature Date is capable of being made subject to a Security Interest in favour of the Senior Finance Parties.

(e)	The Borrower must not agree to amend, waive, assign, transfer, terminate (other than by expiry of its term), suspend or abandon all or any part of a Project Document without the prior written approval of the Senior Agent.

18.11	Litigation

(a)	In any arbitration, claim, suit, litigation, violation, investigation or other action by or before any Government Authority or any other Person involving the Borrower or the Project, the Borrower will make all filings and responses in a timely manner, pursue all remedies and appeals, defend its rights and properties with diligence and take all lawful action to avoid anything which has had or is reasonably likely to have a Material Adverse Effect.

(b)	In any action, claim, arbitration or other proceeding commenced or levied against the Borrower or by the Borrower under any Project Document, the Borrower shall notify the Senior Agent about such proceedings, shall defend its rights and properties vigorously and shall keep the Senior Agent apprised of all material events in such proceeding. Any settlement or compromise of any such proceeding in an amount that exceeds two hundred fifty thousand NIS (NIS 250,000) (and with respect to any settlement or compromise with a Related Party, one hundred thousand NIS (NIS 100,000)) shall be subject to the prior written consent of the Senior Agent.

18.12	Force Majeure

If the Borrower is entitled to claim the occurrence of Force Majeure Event under any Project Document (or under the Electricity Legislation) or to approve the occurrence of such a Force Majeure Event claimed by a party to such Project Document, the Borrower shall (i) not be entitled to exercise such right without the consent of the Senior Agent, and (ii) must exercise such right, if instructed to do so by the Senior Agent.

18.13	Electricity Legislation

Without derogating from Clause 17.1 (Compliance with Laws) above, the Borrower:

(a)	shall comply with all material terms of the Electricity Legislation and any PPA;

(b)	shall comply with all terms of the Provisional License, the Permanent License, the Supply License and the Energy Center Licenses;

(c)	shall comply with the conditions set out in the Electricity Legislation and shall not take or fail to take any action that could result in the Borrower, the Project or the Senior Finance Parties not being entitled to any of the rights and benefits set out therein;

shall, prior to the submission of the Borrower’s application for the Permanent License and/or the Supply License, provide the Senior Agent with a draft of the application for such license, together with the Borrower’s draft application for the approval of the Minister to apply the Fixed Charge and the Floating Charge to such licenses or, if relevant, for the creation of new Security Interests over the Permanent License and/or the Supply License in form and substance satisfactory to the Senior Agent, based on the Security Documents (the “Application”). After receipt of the Senior Agent’s approval for the Application, the Borrower shall submit the Application and use its best efforts to procure that the approval of the Minister as set out above shall be issued simultaneously with the issuance of the Permanent License and the Supply License.

18.14	Hadera Paper

In the event that any of the followings occurs with respect to Hadera Paper:

(a)	the ratio of the current assets to the current liabilities of Hadera Paper according to the most recent consolidated quarterly unaudited financial statements or the consolidated annual audited financial statements (‘yahas shotef’) is less than 1:00:1; or

(b)	the ratio of the net financial debt to the consolidated balance sheet according to the most recent consolidated quarterly unaudited financial statements is above forty percent (40%),

the Borrower, at the request of the Senior Agent, shall arrange a meeting between the Senior Lenders and the authorized representatives of Hadera Paper to discuss the ramifications of such circumstances with respect to the Project.

18.15	Accounts

(a)	The Borrower must maintain and operate all Accounts in accordance with the provisions of the Accounts Schedule and this Agreement.

(b)	The Borrower must not open or maintain any accounts other than the Accounts.

18.16	Treasury Transactions

(a)	The Borrower must not enter into any derivative transaction protecting against or benefiting from fluctuations in any rate, price or other risk, other than the Hedging Agreements in accordance with the terms and requirements approved by the Hedging Bank and, provided further, that if such Hedging Agreement is secured by the Hedging Facility, (i) either all conditions precedent to the first Utilisation under the Long Term Facility have been fulfilled to the full satisfaction of the Senior Agent or waived or the First Utilisation under the Long Term Facility has occurred, or (ii) otherwise approved in writing by the Senior Agent, provided that with respect to this paragraph (ii), the aggregate amount of (A) the Third Party Guarantees issued by the Issuing Bank plus (B) the higher of (x) 10% of the overall amount (in NIS) under any Hedging Agreement, and (y) the aggregate amount of mark-to-market of all Hedging Agreement in effect, shall not exceed thirty eight million NIS (NIS 38,000,000).

(b)	The Borrower shall not terminate, vary or cancel any Hedging Agreement or any of the arrangements contained therein without the consent of the Senior Agent (acting on the instructions of the Majority Senior Lenders).

18.17	Tax Affairs

The Borrower must:

(a)	promptly file all Tax reports and returns required to be filed by it in any jurisdiction;

(b)	promptly pay all Taxes or, if any Tax is being contested in good faith and by appropriate means, ensure an adequate reserve is set aside for payment of that Tax;

(c)	arrange its Tax affairs in such a manner to maximise any relevant relief and allowance in respect of any Tax;

(d)	apply all tax credits, losses, reliefs or allowances in the manner and to the extent taken into account in any Forecast; and

(e)	not surrender or dispose of any tax credit, loss, relief or allowance available to and usable by it without the prior written consent of the Senior Agent.

18.18	Inspection

(a)	In this sub-Clause:

(i)	“Attendee” means the Senior Agent or the Technical Adviser; and

(ii)	“Tests on Completion” means the “Acceptance Tests” required pursuant to the EPC Contract.

(b)	The Borrower must give reasonable prior notice to each Attendee of any:

(i)	meeting with a Project Party at which any material issue will be discussed and any monthly progress meeting with the EPC Contractor, the Operator or the LTSA Contractor;

(ii)	meeting between the Borrower and IEC and/or the PUA at which any material issue in relation to the Project will be discussed; and

(iii)	in the case of the Technical Adviser, Test on Completion (in which case the Borrower shall give 14 days’ prior notice of any Test on Completion).

(c)	Each Attendee may:

(i)	Participate and make representations at any meeting referred to in sub-clause (b) above, provided that it uses reasonable efforts to coordinate in advance with the Borrower, including to raise any issues in advance that it is aware of and that it desires to discuss at such meeting;

(ii)	participate, in the case of the Technical Adviser, in any Tests on Completion; and

(iii)	request to receive a copy of the minutes (if any) of any meeting referred to in sub-clause (b) above and the results of any Tests on Completion.

(d)	The Borrower must:

(i)	ensure that the Senior Agent and each Adviser are given access to inspect the Project and any records of the Project (including all drawings and specifications), during normal business hours, provided that as long as no Event of Default has occurred, such access shall be given in coordination with the Borrower (other than, upon the occurrence and during the continuation of an Event of Default, in the event that such coordination is impractical under the circumstances), and to take copies of any documents inspected, provided that the Borrower shall not be required to grant to an Attendee any right of access to the Project or the Project Facilities which is more extensive than the equivalent rights of access granted to the Borrower under the Project Documents, and

(ii)	maintain up-to-date statutory books, books of account, bank statements and other records of the Borrower in accordance with good business practice and all applicable laws.

(e)	In the event that the Borrower is required to obtain an approval of an Attendee with respect to any Test on Completion, the grant of such approval shall not be unreasonably withheld, conditioned or delayed.

(f)	No act by the Senior Agent or any Adviser, its respective officers, employees or agents, in accordance with this provision, will excuse the Borrower from its obligations under the Senior Finance Documents.

18.19	Insurances

The Borrower must comply with Schedule 8 (Insurance) of this Agreement.

18.20	Syndication and Rating

(a)	The Borrower shall reasonably cooperate with the Senior Lenders with respect to the provision of information reasonably required with respect to an assignment of Senior Lender Commitments or Loans, including by providing such information as may be required by the Senior Lenders in connection with the assignment of the Senior Lender Commitments or Loan, the preparation of the information and making members of staff of the Borrower available to meet and make presentations to potential lenders.

(b)	Prior to the date that is one hundred and eighty (180) days after the first Utilisation Date, the Borrower must obtain a credit rating of its long-term secured indebtedness from either (i) Standard & Poor’s Maalot – The Israel Securities Rating Company Ltd. or (ii) Midroog Ltd., (the “Initial Rating”) and, in either case, the Borrower shall maintain a credit rating of its long term secured indebtedness in effect until the Final Discharge Date.

18.21	Budgets

The Borrower may not incur any cost or expense in connection with the Project not anticipated in the then current Budget, provided that:

(a)	with respect to the Construction Budget or the Energy Center Budget, Cost Overruns approved by the Senior Agent and the Technical Adviser shall be permitted;

(b)	with respect to any unplanned maintenance required with respect to the Powertrain of the IPP (as defined below), the Borrower may expend up to one million and five hundred thousand USD (USD 1,500,000) during any given year without the prior consent of the Senior Agent or the Technical Adviser; provided that (a) any such expenditures are ultimately paid to a third party contractor which is not a Related Party, and (b) the Senior Agent (following consultation with the Technical Adviser) approves such expenditures within six (6) weeks of any such expenditures; and

(c)	with respect to the Operating Budget, a deviation of up to an amount in the aggregate of up to ten percent (10%) in any line item shall be permitted, without, for the avoidance doubt, any approval from the Senior Agent or the Technical Adviser.

The “Powertrain of the IPP” includes the two gas turbines and one steam turbine of the IPP, together with each of the turbines’ respective generators including the critical auxiliary systems related thereto.

18.22	Direct Agreements

The Borrower must ensure that, upon the request of the Senior Agent, each party to a Project Document that is entered into after the Signature Date enters into a Direct Agreement with the Senior Agent in relation to that Project Document in form and substance satisfactory to the Senior Agent.

18.23	Project Guarantees

(a)	The Borrower must procure the issuance and maintenance of each Project Guarantee and each Documentary Credit in accordance with this Agreement and the relevant Transaction Document.

(b)	The Borrower must ensure that the Project Guarantees which are bank guarantees are issued by banks or financial institutions which are Acceptable Banks at the time of issuance. If the issuer of any such Project Guarantee ceases to be an Acceptable Bank, the Borrower must procure that the relevant Project Guarantee is replaced by one issued by an Acceptable Bank forthwith in accordance with the terms of the relevant Transaction Document.

(c)	The Borrower must not (and must procure that each other Major Project Party does not) take any steps to enjoin or otherwise restrain:

(i)	any issuer of Project Guarantee, from paying any Senior Finance Party in accordance with the terms of that Project Guarantee;

(ii)	any Senior Finance Party, from taking any steps which may be a precondition to obtaining payment in accordance with the terms of any Project Guarantee; or

(iii)	any Senior Finance Party, from using the money received by it under the terms of any Project Guarantee in accordance with the Senior Finance Documents.

(d)	The Borrower must assign each Project Guarantee in favour of the Security Agent and procure the delivery to the Security Agent of the original of each Project Guarantee promptly upon its issuance and in any event, by no later than the date (if any) specified in the relevant Transaction Document.

(e)	At the request of the Borrower, the Senior Agent or the Security Agent shall exercise the rights under each Project Guarantee.

18.24	Reserved Discretions

The Borrower must exercise the Reserved Discretions in accordance with Schedule 10 (Reserved Discretions).

19	SHAREHOLDERS RELATED COVENANTS

19.1	Share Capital

(a)	Except as provided below, the Borrower must not:

(i)	issue any options, warrants or other rights to subscribe, purchase or acquire any share capital of the Borrower or securities convertible into or exchangeable for its share capital;

(ii)	alter any rights attaching to its issued shares as at the Signature Date;

(iii)	issue any voting capital or any other instrument which provides the entity holding such instrument with any influence over the Borrower and/or right for any distributions in respect of capital (of whatever kind) from the Borrower; or

(iv)	grant or create any rights or options to participate directly or indirectly in its revenues or profits.

(b)	Paragraph (a) does not apply to any shares issued in accordance with the Equity Subscription Agreement.

(c)	The Borrower must ensure that it has sufficient authorised, unissued share capital to issue shares when subscribed for by the Shareholders under the Equity Subscription Agreement.

(d)	Other than pursuant to the Equity Subscription Agreement, the Borrower must not permit or consent to any transfer of shares of the Borrower without the prior consent of the Senior Agent.

(e)	If as a result of any contemplated transfer of shares of the Borrower (directly or indirectly), the tax exemption specified in Clause 9(2) of the Income Tax Ordinance (New Version) 5721-1961 will not apply to certain Senior Finance Parties, the Senior Agent shall be entitled not to consent to such transfer.

19.2	Arrangements with Related Parties

The Borrower must not enter into any transaction, agreement or arrangement with a Related Party other than:

(a)	as expressly contemplated by the Transaction Documents;

(b)	a PPA with an entity Controlled directly or indirectly by the ultimate material individual owner of the Initial Shareholder as of the Signature Date (in which case Clause 18.7 shall apply); or

(c)	with the prior written consent of the Senior Agent.

19.3	Distributions

(a)	The Borrower must not make any Distribution unless all of the following conditions have been met:

(i)	the Actual Completion Date has occurred;

(ii)	at least three (3) Repayment Instalments have been paid;

(iii)	at least twelve (12) months have elapsed since the Commercial Operation Date.

(iv)	there is no Event of Default outstanding or Potential Default (or no Default would result from the payment or transfer);

(v)	[***]

(vi)	the DSRA is fully funded and all other Reserve Accounts are funded to their Required Level;

(vii)	Distribution is made after the most recent second quarter or annual financial statements of the Borrower, which, as confirmed by an auditor, use the proper base data for the calculation of the historic Ratio specified in paragraph (v) of this sub-Clause and the distributed amounts do not exceed the amount of cash and cash equivalents pursuant to such financial statements;

(viii)	the Senior Agent has received from the Borrower an Historic Statement;

(ix)	subject to paragraph (vi) above, after the Distribution there is at least NIS twelve million NIS (NIS 12,000,000) (linked to the Base Index) standing to the credit of the Proceeds Account (not taking into consideration amounts standing to the credit of the Proceeds Account but which are payable to IEC as set forth in paragraph (xi) below);

(x)	the amount of the Distribution is transferred to the Distribution Account after all Repayment Instalments which were due on the most recent Repayment Date have been paid in full;

(xi)	a calculation of the amounts due from, and payable (in accordance with its payment terms) to, IEC (including any fine imposed by IEC) has been made (calculated as of the most recent Calculation Date) to the satisfaction of the Senior Agent;

(xii)	the Borrower has entered into a Modified Gas Supply Agreement as approved by the Senior Agent in accordance with Clause 18.6(b) (Gas Agreements) above;

(xiii)	the Borrower has delivered to the Senior Agent a Borrower’s certificate, signed by two of its authorised signatories (one of whom shall be the Borrower’s CFO), certifying that the Distribution is in compliance with Applicable Laws, including the required Equity (‘hon atzmi’) prescribed by the Electricity Legislation;

(xiv)	on each Scheduled Calculation Date of any calendar year, the Borrower has demonstrated to the Senior Agent that it has sufficient funds to meet any Take-or-Pay payments under the Gas Supply Agreement which are payable by the Borrower until the next Scheduled Calculation Date;

(xv)	no Force Majeure Event, which its consequences with respect to the Project are continuing, has occurred.

(xvi)	in the event the IPP ceases to comply with the terms of the definition of “Cogeneration Production Unit” under the Electricity Sector Regulations (Cogeneration) 2004, the Borrower has demonstrated to the full satisfaction of the Senior Agent that it has sufficient funds to meet any payments due to IEC or the PUA as a result of its failure to comply with the terms of the definition of “Cogeneration Production Unit”; and

(xvii)	there are no more than two (2) Distributions in a twelve (12) month period.

(b)	Without limiting sub-Clause (a) above, the Senior Agent shall, upon

(i)	receipt of a written request from the Borrower, in which the Borrower shall confirm that the conditions specified in paragraphs (i) through (xvii) of sub-Clause (a) above have been satisfied; and

(ii)	if indeed all of the conditions specified in paragraphs (i) through (xvii) of sub-Clause (a) above are satisfied with respect to a Calculation Date;

confirm to the Account Bank in writing the amount which the Senior Agent determines as the amount of the Distribution that could have been made as of such Calculation Date in accordance with the Senior Finance Documents.

(c)	Notwithstanding sub-Clause (a) above, upon the first Utilisation date under the Long Term Facility, to the extent that the ratio of (x) Equity to (y) the aggregate amount of (i) the Total Long Term Commitments plus (ii) the amount of the Loans under the Long Term Facility plus (iii) the Total DSRA Commitments exceeds 20:80, the Borrower shall be entitled to make a payment to the Shareholders in an amount by which such ratio is exceeded (the “First Reconciliation Amount”) subject only to (i) compliance with Applicable Law and (ii) there being no Default outstanding at such time. The Senior Agent shall confirm to the Account Bank in writing the First Reconciliation Amount.

(d)	Notwithstanding sub-Clause (a) above, upon the Second Reconciliation Date, to the extent that the ratio of (x) Equity to (y) the aggregate amount of (i) the Total Outstanding (other than with respect to the Working Capital Facility) and (ii) the Total VAT Commitments (calculated as of the Second Reconciliation Date) exceeds 20:80, the Borrower shall be entitled, subject to providing a confirmation signed by the Borrower’s CEO or the Borrower’s CFO that no additional Requests will be submitted for Loans under the Long Term Facility, the DSRA Facility or the Standby Facility, to make a payment to the Shareholders in an amount by which such ratio is exceeded provided that the Total Outstanding immediately following such payment shall not exceed eighty percent (80%) of the aggregate amount of (x) Equity and (y) the Total Outstanding immediately prior to making such payment (the “Second Reconciliation Amount”) subject only to (i) compliance with Applicable Law, and (ii) there being no Event of Default outstanding at such time. The Senior Agent shall confirm to the Account Bank in writing the Second Reconciliation Amount.

“Second Reconciliation Date” shall mean the earlier of (i) fifteen (15) days following Commercial Operation Date, or (ii) the later of (a) the last day of the Availability Period of the Standby Facility or (b) the last day of the Availability Period of the Long Term Facility.

(e)	Payments under sub-Clause (c) and (d) above may be made in any way permitted under the Electricity Legislation.

20	DEFAULT

20.1	Events of Default

Each of the events set out in Clauses 20.2 (Non-Payment) to 20.26 (Material Adverse Effect) is an Event of Default.

20.2	Non-Payment

A Principal Project Party does not pay on the due date any amount payable by it under the Senior Finance Documents in the manner required under the Senior Finance Documents, unless the non-payment is remedied within five (5) Business Days of the due date.

20.3	Breach of Other Obligations

(a)	The Borrower does not comply with any term of Clause 17.4 (Negative Pledge), 17.5 (Existence), 17.6 (Disposals), 17.7 (Financial Indebtedness), 17.9 (Loans), 17.11 (Security Interests), 18.16 (Treasury Transactions), 18.20 (Insurances), 18.20 (Syndication and Rating), 18.21 (Budgets), 18.24 (Project Guarantees); 19.1 (Share Capital) or 19.3 (Distributions).

(b)	If the Borrower or any Shareholder does not comply with any term of the Equity Subscription Agreement.

(c)	A Principal Project Party does not comply with any other term of the Senior Finance Documents not already referred to in this Clause 20, unless the non-compliance:

(i)	is capable of remedy, and

(ii)	is remedied or waived within the shorter of fourteen (14) days and any grace period provided under the applicable Senior Finance Document of the earlier of the Senior Agent giving notice and the relevant party becoming aware of such non-compliance.

(d)	The IEC does not comply with the terms of the form of confirmation executed by the IEC pursuant to the terms of the Fixed Charge, unless the non-compliance:

(i)	is capable of remedy; and

(ii)	is remedied within five (5) days of the Senior Agent giving notice to the IEC of the non-compliance.

20.4	Misrepresentation

A representation made or repeated by a Principal Project Party in any document delivered by or on behalf of such Principal Project Party under any Senior Finance Document (other than such documents set forth in Clause 20.12 (Project Documents and Direct Agreement) below, in respect of which, Clause 20.12 (Project Documents and Direct Agreement) applies) is incorrect in any material respect when made or deemed to be repeated, unless the circumstances giving rise to the misrepresentation:

(a)	are capable of remedy; and

(b)	are remedied or waived within fourteen (14) days - with respect to the Borrower or any entity listed under paragraph (i) to the definition of Major Project Party, or forty five (45) days – with respect to any other Principal Project Party, of the earlier of the Senior Agent giving notice and the relevant party becoming aware of the misrepresentation.

20.5	Cross-Default

Except as provided below, any of the following occurs in respect of a Principal Project Party:

(a)	any of its Financial Indebtedness, is not paid when due: (i) after expiry of any originally applicable grace period, or (ii) with respect to any Major Project Party– any grace period extended by the applicable financing sources to such Major Project Party;

(b)	any of its Financial Indebtedness:

(i)	becomes prematurely due and payable; or

(ii)	is placed on demand;

in each case, as a result of an event of default (howsoever described); or

(c)	any commitment for its Financial indebtedness is cancelled or suspended as a result of an event of default (howsoever described);

An Event of Default shall only occur under this Clause 20.5 with respect to a Major Project Party, if, (i) in the opinion of the Senior Agent, the events set forth in sub-clauses (a) to (c) above, have an adverse effect on the ability of such Person to perform its obligations with respect to the Project and the estimated value of such unperformed obligations exceeds one hundred thousand USD (USD 100,000), and (ii) with respect to a Major Project Party listed in paragraphs (c), (f) and (h) of the definition of “Major Project Party”, the Borrower does not replace such Major Project Party with an entity satisfactory to the Senior Agent and does not enter into arrangements with such substitute entity satisfactory to the Senior Agent within ninety (90) days of the occurrence of the events set forth in sub-clauses (i) to (iii) above.

20.6	Insolvency

(a)	Except as provided below, any of the following occurs in respect of a Principal Project Party:

(i)	it is, or is deemed for the purposes of any law to be, unable to pay its debts as they fall due or insolvent;

(ii)	it admits its inability to pay its debts as they fall due;

(iii)	it announces an intention to suspend making payment on any of its Financial Indebtedness due to actual or anticipated financial difficulties;

(iv)	by reason of actual or anticipated financial difficulties, it begins negotiations with any creditor for the rescheduling of its Financial Indebtedness; or

(v)	a moratorium is declared in respect of its indebtedness;

(b)	If a moratorium occurs pursuant to sub-clause (a)(v) above, the ending of a moratorium will not remedy any other outstanding Event of Default under this Agreement.

(c)	An Event of Default shall only occur under this Clause 20.6 with respect to a Major Project Party listed in paragraphs (c), (f) and (h) of the definition of “Major Project Party”, if the Borrower does not replace such Major Project Party with an entity satisfactory to the Senior Agent and does not enter into arrangements with such substitute entity satisfactory to the Senior Agent, within ninety (90) days of the occurrence of any of the events set forth in sub-clause (a) above;

20.7	Insolvency Proceedings

(a)	Except as provided below, any of the following occurs in respect of the Principal Project Party:

(i)	any step is taken with a view to a moratorium or a debt restructuring with respect to a Financial Indebtedness (by reason of actual or anticipated financial difficulties) with any of its creditors;

(ii)	a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution, to petition for or to file documents with a court or any registrar for its winding-up, administration or dissolution or any such resolution is passed (including on a temporary basis);

(iii)	any Person presents a petition, or files documents with a court or any registrar for its winding-up, administration or dissolution (including on a temporary basis);

(iv)	an order for its winding-up, administration or dissolution is made (including on a temporary basis);

(v)	any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrator or similar officer is appointed in respect of it or any of its material assets (including on a temporary basis);

(vi)	its partners, shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer (including on a temporary basis); or

(vii)	any other analogous step or procedure is taken in any jurisdiction.

(b)	Sub-clause (a) above does not apply:

(i)	to any step or procedure which is taken with the consent of the Senior Agent; or

(ii)	with respect to a Major Project Party, a petition for winding-up, administration or dissolution presented by any third party, or a shareholder request to convene a meeting as described in sub-clause (a)(ii) above, which:

(A)	is frivolous or vexatious; or

(B)	is being contested in good faith and with due diligence and in the opinion of the Senior Agent, such petition does not affect the ability of such Major Project Party to perform its obligations with respect to the Project and the estimated value of such unperformed obligations exceeds one hundred thousand USD (USD100,000); and

(C)	in each case, is discharged or struck out within ninety (90) days.

(c)	An Event of Default shall only occur under this Clause 20.7 with respect to a Major Project Party listed in paragraphs (c), (f) and (h) of the definition of “Major Project Party”, if the Borrower does not replace such Major Project Party with an entity satisfactory to the Senior Agent and does not enter into arrangements satisfactory to the Senior Agent with such substitute entity, within ninety (90) days of the taking or occurrence of any of the steps or procedures referred to in sub-clause (a) above.

20.8	Creditors’ Process

Any attachment, sequestration, distress, execution or analogous event affects any asset(s) of the Borrower, or material asset(s) of a Major Project Party provided that,

(a)	with respect to any Major Project Party, such action is not discharged within forty-five (45) days or such longer period as permitted in the discretion of the Senior Agent; and

(b)	with respect to a Major Project Party listed in paragraphs (c), (f) and (h) of the definition of “Major Project Party”, the Borrower does not replace such Major Project Party with an entity satisfactory to the Senior Agent and does not enter into arrangements with such substitute entity satisfactory to the Senior Agent, within ninety (90) days of the taking of such action.

20.9	Cessation of Business

(a)	Except as provided in sub-clause (b) below, a Principal Project Party ceases, or threatens to cease, to carry on business.

(b)	An Event of Default shall only occur under this Clause 20.9, with respect to a Major Project Party listed in paragraphs (c), (f) and (h) of the definition of “Major Project Party”, if the Borrower does not replace such Major Project Party with an entity satisfactory to the Senior Agent and does not enter into arrangements with such substitute entity satisfactory to the Senior Agent, within ninety (90) days of the occurrence of any of the events set forth in sub-clause (a) above.

20.10	Effectiveness of Transaction Documents

(a)	It is or becomes unlawful for any Person (other than a Senior Finance Party) to perform any of its material obligations under the Transaction Documents.

(b)	Any part of a Transaction Document (other than immaterial provisions) is or becomes or is alleged by any party to be invalid, illegal, ineffective, not binding or unenforceable in accordance with its written terms for any reason, provided that with respect to Power Purchase Agreements (other than Material PPAs), in the opinion of the Senior Agent this has, or would reasonably likely to result in, a Material Adverse Effect, and provided that the circumstances referred to in this sub-clause (b) with respect to the Bazan Agreement will not constitute an Event of Default, if, within forty five (45) days of the occurrence of such circumstances, the Borrower enters into a Gas Resale Agreement in accordance with this Agreement.

(c)	A Security Document does not create the security it purports to create or is otherwise ineffective, unenforceable, invalid, or illegal, or the ranking or priority of such Security Document is affected, or any party thereto shall so asserts in writing.

(d)	Any party (other than a Senior Finance Party) to a Transaction Document repudiates or rescinds a Transaction Document, disclaims a liability under any Transaction Document or evidences an intention to repudiate or rescind a Transaction Document or disclaim a liability under any Transaction Document.

(e)	Any provision of a Transaction Document is amended or waived, assigned or transferred without the prior consent of the Senior Agent (including where such amendment, waiver, assignment or transfer is required under or pursuant to any Applicable Law).

20.11	Transaction Authorisations

Any material Transaction Authorisation obtained (or, with respect to sub-clause (b) below - required) by the Borrower, the EPC Contractor, the Operator, any Shareholder or any guarantor of any such entities:

(a)	is modified or amended in any material respect without the prior consent of the Senior Agent;

(b)	is not obtained or effected by the time it is required;

(c)	is revoked or cancelled or otherwise ceases to be in full force and effect;

(d)	is not renewed or is renewed on less favourable terms;

(e)	is suspended; or

(f)	is otherwise breached.

20.12	Project Documents and Direct Agreement

(a)	In this sub-Clause, “Project Party” means any party (other than the Senior Finance Parties) to a Project Document.

(b)	A material representation or warranty given by any Project Party under any Project Document or Direct Agreement is incorrect.

(c)	Any Project Party is in material default under any Project Document or Direct Agreement and such default has not been cured with the expiry of a grace period under the relevant Project Document.

(d)	Any:

(i)	Project Document or Direct Agreement is terminated, cancelled or suspended, or becomes capable of being terminated, cancelled or suspended; or

(ii)	A Project Party issues a notice of termination of that Project Document;

in each case otherwise than by reason of full performance of the agreement or expiry of its term.

20.13	Organisational Documents

Without the prior consent of the Senior Agent, any change is made to the Borrower’s Organisational Documents.

20.14	Completion

(a)	The Commercial Operation Date does not occur on or before the Longstop Date.

(b)	By the date that is three (3) years from the Longstop Date, any of the Transaction Authorizations required by Applicable Law to be obtained for the completion and operation of the Project has not been obtained or is not in full force and effect.

(c)	There is a Forecast Funding Shortfall at any time prior to the Commercial Operation Date and the Borrower has not demonstrated to the satisfaction of the Senior Agent by fourteen (14) Business Days after the earlier of: (i) Senior Agent or the Technical Adviser notifying the Borrower and (ii) the Borrower first becoming aware of the existence of such Forecast Funding Shortfall, that such shortfall will be remedied within five (5) Business Days of the occurrence of the same.

(d)	The Senior Agent concludes (following consultation with the Technical Adviser) that there is no reasonable prospect of the Commercial Operation Date occurring on or before the Longstop Date.

(e)	The Borrower or the EPC Contractor fails to implement diligently any course of action detailed in a Remedial Plan (as defined in the EPC Contract) or in an acceleration plan approved by the Borrower and the Senior Agent pursuant to the EPC Contract.

(f)	The Borrower agrees to any extra Project Works without the prior approval of the Senior Agent.

20.15	Abandonment

The Borrower, the EPC Contractor or the Operator abandons all or a material part of the Project Facilities unless such abandonment is a result of a Force Majeure Event, in which case Clause 20.21 (Force Majeure) shall apply. The Borrower or the EPC Contractor will be deemed to have abandoned the Project Facilities if they fail to perform a significant part of the operations at the Project Facilities or if no significant work or service is performed or provided by it for a continuous period in excess of forty five (45) days other than (a) during a period of scheduled cessation of operations or (b) as approved by the Senior Agent.

20.16	Project Events

(a)	Prior to the Construction Completion Date, the Project Works are suspended for a continuous period in excess of forty five (45) days, other than (i) during a period of scheduled cessation of the Project Works, or (ii) as approved by the Senior Agent, or (iii) as result of a Force Majeure Event, in which case Clause 20.21 (Force Majeure) shall apply.

(b)	Following the Construction Completion Date, the Project Facilities are shutdown for consecutive periods in aggregate in excess of sixty (60) days in any twelve (12) months period, other than (i) during a period of scheduled cessation of operations or (ii) as approved by the Senior Agent or (iii) as result of a Force Majeure Event, in which case Clause 20.21 (Force Majeure) shall apply.

(c)	The Borrower, the EPC Contractor, the Operator or the LTSA Contractor, as applicable, shall cease to have:

(i)	the right to use the Site under, and in accordance with the terms of, the Land Lease Agreement or, for so long as the Energy Center is held by the Borrower, the right to use the Energy Center Site under and in accordance with the terms of the Energy Center Land Lease Agreement;

(ii)	good title to, or freedom to use under any Applicable Laws, any other assets (including, but not limited to, intellectual property rights) necessary, customary or desirable to implement the Project in accordance with the Transaction Documents,

(iii)	good and marketable title to all assets reflected in its latest audited financial statement, and

(iv)	any easement, wayleaves or other rights necessary, in order to implement the Project in accordance with the Transaction Documents;

in each case free from Security Interests (other than any Permitted Security Interest), restrictions and onerous covenants.

(d)	Any Person (including any Government Authority) shall have initiated any action, suit or proceeding with respect to the Borrower’s right, title and interest in and to the Project.

(e)	The Electricity Legislation is amended in a manner which in the opinion of the Senior Agent has or would be likely to result in a Material Adverse Effect.

(f)	At any time the Finance Support Rules are no longer in effect with respect to the Borrower or the Senior Finance Parties, and no similar rules satisfactory to the Senior Agent are in place.

20.17	IEC

Any of the following:

(a)	IEC fails to pay, for two (2) consecutive months, the amounts due to the Borrower in accordance with the Permanent License, the Tariff Approval and the IEC PPA;

(b)	IEC ceases to be an Essential Service Provider;

(c)	A material claim in relation to the Project is filed against IEC;

(d)	An attachment of an asset of IEC, which, in the opinion of the Senior Agent, has or is reasonably likely to have a Material Adverse Effect;

(e)	An event of default however so described occurs under any document evidencing or securing or relating to Financial Indebtedness of IEC, which, in the opinion of the Senior Agent, has or is reasonably likely to have a Material Adverse Effect;

(f)	Any of the circumstances set out in Clause 20.6 (Insolvency) has occurred in relation to IEC;

(g)	IEC suspends making payments on all or any class of its indebtedness or announces an intention to do so, or otherwise admits its inability or unwillingness to pay its Financial Indebtedness as it falls due (other than unwillingness to pay indebtedness arising solely as a result of a dispute in respect of such indebtedness, which dispute is being actively contested by appropriate proceedings).

None of the circumstances or events under this Clause 20.17 (IEC) will constitute an Event of Default herein if (a) a successor Essential Service Provider is appointed to replace the IEC, and (b) such successor assumes all obligations of IEC towards the Borrower to the full satisfaction of the Senior Agent.

To the extent the terms set out in sub-clause (a) and (b) above have been met, this Clause 20.17 (IEC) shall apply with respect to the successor as if references to IEC herein were references to the successor.

20.18	Government Action

Any of the following:

(a)	Any part of the Borrower’s undertaking, rights and obligations or any of its assets or its business or operations, including any part of the Project Facilities, is seized, nationalised, confiscated or requisitioned.

(b)	Any part of the Borrower’s rights under the Transaction Documents is forfeited, suspended or otherwise abrogated by any Government Authority.

(c)	All or any part of the Shareholders’ share in the Borrower’s share in any of the Shareholders are seized, expropriated, nationalized, acquired, confiscated, requisitioned or administered.

(d)	There is any other intervention in the Project, analogous to that referred to in sub-Clauses (a) to (c) above by or on behalf of any Government Authority.

20.19	Litigation

Any litigation, arbitration or administrative proceedings, Environmental Claim or injunction, writ, restricting order or order of any nature are current or have been issued or, to its knowledge, pending or threatened against any Project Party which have or, if adversely determined, are reasonably likely to have a Material Adverse Effect.

20.20	Event of Loss

There occurs an Event of Loss, provided however that no Event of Default will occur under this Clause 20.20 (Event of Loss) if, within five (5) Business Days of the occurrence of an Event of Loss, (i) the Borrower receives, by way of Equity Subordinated Loan, such cash proceeds as are sufficient, in the opinion of the Senior Agent, or (ii) the Borrower demonstrates to the full satisfaction of the Senior Agent that there are sufficient other funds available, in each case, to repair or reinstate the assets damaged and destroyed and to compensate for all consequences of the Event of Loss.

20.21	Force Majeure

There occurs a Force Majeure Event, which entitles a Person to terminate a Project Document.

20.22	Insurance

(a)	Any

(i)	Insurance, Reinsurance or any other insurance required to be effected (and not waived) under any Transaction Document:

(a)	is not, or ceases to be, in full force and effect;

(b)	is repudiated, avoided or suspended (in each case to any extent); or

(ii)	Any Insurer is entitled to avoid, repudiate or suspend (in each case to any extent) or otherwise reduce its liability under the policy relating to any Insurance, Reinsurance or other insurance required to be effected under any Transaction Document, unless with respect to Non-Material Insurances only, the Borrower procures a substitute Insurance and Reinsurance, if applicable, within five (5) Business Days of the occurrence of the circumstances set out in sub-clauses (a) or (b) above to the full satisfaction of the Senior Agent.

(b)	Any of the circumstances or events set out in Clauses 20.6(a) (Insolvency), 20.7(a) (Insolvency Proceedings), 20.8 (Creditors’ Process) or 20.9(a) (Cessation of Business) has occurred with respect to an Insurer as if it were a Major Project Party pursuant to such provisions, unless within three (3) Business Days of the Borrower becoming aware of the occurrence of such circumstances or events, the Borrower procures, with respect to the Insurance or Reinsurance provided by such Insurer, a substitute Insurance or Reinsurance with an Insurer, whose identity is approved by the Senior Agent (such Senior Agent’s response to be provided by the Senior Agent immediately upon Borrower’s request).

20.23	Ratios

(a)	The Projected Minimum Debt Service Cover Ratio in respect of any Calculation Date during the Commercial Operation Phase is less than [***].

(b)	The Projected Average Debt Service Cover Ratio in respect of any Calculation Date during the Commercial Operation Phase is less than [***].

(c)	The LLCR in respect of any Calculation Date during the Commercial Operation Phase is less than [***].

(d)	The Borrower fails to maintain the Reserve Accounts at the Required Level in compliance with the provisions of this Agreement, provided, however, that failure to maintain the DSRA at the Required DSRA Balance which is due solely to the pro rata distribution of funds set forth in sub-clause (11) of the Order of Payments (i.e., the amount available for distribution of funds for the purposes set forth in sub-clause (11) of the Order of Payments is higher than the amount required to maintain the DSRA at the Required DSRA Balance) shall not, by itself, constitute a Default or an Event of Default.

It being understood that the Borrower shall be entitled to cure the events specified in sub-clauses (a) to (c) above by procuring that its Shareholders contribute amounts to the Borrower in accordance with the provisions set out below (the “Equity Cure Right”):

(a)	if the Borrower wishes to exercise the Equity Cure Right in respect of a Calculation Date, it shall procure that, on or before the date falling ten (10) days after such Calculation Date, the Borrower receives an amount (the “Cure Amount”) of cash proceeds of a new Equity Subordinated Loan and the Cure Amount shall be deemed to be added to the Available Cashflow for the relevant Calculation Date.

(b)	If the Borrower exercises its Equity Cure Right, the Projected Minimum Debt Service Cover Ratio, Projected Average Debt Service Cover Ratio and/or the LLCR (as applicable) shall be recalculated accordingly in respect of the relevant Calculation Date, and, if on such basis, each of the Projected Minimum Debt Service Cover Ratio, Projected Average Debt Service Cover Ratio and/or the LLCR (as applicable) is at least [***], any breach of the same in respect of the relevant Calculation Date shall be deemed to have been remedied.

(c)	[***]

20.24	Ownership of the Borrower

(a)	A Shareholder disposes of any of its shares or other interests in the Borrower other than in accordance with the Equity Subscription Agreement.

(b)	The Borrower issues any share capital or other securities without the prior written consent of the Senior Agent.

20.25	Hadera Paper

Notwithstanding anything to the contrary in this Clause 20 (Default), any of the following occurs in respect of Hadera Paper:

(a)	any of the circumstances or events set out in Clauses 20.5 (Cross Default), 20.6 (Insolvency), 20.7 (Insolvency Proceedings), 20.8 (Creditors’ Process), 20.9 (Cessation of Business) or 20.12 (Project Documents and Direct Agreements) has occurred;

(b)	a “going concern warning” (‘Azharat Esek Hai’) was included in the most recent financial statements of Hadera Paper;

(c)	the credit rating of Hadera Paper by Maalot is below “BBB” or its equivalent rating by Midroog;

(d)	the quarterly EBITDA for any three fiscal quarters during any fiscal year according to the most recent financial statements of Hadera Paper is below zero;

(e)	the ratio of equity to the total assets reflected on the consolidated balance sheet of Hadera Paper (the “Hadera Asset Coverage Ratio”), according to the most recent consolidated quarterly unaudited financial statements or the consolidated annual audited financial statements (‘yahas hon le’maazan’) is below twenty percent (20%) and either the (x) Projected ADSCR or (y) the Historic ADSCR is less than 1.30:1; or

(f)	the equity of Hadera Paper according to the most recent consolidated quarterly unaudited financial statements or the consolidated annual audited financial statements, is less than four hundred million New Israeli Shekels (NIS 400,000,000), provided that an Event of Default shall only occur under this Clause 20.25 (Hadera Paper) if within fourteen (14) days of the occurrence of any of the aforementioned events or circumstances, the Borrower: (a) does not demonstrate to the full satisfaction of the Senior Agent that its rights to use the Site in accordance with the terms of the Land Lease Agreement and the Security Interests with respect thereof, are not prejudiced due to such events, and (b) does not provide the Senior Agent with an updated Financial Model assuming that the Borrower does not sell electricity and steam to Hadera Paper, and showing that each of the Ratios is above 1.10:1.

The provisions of Clause 16.6 (Financial Model and Ratios) shall apply hereto, mutatis mutandis, provided however that a referral of any disagreement between the Senior Agent and the Borrower to an expert shall only apply with respect to assumptions that are not related in any way to the assumption that the Borrower does not sell electricity and steam to Hadera Paper. Otherwise, the final determination of the Senior Agent shall be binding.

20.26	Material End User

Notwithstanding anything to the contrary in this Clause 20 (Default), any of the circumstances or events set out in Clauses 20.5 (Cross Default), 20.6 (Insolvency), 20.7 (Insolvency Proceedings), 20.8 (Creditors’ Process), 20.9 (Cessation of Business) or 20.12 (Project Documents and Direct Agreements) occurs with respect to a Material End User (other than Hadera Paper), provided that within fourteen (14) days of the occurrence of any of the aforementioned events or circumstances, the Borrower does not provide the Senior Agent with an updated Financial Model, assuming that the Borrower does not sell electricity to such Material End User and showing that each of the Ratios is above 1.10:1.

The provisions of Clause 16.6 (Financial Model and Ratios) shall apply hereto, mutatis mutandis, provided however that a referral of any disagreement between the Senior Agent and the Borrower to an expert shall only apply with respect to assumptions that are not related in any way to the assumption that the Borrower does not sell electricity to such Material End User. Otherwise, the final determination of the Senior Agent shall be binding.

20.27	Material Adverse Effect

Any event or series of events occurs, which, in the opinion of the Senior Agent, has or is reasonably likely to have a Material Adverse Effect.

20.28	Enforcement Action

(a)	Without derogating from any rights of the Senior Finance Parties pursuant to the Senior Finance Documents or Applicable Law, if an Event of Default is outstanding or, with respect to sub-clause (ix) a Default is outstanding, the Senior Agent may, and must if so instructed by the Majority Senior Lenders:

(i)	give notice that an Event of Default is outstanding;

(ii)	by notice to the Borrower cancel all or part of the Total Senior Lender Commitments under a Senior Facility or all of them;

(iii)	instruct the Borrower to exercise any right under any Project Document;

(iv)	commence legal proceedings against the Borrower in connection with any Senior Finance Document or entry into any creditors’ arrangement or other similar arrangement or rescheduling of debt with the Borrower (or the creditors of the Borrower);

(v)	exercise any right of appointment of any “additional obligor” or any other substituting entity under any Project Document or Direct Agreement;

(vi)	exercise any right of indemnity against the Borrower in connection with the Senior Finance Documents;

(vii)	exercise any right to terminate any Senior Finance Document;

(viii)	by notice to the Borrower declare that all or part of any amounts outstanding under the Senior Finance Documents are:

(A)	immediately due and payable; and

(B)	payable on demand by the Senior Agent;

(ix)	give notice to the Account Bank that a Default has occurred and give any directions (or instruct the Security Agent to give any directions) to the Account Bank that the Senior Agent or the Security Agent may give under this Agreement;

(x)	give notice to the Hedging Bank that an Event of Default has occurred and require the Borrower or the Hedging Bank to terminate any Hedging Agreement.

(xi)	draw upon the Equity Guarantees, if applicable; or

(xii)	give notice to the Borrower that security constituted by the Security Documents, or any of them, is enforceable and exercise (or instruct the Security Agent to exercise) any rights available from time to time under the Security Documents and the Direct Agreements (including any substitution or step-in rights).

Any such notice or instruction will take effect in accordance with its terms.

(b)	If an event or occurrence constitutes an Event of Default under more than one of the provisions of this Clause 20 (Default), the Senior Agent on behalf of the Senior Lenders, may during the continuance of such Event of Default take all actions and remedies provided hereunder upon expiration of the shortest grace period, if any, applicable to such Event of Default.

(c)	Notwithstanding anything to the contrary in this Clause 20 (Default), if an Event of Default has occurred and the Senior Agent is of the opinion that a delay in taking any action which would be permitted upon the expiry of a grace period otherwise applicable to such Event of Default, may prejudice the ability of the Senior Finance Parties to exercise their rights under any Senior Finance Documents, or prejudice their ability to receive full payment in accordance with the terms of the Senior Finance Documents (including by realisation of the Security Interest), declare that with respect of such Event of Default the grace period is deemed to have expired.

20.29	Automatic Acceleration and Cancellation

At the Time of Acceleration (unless otherwise agreed by the Senior Agent):

(a)	all Senior Commitments shall be automatically and immediately terminated without any declaration, presentment, demand, protest or notice or any act of any kind by any Senior Lender whatsoever; and

(b)	the entire amount of the Loans, together with accrued interest, Linkage Differentials, Make Whole Amount, and all other amounts accrued or payable under the respective Senior Finance Documents, shall be deemed to become immediately due and payable without any declaration, presentment, demand, protest or notice or any act of any kind by any Senior Lender whatsoever.

In this Clause 20.29 (Automatic Acceleration and Cancellation) “Time of Acceleration” means the earlier of the time of the occurrence of any Event of Default under any of Clauses 20.6 (Insolvency) to Clause 20.8 (Creditors’ Process) (inclusive) with respect to the Borrower or any of its assets.

20.30	Co-operation

If an Event of Default is outstanding the Borrower must, on the request of the Senior Agent:

(a)	supply to the Senior Agent a copy of any as built drawings then in its possession showing all alterations made since the commencement of operation of the Project;

(b)	supply to the Senior Agent a copy of any operation and maintenance manuals or similar documents for the Project then in its possession; and

(c)	co-operate fully with the Senior Agent, any Adviser and any operator of the Project Facilities in order to achieve (if necessary) a smooth transfer of the operation of the Project.

20.31	No Independent Action

No Senior Finance Party may, except with the prior written consent of the Senior Agent:

(a)	enforce or require the Senior Agent or the Security Agent to enforce any Security Interest created or evidenced by any Security Document or taken any step under a Direct Agreement;

(b)	sue for or institute any creditor’s process in respect of any obligation (whether or not for the payment of money) owing to it in respect of any Senior Finance Document;

(c)	take any step for the winding-up, administration of or dissolution of, or any insolvency proceeding, or for a voluntary arrangement, scheme of arrangement or other analogous step in relation to the Borrower or apply for any order for an injunction or specific performance in respect of the Borrower in relation to any Senior Finance Document;

(d)	cancel or suspend any amount of the Total Senior Lender Commitments; or

(e)	terminate any Hedging Agreement unless instructed to do so by the Senior Agent.

It is hereby clarified, that the foregoing shall not derogate from the rights of any Senior Lender, the Issuing Bank or the Hedging Bank as set out in clauses 2.6(c) (Debt Service Reserve Account and Guarantees Account) and 3.8 (Hedging Bank) of the Intercreditor Agreement

20.32	No Liability

No Senior Finance Party shall be liable for any failure to enforce or to maximise the proceeds of any enforcement of the Security Interests.

21	THE ADMINISTRATIVE PARTIES

21.1	Acknowledgment of the Intercreditor Agreement

The Borrower confirms that it has read the Intercreditor agreement and it fully understands, acknowledges and agrees to the provisions thereof. The Parties undertake not to amend sub-clauses (a), (f) or (g) of clause 2.13 (Resignation), clause 3.6 (Quorum at Lenders Meetings), clause 5 (Amendments and Waivers), clause 6.1 (Transfers by Senior Lenders) or clause 6.2(c) of the Intercreditor Agreement, without the prior consent of the Borrower.

21.2	Appointment and Duties of the Administrative Parties

For the avoidance of doubt, the Borrower shall have no claims, rights or remedies against the Administrative Parties with respect to the exercise of their rights or performance of their obligations in accordance with the terms of the Senior Finance Documents, including where such exercise is not in accordance with the PUA Rules.

21.3	No Fiduciary Duties

The Borrower acknowledges that nothing in the Senior Finance Documents makes an Administrative Party a trustee or fiduciary for any other Party or any other Person.

21.4	Exclusion of Liability

The Borrower may not take any proceedings against any officer, employee or agent of an Administrative Party in respect of any claim it might have against the Administrative Party or in respect of any act or omission of any kind by that officer, employee or agent in connection with any Senior Finance Document. Any officer, employee or agent of an Administrative Party may rely on this Clause and enforce its terms.

21.5	Information

(a)	The Borrower irrevocably authorises each Administrative Party to disclose to the other Senior Finance Parties any information which received by it.

(b)	The Borrower irrevocably authorises each Administrative Party to disclose to the other Senior Finance Parties any information received by it in its capacity as such or which it is required to disclose to the other Senior Finance Parties pursuant to the terms of Applicable Law (including Institutional Entity Circular No. 23-9-2015 issued by the Commissioner on May 11, 2015).

21.6	Resignation

Without derogating from the Clause 2.13 (Resignation) of the Intercreditor Agreement, the Borrower must, and must procure that each Shareholder will, at the Borrower’s cost, take any action and enter into and deliver any document which is required by the Security Agent to ensure that a Security Document provides for effective and perfected Security Interests in favour of any successor Security Agent. During the term of this Agreement, the Borrower shall bear the costs incurred in connection with any action referred to in this sub-clause (f), not to exceed an aggregate amount of fifteen thousand New Israeli Shekels (NIS 15,000) linked to the Base Index, on two occurrences during the term of the Senior Facilities Agreement.

22	reserved

23	EVIDENCE AND CALCULATIONS

23.1	Accounts

Accounts maintained by a Senior Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

23.2	Certificates and Determinations

Any certification or determination by a Senior Finance Party of a rate or amount under the Senior Finance Documents will be prima facie evidence of the matters to which it relates.

23.3	Calculations

Any interest or fee accruing under a Senior Finance Document accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of three hundred and sixty-five (365) days or otherwise, depending on what the Senior Agent determines is market practice.

24	FEES

24.1	Senior Agent Fee

The Borrower must pay to the Senior Agent an agency fee and certain other costs and expenses in the manner agreed in the Fee Letter between the Borrower and the Senior Agent.

24.2	Up-front Fee

[***]

24.3	Arrangers Fee

The Borrower must pay the Arrangers a fee in the manner agreed in the Fee Letter between the Arrangers and the Borrower.

24.4	Security Agent Fee

The Borrower must pay the Security Agent a fee in the manner agreed in the Fee Letter between the Security Agent and the Borrower.

24.5	Account Bank Fee

The Borrower must pay the Account Bank a fee in the manner agreed in the Fee Letter between the Account Bank and the Borrower.

24.6	Issuing Bank Fees

The Borrower must pay to the Issuing Bank fees in the manner agreed in the Fee Letter between the Issuing Bank and the Borrower.

24.7	Commitment Fee

(b)	[***]

(c)	Commitment fees are payable quarterly in arrears on the first Business Day following the end of each calendar quarter.

(d)	Accrued commitment fees are also payable to the Senior Agent on the date on which the Commitment under a Senior Facility is cancelled in full. If this Agreement is terminated prior to the First Utilisation, accrued commitment fee will be payable by the Initial Shareholder.

25	INDEMNITIES

25.1	Currency Indemnity

(a)	The Borrower must, as an independent obligation, indemnify each Senior Finance Party against any loss or liability which that Senior Finance Party incurs as a consequence of:

(i)	that Senior Finance Party receiving an amount in respect of the Borrower’s liability under the Senior Finance Documents; or

(ii)	that liability being converted into a claim, proof, judgment or order;

in a currency other than the currency in which the amount is expressed to be payable under the relevant Senior Finance Document.

(b)	Unless otherwise required by Applicable Law, the Borrower waives any right it may have in any jurisdiction to pay any amount under the Senior Finance Documents in a currency other than that in which it is expressed to be payable.

25.2	Other Indemnities

(a)	The Borrower must indemnify each Senior Finance Party against any loss or liability which that Senior Finance Party incurs as a consequence of:

(i)	the occurrence of any Event of Default;

(ii)	any failure by the Borrower to pay any amount due under a Senior Finance Document on its due date, including any resulting from any distribution or redistribution of any amount among the Senior Lenders under this Agreement;

(iii)	other than by reason of negligence or default by that Senior Finance Party, a Loan not being made after a Drawdown Request has been delivered for that Loan;

(iv)	a Loan (or part of a Loan) not being prepaid in accordance with a Senior Finance Documents; or

The Borrower’s liability in each case includes any loss or expense on account of funds borrowed, contracted for, or utilised to fund any amount payable under any Senior Finance Document or any Loan.

(b)	A Senior Finance Party shall, as soon as reasonably practicable after receiving claim by a third party in respect of which that Senior Finance Party claims an indemnity under sub-Clause (a) above, give notice of that third party claim to the Borrower.

(c)	The Borrower must indemnify each Agent (no later than seven (7) Business Days from the date of receipt of a detailed demand) against any loss or liability incurred by that Agent as a result of:

(i)	investigating any event which that Agent reasonably believes to be a Default, it being clarified that an appointment of an Adviser in connection with the aforesaid (to the extent applicable) shall be subject to Clause 29 (Advisers); or

(ii)	acting or relying on any notice by the Borrower which that Agent reasonably believes to be genuine, correct and appropriately authorised.

(d)	The Borrower must indemnify each Senior Finance Party against any loss or liability incurred by that Senior Finance Party as a result of any actual or alleged breach of any Environmental Law by any Person in relation to the Project.

26	EXPENSES

26.1	Initial Costs

The Borrower shall be responsible for paying the costs and expenses of the Advisers in connection with the negotiation and execution of the Senior Finance Documents, as approved in advance by the Borrower. The Borrower must, within thirty (30) days of written demand, pay to each Administrative Party the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the negotiation, preparation, printing, execution and syndication of the Senior Finance Documents, provided in each case that such costs and expenses have been approved in advance by the Borrower (acting reasonably).

26.2	Subsequent Costs

The Borrower must pay to each Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with:

(a)	the negotiation, preparation, printing and execution of any Senior Finance Document (other than a Transfer Certificate) executed after the Signature Date; and

(b)	any amendment, waiver or consent requested by or on behalf of the Borrower or specifically allowed by this Agreement, it being clarified that an appointment of an Adviser in connection with the aforesaid (to the extent applicable) shall be subject to Clause 29 (Advisers).

26.3	Enforcement Costs

The Borrower must pay to each Senior Finance Party the amount of all costs and expenses (including legal fees, expenses of legal advisers and any VAT or similar tax) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Senior Finance Document.

27	AMENDMENTS AND WAIVERS

27.1	Procedure

(a)	Except as provided in Clause 27 (Amendments and Waivers) any term of the Senior Finance Documents may be amended or waived with the agreement of the Borrower and the Majority Senior Lenders.

Notwithstanding the foregoing, (i) subject to Clause 21.1 (Acknowledgement of the Intercreditor Agreement) above, any term of the Intercreditor Agreement may be amended or waived without the consent of the Borrower; (ii) any term of the Hedging Agreement may be amended or waived with the approval of the Borrower, the Hedging Bank and the Majority Senior Lenders; and (iii) the Senior Agent may effect (a) administrative amendments or waivers and (b) amendments to Schedule 1 (Senior Lenders and their Commitments) of this Agreement, pursuant to Clause 28 (Changes to the Parties) without the consent of the Borrower, and in each case without the consent of the Majority Lenders.

(b)	The Senior Agent may effect, on behalf of the Senior Finance Parties, an amendment or waiver of any Senior Finance Document to which the Borrower and the relevant Senior Finance Parties have agreed in accordance with this Clause.

(c)	The Senior Agent must promptly notify the other Parties of any amendment or waiver effected by it under sub-Clause (b) above. Any such amendment or waiver is binding on all the Parties.

(d)	The share in any Loan, undrawn Commitment or Commitment of any Senior Lender which does not reply to a request for consent under a Senior Finance Document within fifteen (15) Business Days (or such longer period as the Borrower and the Senior Agent may agree) after receipt of a request from the Senior Agent will be excluded for the purpose of determining whether the required proportion of Senior Lenders have agreed.

(e)	In ascertaining the Majority Senior Lenders or whether any given percentage (including, for unanimity) of the Total Senior Lender Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Senior Finance Documents, a Defaulting Lender’s Commitment and share in any outstanding Loans will be reduced to zero.

27.2	Waivers and Remedies Cumulative

The rights of each Senior Finance Party under the Senior Finance Documents:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under Applicable Law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any right is not a waiver of that right.

28	CHANGES TO THE PARTIES

28.1	Assignments and Transfers by the Borrower

The Borrower may not assign or transfer any of its rights or obligations under the Senior Finance Documents without the prior consent of all the Senior Lenders.

28.2	Transfers by Senior Lenders

A Senior Lender may assign or transfer all or any of its rights, benefits and obligations under the Senior Finance Documents pursuant to clause 6 (Changes to the Parties) of the Intercreditor Agreement.

28.3	Resulting Increased Costs and Tax Payments

If:

(a)	a Senior Lender assigns or transfers any of its rights and obligations under the Senior Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment or transfer occurs, the Borrower would be obliged to pay a Tax Payment or an Increased Cost;

then the Borrower need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.

28.4	Replacement of a Defaulting Senior Finance Party

(a)	If a Senior Lender has become a Defaulting Lender, each other Senior Lender shall be entitled to advance the Defaulting Lender’s participation in any Loan and shall provide notice to the Senior Agent of its intention to do so within ten (10) days of receipt of the notice specified in Clause 2.9(b)(iii) (The Administrative Parties) of the Intercreditor Agreement), in which case the Senior Agent, the Borrower and the Defaulting Lender must transfer the Defaulting Lender’s remaining Commitments under this Agreement pro rata to each other Finance Party that has notified the Borrower and the Senior Agent that it wishes to accept the transfer of that Defaulting Lender’s rights and assume that Defaulting Lender’s obligations with respect to the remaining Commitments under this Agreement (each such Finance Party being a “Replacement Lender”).

(b)	In the event that no such notice is provided within the ten-day period specified in sub-Clause 28.4(a), the Borrower shall be entitled, for a period of 45 days from receipt of the notice specified in in Clause 2.9(b)(iii) (The Administrative Parties) of the Intercreditor Agreement, to replace that Defaulting Lender by requiring that Defaulting Lender to (and that Defaulting Lender must) transfer in accordance with this Agreement all (and not part only) of its rights and obligations under this Agreement to a new lender (a “New Replacement Lender”) selected by the Borrower, and which satisfies the conditions required to be a Senior Lender specified in Clause 6.1 (Transfers by Senior Lenders) of the Intercreditor Agreement. The Senior Agent shall cooperate with the Borrower in order to assist the Borrower in its efforts to find a New Replacement Lender.

(c)	Prior to the replacement of a Defaulting Lender under this Clause, no Senior Lender shall be obligated to advance its share of any Loan. Any amounts advanced by the Senior Lenders to the Senior Agent in respect of a Loan which have not been made available to the Borrower in circumstances where there is a Defaulting Lender in respect of that Loan, shall be reimbursed by the Senior Agent to that Senior Lender.

(d)	Any transfer of rights and obligations of a Defaulting Lender under this Clause is subject to the following conditions:

(i)	the purchase price payable pro rata by the New Replacement Lender to the Defaulting Lender at the time of the transfer is equal to the outstanding principal amount of that Defaulting Lender’s participation in the outstanding Loans and all accrued interest and other amounts payable in relation to that Commitment under the Finance Documents;

(ii)	neither the Senior Agent nor the Defaulting Lender will have any obligation to the Borrower to find a Replacement Lender or a New Replacement Lender;

(iii)	the transfer must take place on the last day of the next Interest Period immediately following the end of the period of time referred to in sub-Clause (b) above; and

(iv)	in no event will the Defaulting Lender be required to pay or surrender to a Replacement Lender or the New Replacement Lender any of the fees received by the Defaulting Lender under the Finance Documents in connection with events occurring prior to the transfer of Commitments of the Defaulting Lender to the New Replacement Lender pursuant to the provisions of this Clause 28 and clause 6 (Changes to the Parties) of the Intercreditor Agreement.

29	ADVISERS

(a)	Subject to sub-clause (b) below, the Senior Agent may:

(i)	appoint additional advisers to act on behalf of the Senior Finance Parties in relation to the Project; and

(ii)	if any Adviser resigns or its appointment otherwise ceases or is terminated, appoint a replacement Adviser.

(b)	Prior to the appointment of an adviser pursuant to sub-clause (a) above, the Senior Agent is required to: (i) provide to the Borrower a list of three (unless if not possible, then two) Persons acceptable to it as being appointed as an adviser in the subject matter, and (ii) the Borrower will have a reasonable opportunity to discuss with the proposed advisers the terms of their employment. The foregoing shall not apply: (i) if, in the opinion of the Senior Agent, the appointment of any adviser pursuant to sub-clause (a) above is a matter of urgency, (ii) if such appointment is required in connection with circumstances in which the Senior Agent believes that a Default has occurred or is outstanding, or (iii) reasons of confidentiality justify such appointment to be made without the Borrower being involved.

(c)	Without derogating from the generality of sub-clause (a) above, the Senior Agent shall appoint advisers for the purpose of examining from time to time and at least once every year the effectiveness of the Security Interests granted pursuant to the Security Documents and, to the extent necessary (if requested by any Senior Lender), examining the assets pledged under the Security Documents.

(d)	Without derogating from sub-clauses (a)-(c), the Borrower must pay to the Senior Agent the amount of all costs and expenses (including legal fees) reasonably incurred by the Senior Agent in connection with any appointment under this Clause.

(e)	The Borrower must co-operate in good faith with each Adviser. If the Borrower is required to supply any information to the Senior Agent under this Agreement and the Senior Agent so requests, the Borrower must supply a copy of that information to each Adviser.

(f)	The Borrower must pay the amount of all fees, costs and expenses (including any value added tax) payable to any Adviser.

30	DISCLOSURE OF INFORMATION

30.1	Confidentiality

(a)	Each Senior Finance Party must keep confidential any information supplied to it by or on behalf of the Borrower, another Senior Finance Party or a Major Project Party in connection with the Transaction Documents. However, a Senior Finance Party is entitled to disclose information:

(i)	which is publicly available, other than as a result of a breach by that Senior Finance Party of this Clause;

(ii)	in connection with any legal, arbitration, regulatory or administrative proceedings that require the disclosure of such information;

(iii)	if required to do so under any Applicable Law;

(iv)	to a Government Authority that require the disclosure of such information;

(v)	to its professional advisers (provided that they are subject to confidentiality obligations as set out in this clause);

(vi)	to the extent allowed under sub-Clause (b) below; or

(vii)	with the agreement of the Borrower in its sole discretion.

(b)	A Senior Finance Party may disclose to (i) an Administrative Party hereunder or to another Senior Finance Party; or (ii) an Affiliate or any Person with whom it may enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement or a Senior Facility (a “Participant”):

(i)	a copy of any Transaction Document;

(ii)	any information which that Senior Finance Party has acquired under or in connection with any Transaction Document;

(iii)	any information relevant to that Senior Finance Party that it is required to disclose, and to the extent so required, by the Institutional Entities Circular 2015-9-23 issued by the Commissioner based on the recommendations of the Goldschmidt Committee.

However, before a Participant may receive any confidential information, it must agree in writing with the relevant Senior Finance Party to keep that information confidential on the terms of sub-Clause (a) above.

(c)	The provisions of this Clause 30 (Disclosure of Information) shall not apply to:

(i)	any information already known to any recipient, other than by reason of a breach by such recipient of this Clause 30 (Disclosure of Information), which such recipient would otherwise be free to disclose;

(ii)	any information subsequently received by any recipient, other than by reason of a breach by such recipient of this Clause 30 (Disclosure of Information ), which the recipient would otherwise be free to disclose;

(iii)	any information which is or becomes public knowledge, other than by reason of a breach by such recipient of this Clause 30 (Disclosure of Information); or

(iv)	any information disclosed by any Principal Project Party, IEC, or anyone on their behalf to a third party without breaching any obligations of confidentiality by such entity.

(d)	This Clause 30 (Disclosure of Information) supersedes any previous confidentiality undertaking given by a Senior Finance Party in connection with this Agreement prior to it becoming a Party.

30.2	Use of Websites for Delivery of Information

(a)	The Borrower may satisfy its obligations under the Senior Finance Documents to deliver any information to the other Senior Finance Parties by posting such information onto a secured electronic website designated for such purpose by the Senior Agent (the “Designated Website”). Nothing in this Clause 30.2 shall derogate from the right of any Administrative Party to deliver information by any other mean it is entitled to use pursuant to the Senior Finance Documents.

(b)	The Senior Agent shall notify the other Senior Finance Parties of the address details of the Designated Website and any relevant password specifications to access it.

(c)	The Senior Agent may permit, at its sole discretion: (a) the access of the Borrower to the Designated Website; (b) the Borrower to satisfy its obligations to deliver information to the Senior Lender pursuant to the Senior Finance Documents (whether in general or in a specific instance), by posting, or causing to be posted, such information onto the Designated Website directly.

(d)	At any time, the Senior Agent may, at its sole discretion, revoke or temporarily suspend the Borrower’s access to the Designated Website and/or limit its access only to certain information posted onto the Designated Website or parts thereof.

(e)	by giving the Senior Lenders an advance notice, the Senior Agent may replace the Designated Website from time to time. In addition, the Senior Agent may, at any time, cease to use the Designated Website and alternatively to provide information to the Senior Lenders in any other mean of communication permitted under the Senior Finance Documents.

(f)	The Senior Agent may notify the Senior Lenders through the Designated Website system that: (i) information has recently been added to the information posted onto the Designated Website; or (ii) the information posted onto the Designated Website has recently been changed, such notice may be sent automatically or otherwise.

(g)	Unless the access to the Designated Website has been denied as a result of technical failure, the information posted onto the Designated Website shall be deemed delivered to the Senior Lender in accordance with the Senior Finance Documents as of the time of delivery of notification as set out in paragraph (f) above. Each Senior Lender must notify the Senior Agent in any case where it became aware of a technical failure which denies its access to the Designated Website. If such technical failure lasted longer than three (3) Business Days the Senior Agent shall inform the same to the other Senior Lenders and deliver the information the access thereto is denied, by any means of communication it is entitled to under the Senior Finance Documents. It is clarified that as long as no Senior Lender notified the Senior Agent of any technical failure which denied its access to the Designated Website, the information posted onto the Designated Website shall be deemed received by the Senior Lenders in accordance with the Senior Finance Documents upon the lapse of two (2) Business Days.

(h)	The Borrower represents and warrants that it is aware that the Designated Website is provided by a third party service provider and that no Senior Finance Party has any control over the Designated Website or responsible for it, including for any damage, loss and/or expense incurred by the Borrower or any third party in connection with the information posted onto the Designated Website or delivered therefrom, from whatever reason not controlled by the Senior Agent and the Senior Lenders. The Borrower may not raise any claim, complaint and /or demand against any Senior Finance Party in connection with the Designated Website, including with respect to the information posted onto the Designated Website, receipt of information therefrom, confidentiality of the information and the protection thereof.

(i)	Without derogating from the foregoing, the Senior Lenders and the Borrower confirm and acknowledge that due to maintenance work, the Designated Website may from time to time be unavailable for several hours.

(j)	The Borrower shall bear all costs in connection with the Designated Website. The Senior Agent shall deliver to the Borrower the payment charges and/or tax invoices issued from time to time by the provider of the Designated Website (the “Information Costs”) and the Borrower shall pay such Information Costs on the dates specified for payment. Without derogating from any other right the Senior Lenders have under this Agreement, in any case where the Borrower fails to fulfil its obligation to pay the Information Costs, the Senior Agent shall be entitled to charge the Borrower’s Accounts with respect of the Information Costs.

31	PAYMENTS

31.1	Place

Subject to sub-Clause (b) below, unless this Agreement specifies that payments under a Senior Finance Document are to be made in another manner, all payments by a Party (other than the Senior Agent) under the Senior Finance Documents must be made to the Senior Agent at such office or bank as it may notify to that Party for this purpose by not less than five (5) Business Days’ prior notice.

31.2	Funds

Payments under the Senior Finance Documents to an Agent must be made for value on the due date at such times and in such funds as that Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

31.3	Currency

Unless specifically determined otherwise, the amounts payable under the Senior Finance Documents are payable in NIS.

31.4	Distributions to Senior Finance Parties

Distributions to the Senior Finance Parties shall be made in accordance with Clause 7.1 (Distributions to Senior Finance Parties) of the Intercreditor Agreement.

31.5	No Set-off or Counterclaim

(a)	All payments by the Senior Finance Parties to the Senior Agent shall be made without set-off or counterclaim.

(b)	All payments made by the Borrower under the Senior Finance Documents must be made without set-off or counterclaim.

31.6	Business Days

(a)	If a payment under the Senior Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not) or whatever day the Senior Agent determines is market practice.

(b)	During any extension of the due date for payment of any Financing Principal under a Senior Finance Document interest is payable on that Financing Principal at the rate payable on the original due date.

31.7	Timing of Payments

If a Senior Finance Document does not provide for when a particular payment is due, that payment will be due within three (3) Business Days of demand by the relevant Senior Finance Party.

32	RESERVED

33	SET-OFF

(a)	Subject to any restriction in this Agreement, a Senior Finance Party may set-off any matured obligation owed to it by the Borrower under the Senior Finance Documents (to the extent beneficially owned by that Senior Finance Party) against any obligation (whether or not matured) owed by that Senior Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Senior Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)	Unless an Event of Default is outstanding, a Senior Finance Party must give notice to the Borrower before exercising any right of set-off under sub-Clause (a) above.

34	SEVERABILITY

If a term of a Senior Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of the Senior Finance Documents; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of the Senior Finance Documents.

35	COUNTERPARTS

Each Senior Finance Document may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Senior Finance Document.

36	NOTICES

36.1	In writing

(a)	Any communication in connection with a Senior Finance Document must be in writing and, unless otherwise stated, may be given:

(i)	in person, by post, fax, e-mail or any other electronic communication approved by the Senior Agent; or

(ii)	if between the Senior Agent and a Senior Lender, and the Senior Agent and the Senior Lender agree, by e-mail or any other electronic communication.

(b)	For the purpose of the Senior Finance Documents, an electronic communication will be treated as being in writing.

(c)	Unless it is agreed to the contrary, any consent or agreement required under a Senior Finance Document must be given in writing.

36.2	Contact Details

(a)	Except as provided below, the contact details of each Party for all communications in connection with the Senior Finance Documents are those notified by that Party for this purpose to the Senior Agent on or before the date it becomes a Party.

(b)	The contact details of the Borrower for this purpose are:

Giora Almogy or Hadar Levin

OPC Rotem

Ha’Tichon Tower

19 HaArbaa St. P.O.B. 20709

Tel Aviv 61204 Israel

HadarL@opcrotem.com

GioraA@opcrotem.com

(c)	The contact details of the Senior Agent, Account Bank, the Hedging Bank and Issuing Bank for this purpose are:

Noam Schweitzer and Yagel Zilka

Israel Discount Bank Ltd

Yehuda Halevy 23, Tel Aviv, Israel

Noam.schweitzer@dbank.co.il

Yagel.Zilka@dbank.co.il

(d)	The contact details of the Security Agent for this purpose are:

Noam Schweitzer and Yagel Zilka

Israel Discount Bank Ltd

Yehuda Halevy 23, Tel Aviv, Israel

Noam.schweitzer@dbank.co.il

Yagel.Zilka@dbank.co.il

(e)	The contact details of the Original Senior Lenders for this purpose are set out in Schedule 1 (Senior Lenders and Their Commitments).

(f)	Any Party may change its contact details by giving five (5) Business Days’ notice to the Senior Agent or (in the case of the Senior Agent) to the other Parties.

(g)	Where a Party nominates a particular department or officer to receive a communication, such communication will not be effective if it fails to specify that department or officer.

36.3	Effectiveness

(a)	Except as provided below, any communication in connection with a Senior Finance Document will be deemed to be given as follows:

(i)	if delivered in person or by post, at the time of delivery; and

(ii)	if by fax, when received in legible form.

(b)	A communication given under sub-Clause (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(c)	A communication to the Senior Agent will only be effective on actual receipt by it.

36.4	The Borrower

All formal communication under the Senior Finance Documents to or from the Borrower must be sent through the Senior Agent.

37	SURVIVAL

All indemnities set forth in any of the Senior Finance Documents shall survive the execution and delivery of each such Senior Finance Document, any cancellation or termination of any of the Commitments, the termination of any Senior Finance Document, the making and repayment of the Loans or the rights and obligations of any Senior Finance Party under any Senior Finance Document.

38	GOVERNING LAW AND JURISDICTION

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by the laws of the State of Israel. Each Party hereby irrevocably agrees that the competent courts of Tel-Aviv-Jaffa shall have sole and exclusive jurisdiction in connection with any dispute arising out of or in connection with any Senior Finance Document and that no other courts shall have jurisdiction regarding such matters.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

IN WITNESS THEREOF THE PARTIES AFFIX THEIR SIGNATURES:

Advanced Integrated Energy Ltd., as Borrower		Israel Discount Bank Ltd., as Arranger
By:		By:	/s/ Noam Schweitzer

By:		By:	/s/ Michal Kaspi Shapiro

Israel Discount Bank Ltd., as Senior Agent		Israel Discount Bank Ltd., as Security Agent
By:	/s/ Noam Schweitzer	By:	/s/ Noam Schweitzer

By:	/s/ Michal Kaspi Shapiro	By:	/s/ Michal Kaspi Shapiro

Israel Discount Bank Ltd., as Account Bank		Israel Discount Bank Ltd., as Issuing Bank
By:	/s/ Noam Schweitzer	By:	/s/ Noam Schweitzer

By:	/s/ Michal Kaspi Shapiro	By:	/s/ Michal Kaspi Shapiro

Israel Discount Bank Ltd., as Hedging Bank		Israel Discount Bank Ltd., as Senior Lender
By:	/s/ Noam Schweitzer	By:	/s/ Noam Schweitzer

By:	/s/ Michal Kaspi Shapiro	By:	/s/ Michal Kaspi Shapiro

Harel Insurance Company Ltd., as Arranger		Harel Insurance Company Ltd., as Senior Lender
By:	/s/ Amir Hessel	By:	/s/ Amir Hessel

By:	/s/ Itzik Tawil	By:	/s/ Itzik Tawil

סל אשראי לא סחיר שקלי שותפות מוגבלת (`Non-Traded Credit Basket – NIS - Limited Partnership`), as Senior Lender		סל אשראי לא סחיר צמוד מדד שותפות מוגבלת (`Non-Traded Credit Basket – CPI– Limited Partnership`), as Senior Lender
By:	/s/ Amir Hessel	By:	/s/ Amir Hessel

By:	/s/ Itzik Tawil	By:	/s/ Itzik Tawil